Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ADMIRAL ACQUISITION LIMITED,

AAL MERGER SUB, INC.,

ASP ACUREN HOLDINGS, INC.

AND

ASP Acuren investco lp

AS the Stockholders’ Representative

Dated as of MAY 21, 2024

i

ANNEXES AND EXHIBITS

Exhibit A-1	Form of Company Stockholder Written Consent
Exhibit A-2	Form of Merger Sub Stockholder Written Consent
Exhibit B	Form of Option Cancellation and Release Agreement
Exhibit C	Accounting Methodology and Sample Calculation of Net Working Capital
Exhibit D	Sample Calculation of Transaction Tax Deductions
Exhibit E	Form of Letter of Transmittal

DISCLOSURE LETTERS

Company Disclosure Letter

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and dated as of May 21, 2024, by and among Admiral Acquisition Limited, a company incorporated in the British Virgin Islands (“Parent”); AAL Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”); ASP Acuren Holdings, Inc., a Delaware corporation (the “Company”); and ASP Acuren Investco LP, a Delaware limited partnership (the “Stockholders’ Representative”), solely in its capacity as the representative of all of the Stockholders (as defined below).

RECITALS

WHEREAS, Parent wishes to acquire the Company by effecting a merger of Merger Sub with and into the Company, with the Company being the Surviving Corporation (as defined below) (the “Merger”);

WHEREAS, the board of directors of the Company has unanimously (i) approved, adopted and declared advisable this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and conditions set forth in this Agreement and (ii) resolved to recommend approval and adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger, to the stockholders of the Company in accordance with the General Corporation Law of the State of Delaware (“DGCL”);

WHEREAS, Stockholders’ Representative, in its capacity as the holder of a majority of the outstanding voting stock of the Company, in accordance with Section 228 of the DGCL, has executed the written consent in lieu of a meeting in the form attached hereto as Exhibit A-1 (the “Company Stockholder Written Consent”), adopting this Agreement and approving the transactions contemplated by this Agreement, including the Merger, in each case, as required by Section 251 of the DGCL and effective, pursuant to instruction given in accordance with Section 228(c) of the DGCL, as of immediately following the execution of this Agreement by the parties hereto;

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and conditions set forth in this Agreement; and

WHEREAS, Parent, in its capacity as the holder of all of the outstanding voting stock of Merger Sub, in accordance with Section 228 of the DGCL, has executed the written consent in lieu of a meeting in the form attached hereto as Exhibit A-2 (the “Merger Sub Stockholder Written Consent”) adopting this Agreement and approving the transactions contemplated by this Agreement, including the Merger, in each case, as required by Section 251 of the DGCL and effective, pursuant to instruction given in accordance with Section 228(c) of the DGCL, as of immediately following the execution of this Agreement by the parties hereto.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged and agreed, the parties to this Agreement agree as follows:

Article 1

DEFINITIONS

Section 1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“280G Approval” has the meaning set forth in Section 6.10.

“Accounting Methodology” means those accounting principles, policies, methodologies, classifications, estimation techniques, procedures and practices set forth on Exhibit C.

“Action” means any audit, litigation, investigation, lawsuit, arbitration, mediation or other legal proceeding, in each case before any Governmental Authority or arbitrator, whether civil, criminal, administrative or otherwise, in law or in equity.

“Acuren Intermediate” means ASP Acuren Intermediate Holdings, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of the Company.

“Acuren Purchase Agreement” means that certain Agreement and Plan of Merger, dated as of October 22, 2019, by and among Acuren Intermediate, Rockwood, ASP Acuren Merger Sub, Inc., RSC Escrow, LLC and Peter O. Scannell, as stockholder representative, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of December 20, 2019, and that certain Amendment No. 2 to Agreement and Plan of Merger, dated as of May 17, 2024.

“Adjustment Time” means as of the close of business on the day immediately preceding the Closing Date, except (i) with respect to items relating to income Taxes, in which case it means as of the end of the Closing Date and (ii) with respect to Indebtedness and Transaction Expenses, in which case it means as of the Closing.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, that in no event shall the Company or any of the Company Subsidiaries be considered an Affiliate of any other portfolio company of any investment fund affiliated with American Securities LLC nor shall any other portfolio company of any investment fund affiliated with American Securities LLC be considered to be an Affiliate of the Company or any of the Company Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 6.16(d).

“AS Set Aside Amount” has the meaning set forth in Section 3.5(a).

“Business Day” means any day of the year other than (a) a Saturday, Sunday or federal holiday in the United States or (b) a day on which national banking institutions in New York, New York, London, England or the British Virgin Islands are required or authorized to close.

“Canadian Tax Act” means the Income Tax Act, R.S.C. 1985 c.1 (5th Supp.).

“Canadian Upstream Loans” means the intercompany loan receivables held, from time to time, by Acuren Group Inc. and Rockwood Canada Holdings Inc. from Rockwood Service Corporation.

“Cash and Cash Equivalents” means, with respect to the Company and Company Subsidiaries, all of their cash and cash equivalents (including marketable securities, short term investments, and the amounts of any received but uncleared checks, drafts and wires, and excluding the amounts of any issued but uncleared checks, drafts and wires), calculated on a consolidated basis and determined in accordance with the Accounting Methodology.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“CEWS” means the Canada Emergency Wage Subsidy, enacted in section 125.7 of the Canadian Tax Act, and any other COVID-19 related loan program or direct or indirect wage, rent or other subsidy offered by any Governmental Authority.

“CEWS Returns” means any and all Tax Returns filed or required to be filed, or required to be prepared and kept on file, in respect of CEWS.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Clearance” means that any of the following shall have occurred: (i) CFIUS has informed the parties that the transactions contemplated by this Agreement do not constitute a “covered transaction” under the DPA; (ii) the parties hereto have received written notice from CFIUS that there are no unresolved national security concerns and all action under the DPA is concluded with respect to the transactions contemplated by this Agreement; (iii) CFIUS has decided not to conclude all action under the DPA, but is also not requesting that the parties file a joint voluntary notice pursuant to 31 C.F.R. § 800.501 with respect to the transactions contemplated by this Agreement; or (iv) if CFIUS shall have sent a report to the President of the United States requesting the President’s decision under the DPA, either: (A) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitation on the transactions contemplated by this Agreement shall have expired without any such action being threatened, announced or taken; or (B) the President shall have announced a decision not to take any action to suspend, prohibit, or place any limitations on the transactions contemplated by this Agreement.

“CFIUS Declaration” means a declaration with respect to the transactions contemplated by this Agreement prepared by the parties hereto and submitted to CFIUS in accordance with the requirements of the DPA.

“CFIUS Mitigation Measures” has the meaning set forth in Section 6.21(g).

“CFIUS Notice” means a joint voluntary notice with respect to the transactions contemplated by this Agreement prepared by the parties hereto and submitted to CFIUS in accordance with the requirements of the DPA.

“Change” has the meaning set forth in the definition of Material Adverse Effect.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Statement” has the meaning set forth in Section 3.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commerce” has the meaning set forth in Section 4.26.

“Commitment Letters” has the meaning set forth in Section 5.5(a)(ii).

“Common Stock Merger Consideration” means, with respect to each Share, the aggregate amount determined by adding together: (a) the amount determined by dividing (i) the amount determined by adding together (A) the aggregate exercise price of all Eligible Options and (B) the amount obtained by subtracting from the Purchase Price, the Escrow Amount and the Stockholders’ Representative Expense Amount, by (ii) the amount obtained by adding together (A) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (other than any Share held by the Company or in the Company’s treasury) and (B) the Eligible Options; (b) the amount determined by dividing (i) the portion of the Escrow Amount proposed to be distributed to the holders of Shares converted pursuant to Section 2.4(a) and the holders of Eligible Options (if any), by (ii) the amount obtained by adding together (A) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (other than any Share held by the Company or in the Company’s treasury) and (B) the Eligible Options; and (c) the amount determined by dividing (i) the portion of the Stockholder’s Representative Expense Amount proposed to be distributed to the holders of Shares converted pursuant to Section 2.4(a) and the holders of Eligible Options (if any), by (ii) the amount obtained by adding together (A) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (other than any Share held by the Company or in the Company’s treasury) and (B) the Eligible Options. For the avoidance of doubt, the only portion of Common Stock Merger Consideration that will be paid at the Closing pursuant to Section 3.3(a)(i) are amounts pursuant to clause (a) above.

“Company” has the meaning set forth in the Preamble.

“Company Contracts” has the meaning set forth in Section 4.12.

“Company Disclosure Letter” has the meaning set forth in Article 4.

“Company Documents” means all of the agreements, documents, instruments or certifications contemplated by this Agreement to be executed by the Company or any Company Subsidiary.

“Company Intellectual Property” has the meaning set forth in Section 4.9(b).

“Company Plan” has the meaning set forth in Section 4.16(a).

“Company Stockholder Written Consent” has the meaning set forth in the Recitals.

“Company Subsidiary” or “Company Subsidiaries” has the meaning set forth in Section 4.3(a).

“Competition Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Law or Order that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” has the meaning set forth in Section 6.6.

“Contingent Payment” means the “Contingent Payment” as defined in the Acuren Purchase Agreement.

“Contingent Payment Amount” means the “Contingent Payment Amount” as defined in the Acuren Purchase Agreement.

“Contingent Payment Holdback Account” has the meaning set forth in Section 3.5(a).

“Continuing Employees” has the meaning set forth in Section 6.9(a).

“Contract” means any written contract, deed, mortgage, license, instrument, understanding, arrangement, indenture, note, bond, lease, commitment or other written legally binding agreement, which is currently in effect.

“D&O Policy” has the meaning set forth in Section 6.7(c).

“Data Room” has the meaning set forth in Section 6.14.

“date hereof” and “date of this Agreement” means the date first written above.

“Debt Commitment Letter” has the meaning set forth in Section 5.5(a)(i).

“Debt Financing” has the meaning set forth in Section 5.5(a)(i).

“Debt Financing Commitments” has the meaning set forth in Section 5.5(a)(i).

“Debt Financing Sources” means any Persons that have committed to provide or arrange or otherwise have entered into agreements pursuant to any commitment letter, subject to Equitable Exceptions, in connection with all or any part of the Debt Financing described therein (or any replacement debt financings) in connection with the transactions contemplated by this Agreement and their respective Affiliates and such Persons’ (and their respective Affiliates’) respective officers, directors, general or limited partners, shareholders, members, employees, controlling persons, agents and representatives and their respective successors and assigns involved in the Debt Financing (or any replacement debt financing), including the parties to any commitment letters (including the Debt Commitment Letter), joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.

“Definitive Debt Financing Agreements” has the meaning set forth in Section 6.16(a)(i).

“DGCL” has the meaning set forth in the Recitals.

“Disclosing Party” means the party by or on behalf of whom Personal Information is to be disclosed or conveyed.

“Disclosure Guidance and Transparency Rules” means the disclosure guidance and transparency rules produced by the FCA and forming part of the FCA Handbook of rules and guidance, as from time to time amended.

“Dispute Statement” has the meaning set forth in Section 3.4(b)(iii).

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Distribution Schedule” means the schedule prepared by the Stockholders’ Representative and delivered to Parent in accordance with this Agreement reflecting the (1) name and address of each holder of Shares or Eligible Options entitled to receive any Common Stock Merger Consideration or Option Merger Consideration, respectively, (2) number of Shares converted into the right to receive Common Stock Merger Consideration or Eligible Options (and related exercise price) converted into the right to receive Option Merger Consideration, as applicable, held by each such holder, (3) the amount of Common Stock Merger Consideration or Option Merger Consideration payable to each such holder in respect of such Shares or Eligible Options, as applicable, (4) the portion of the Stockholders’ Representative Expense Amount and the Escrow Amount allocable to each such holder in respect of such Shares or Eligible Options, as applicable, and (5) such other reasonably necessary information in connection therewith.

“Divestiture” has the meaning set forth in Section 6.4(d)(i).

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended, (codified at 50 U.S.C. § 4565) and the regulations promulgated thereunder, codified at 31 C.F.R. Parts 800 to 802.

“Effective Time” has the meaning set forth in Section 2.2.

“Eligible Option” means each Option to purchase one (1) Share that remains outstanding immediately prior to the Effective Time whether vested or unvested.

“Eligible Option Holder” means the holder of an Eligible Option.

“Employment Laws” has the meaning set forth in Section 4.17(d).

“Encumbrance” means any and all liens, charges, mortgages, options, pledges, restrictions, rights of first offer or refusal or pre-emption, security interests, hypothecations, easements, rights-of-way, defects or irregularities in title, or other encumbrances in respect of any property or asset or any agreement or arrangement or obligations to create any of the same (or anything with the same effect).

“Enterprise Value” means an amount equal to $1,850,000,000.00.

“Environmental Laws” means all applicable Laws concerning (i) pollution or protection of the environment or (ii) use, handling, transportation, storage, or disposal of, or exposure to, Hazardous Materials to the extent regulated by a Governmental Authority with jurisdiction over the environment.

“Environmental Permit” means any permit, license, registration, approval, certificate, authorization or consent required by or necessary to comply with Environmental Laws, including, all such permits, licenses, registrations, approvals, certificates, authorizations, or consents required to purchase, store, use, and dispose of radiological materials and containers and equipment containing radiological materials.

“Equitable Exceptions” has the meaning set forth in Section 4.4.

“Equity Commitment Letter” has the meaning set forth in Section 5.5(a)(ii).

“Equity Financing” has the meaning set forth in Section 5.5(a)(ii).

“Equity Financing Commitments” has the meaning set forth in Section 5.5(a)(ii).

“Equity Investors” has the meaning set forth in Section 5.5(a)(ii).

“Equityholders” means, collectively, the Stockholders and the Eligible Option Holders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that, together with the Company or any of the Company Subsidiaries is treated as a single employer and/or under common control with the Company or any Company Subsidiary under Section 414 of the Code and/or under Section 4001(a)(14) of ERISA.

“Escrow Account” has the meaning set forth in Section 3.3(a)(iii).

“Escrow Agent” means JPMorgan Chase Bank, N.A., a national banking association.

“Escrow Agreement” means the escrow agreement to be negotiated in good faith by and among Parent, the Stockholders’ Representative and Escrow Agent promptly following the date of this Agreement based on the form of Escrow Agreement exchanged among counsel to Parent and the Stockholders’ Representative prior to the date hereof, and to be entered into at the Closing.

“Escrow Amount” means an amount equal to $27,000,000 to be held and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and pursuant to Section 3.4 hereof.

“Estimated Closing Statement” has the meaning set forth in Section 3.2(b).

“Estimated Net Working Capital” has the meaning set forth in Section 3.2(b).

“Estimated Purchase Price” has the meaning set forth in Section 3.2(b).

“Estimated Transaction Expenses” has the meaning set forth in Section 3.2(b).

“Extended Termination Date” has the meaning set forth in Section 9.1(b).

“FCA” means the United Kingdom Financial Conduct Authority.

“FCA Handbook” means the handbook of the FCA.

“Fee Letters” has the meaning set forth in Section 5.5(a)(i).

“Final Closing Statement” has the meaning set forth in Section 3.4(b)(iv).

“Final Purchase Price” has the meaning set forth in Section 3.4(b)(iv).

“Financial Statements” has the meaning set forth in Section 4.7.

“Financing” has the meaning set forth in Section 5.5(a)(ii).

“Financing Commitments” has the meaning set forth in Section 5.5(a)(ii).

“Financing Indemnitees” has the meaning set forth in Section 6.16(h).

“Financing Sources” has the meaning set forth in Section 6.16(e).

“FLSA” has the meaning set forth in Section 4.17(d).

“Fraud” means, with respect to the making of any representation or warranty set forth in Article 4 or Article 5, actual and intentional fraud under the laws of the state of Delaware.

“FSMA” means the UK Financial Services and Markets Act 2000 (as amended).

“Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) and (b) (Organization and Qualification), Section 4.2 (Capitalization of the Company), Section 4.3(a) (Subsidiaries), Section 4.4 (Authority; Binding Obligation) and Section 4.23 (Financial Advisors).

“GAAP” means United States generally accepted accounting principles as in effect (i) with respect to financial information for periods on or after the Closing Date, as of the date of this Agreement, and (ii) with respect to financial information for periods prior to the Closing Date, as of such applicable time, consistently applied.

“Governmental Antitrust Entity” means any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, or any government authority, agency, department, ministry, board, tribunal, commission or instrumentality of the United States of America, any non-U.S. government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Governmental Authorizations” has the meaning set forth in Section 4.6.

“Hazardous Material” means any substance, material or waste that is defined or regulated as “hazardous,” or “toxic,” or as a “pollutant,” or a “contaminant” under any applicable Environmental Law.

“Hedge Settlement Value” means the net value of all outstanding interest rate hedging arrangements of the Company and its Subsidiaries assuming settlement thereof as of the Adjustment Time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to the Company and Company Subsidiaries, without duplication, and as determined in accordance with the Accounting Methodology, (i) indebtedness for money borrowed, whether evidenced by a note, debenture, bond, mortgage or other debt instrument or debt security (including the Specified Funded Indebtedness), (ii) obligations under any performance bond, surety bond or letter of credit, but, in each case, only to the extent drawn or called, (iii) obligations of the Company or any Company Subsidiaries under leases required to be treated as finance leases pursuant to GAAP; (iv) the amounts owed under any earn-outs, holdbacks, deferred purchase price or other contingent payment obligations relating to the acquisitions of (A) Cambridge Materials Testing Limited and (B) Nextgen Industrial Services Inc., in each case of (A) and (B), less amounts paid prior to the Adjustment Time in satisfaction thereof, (v) unpaid transaction expenses arising out of acquisitions of businesses by the Company or any Company Subsidiaries consummated prior to the Closing, (vi) the aggregate remaining rent payments with respect to the South Roxana (St. Louis, MO), Corpus Christi, TX, and Lake Charles, LA facilities, (vii) the Contingent Payment Amount, (viii) any guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vii) above, (ix) the Tax Liability Amount and (x) all amounts that would be required to pay, prepay, discharge, settle or otherwise retire any amount set forth in clauses (i) through (ix) above on the date in question, including all principal, accrued but unpaid interest, fees and other amounts payable thereon (including any premiums, penalties or other obligations relating thereto, but excluding any breakage costs, prepayment penalties or fees or other similar amounts or otherwise not payable in connection with the consummation of the transactions contemplated by this Agreement). In addition, “Indebtedness” will be increased by the absolute value of the Hedge Settlement Value, if the Hedge Settlement Value is a negative number (i.e., represents a liability), and decreased by the Hedge Settlement Value, if the Hedge Settlement Value is a positive number (i.e., represents an asset). Notwithstanding the foregoing, “Indebtedness” shall not include (A) any amounts reflected in Transaction Expenses or Net Working Capital, (B) any obligations that are solely between and among the Company and any Company Subsidiaries, (C) any Indebtedness incurred by Parent and its Affiliates (whether or not subsequently assumed by the Company or any of the Company Subsidiaries) on or prior to the Closing Date, (D) any deferred revenue, (E) any obligations associated with leases of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, in each case, other than the leases described in clause (iii) above, and (F) any amounts associated with the April 2024 Employee Retention Incentive Plan.

“Indebtedness Payoff Amount” means the aggregate principal amount of the Specified Funded Indebtedness, plus all accrued but unpaid interest, fees and other amounts payable thereon (including any premiums, penalties or other obligations relating thereto), in each case, calculated as of the Closing based on the Payoff Letters.

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Independent Accountant” has the meaning set forth in Section 3.4(b)(iii).

“Insurance Policies” has the meaning set forth in Section 4.19.

“Intellectual Property” means any of the following: (i) patents and patent applications; (ii) trademarks, service marks, trade dress, trade names, corporate names and logos, as well as all goodwill related thereto; (iii) copyrights (including copyrights in software), mask works and related and allied rights (including moral rights and database rights), and works of authorship; (iv) industrial designs, industrial design applications and industrial design registrations, (v) domain names; (vi) trade secrets under applicable Law, including confidential and proprietary information, know-how, inventions, ideas, technology, algorithms, procedures, processes, methods, techniques, systems, creations, inventions, discoveries, improvements, specifications, designs, models, schematics, formulas, chemical compositions, devices, and prototypes, whether patentable or not (collectively “Trade Secrets”); or (vii) Software.

“Interim Financial Statements” has the meaning set forth in Section 4.7.

“Invoices” has the meaning set forth in Section 6.19(b).

“IP Licenses” means all material Contracts pursuant to which the Company or any Company Subsidiary has granted to or received from a third party the right to use any material Intellectual Property used in the operation of the business of the Company or any Company Subsidiary as of the date hereof.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the computer systems (including computers, servers, workstations, routers, hubs, switches, circuits, networks, and data communication lines), information technology systems, telecommunication systems, and data processing systems that are owned by or leased or licensed by the Company and the Company Subsidiaries.

“ITCs” has the meaning set forth in Section 4.14(r).

“Knowledge” means, (i) when used with respect to Parent and Merger Sub, the actual knowledge of Robert A.E. Franklin and Desiree DeStefano, and (ii) when used with respect to the Company or any Company Subsidiary, the actual knowledge of Talman Pizzey, Michael Grigsby, Fiona Sutherland, and Gina Palmieri-Lafferty, provided that, in each case, if the subject matter of such representation or warranty is not within the area of responsibly of such individual, such individual shall make reasonable inquiry of such individual’s direct reports that are responsible for such subject matter.

“Last Balance Sheet” has the meaning set forth in Section 4.7.

“Law” means any applicable federal, provincial, municipal, state, local or non-U.S. law, statute, by-law, code, ordinance, common law, rule or regulation, constitution, treaty, Order or other legal requirement enacted, adopted or applied by any Governmental Authority.

“Lease” has the meaning set forth in Section 4.20(b).

“Leased Property” has the meaning set forth in Section 4.20(b).

“Letter of Transmittal” has the meaning set forth in Section 3.3(a)(i).

“Listing” means the listing of the Parent common securities on the New York Stock Exchange following the Closing.

“Listing Rules” means the listing rules published by the FCA under section 73A of FSMA as amended from time to time.

“Management Consulting Agreement” means that certain Management Consulting Agreement, dated as December 20, 2019, by and between Rockwood and American Securities LLC, as amended by that certain First Amendment to Management Consulting Agreement, dated as of January 26, 2021.

“Material Adverse Effect” means any event, act, change, effect, circumstance, state of facts or development (“Change”), individually or in the aggregate with all other Changes, that has had or would reasonably be expected to have a material and adverse effect on (x) the business, financial condition or results of operations of the Company and Company Subsidiaries taken as a whole or (y) the ability of the Company to satisfy and perform its obligations under this Agreement and to consummate the Transactions; provided, however, solely with respect to clause (x), that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (i) the effect of any Change in the United States or non-U.S. economies or securities, financial, banking or credit markets (including changes in interest or exchange rates), commodities markets (including the price of commodities or raw materials used by the Company or any Company Subsidiary) or geopolitical conditions in general; (ii) the effect of any Change that generally affects any industry in which the Company or any Company Subsidiary or any of their customers operates (including the demand for, and availability and pricing of, supplies and other commodities, and the marketing and transportation thereof) or in which the services of the Company or any Company Subsidiary are used, or seasonal changes in the results of operations of the Company or any Company Subsidiary; (iii) the effect of any Change arising in connection with (A) natural or man-made disasters or acts of nature, including earthquakes, floods, hurricanes, tornados, volcanic eruption, viruses, epidemics, pandemics or contagion, or changes in actual or threatened pandemics (including COVID-19, SARS-CoV-2 virus or any mutation or variation thereof or related health condition), any Governmental Authority or public health authority’s response to any actual or threatened epidemics or pandemics (including any government mandated shutdown, restrictions on travel or requirement to shelter at home), any loss of customers, suppliers, orders or contracts in connection with any actual or threatened epidemics or pandemics, or the spread of infectious diseases affecting the business of the Company and Company Subsidiaries, or (B) global or national political conditions, hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such political conditions, hostilities, acts of war, sabotage, terrorism or military actions; (iv) the effect of any action or any omission to act taken by Parent or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company or any Company Subsidiary; (v) the effect of any action or any omission to act taken by the Company or any Company Subsidiary as contemplated by this Agreement or with the consent of or at the request of Parent; (vi) the effect of any Change (or proposed changes) in applicable Law or accounting rules or regulatory conditions (or the interpretation, enforcement or implementation thereof) or any action required to be taken under any applicable Law or Order or any existing Contract by which the Company or any Company Subsidiary (or any of their respective properties) is bound, in each case, after the date hereof; (vii) the failure of the Company or any Company Subsidiary to meet any internal or third-party projections, forecasts or estimates (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect to the extent permitted by this Agreement); (viii) any Change resulting from the negotiation, execution, announcement, pendency or performance of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement; (ix) the failure of Parent to consent to any of the actions contemplated in Section 6.1 following a request for such consent; (x) seasonal fluctuations affecting the business of the Company and the Company Subsidiaries to the extent consistent with historical operation of the business, or (xi) any breach by Parent of its obligations under this Agreement, except, in the case of clauses (i) through (iii) and (vi) above, to the extent any such Change has had a disproportionate and adverse effect on the business of the Company compared to other companies which conduct business in the same industry or geographies, in which case only to the extent of such disproportionate and adverse effect shall be taken into account when determining a “Material Adverse Effect”. For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Company and Company Subsidiaries, and not against any forward-looking statements, financial projections or forecasts of the Company or any Company Subsidiary.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Stockholder Written Consent” has the meaning set forth in the Recitals.

“Minimum Cash Requirement” has the meaning set forth in Section 6.16(i).

“Multiemployer Plan” has the meaning set forth in Section 4.16(d).

“Net Working Capital” shall have the meaning set forth in Exhibit C. Notwithstanding anything to the contrary contained in this Agreement, Net Working Capital shall not take into account amounts constituting or otherwise reflected in Cash and Cash Equivalents, Indebtedness or Transaction Expenses (including any balance sheet accounts arising from Transaction Expenses). Part 2 of Exhibit C includes a sample calculation of Net Working Capital, assuming March 24, 2024 was the Adjustment Time; provided, that the actual Net Working Capital will be calculated as of the actual Adjustment Time.

“New Commitment Letter” has the meaning set forth in Section 6.16(d).

“Non-Party Affiliates” has the meaning set forth in Section 10.16.

“NRC” has the meaning set forth in Section 6.4(b).

“OFAC” has the meaning set forth in Section 4.26.

“Option” means each outstanding option to purchase Shares issued under the Option Plan.

“Option Holder” means the holder of an Option.

“Option Merger Consideration” means, with respect to each Eligible Option, the aggregate amount determined by adding together: (a) the amount determined by subtracting the exercise price of such Eligible Option from the amount determined by dividing (i) the amount determined by adding together (A) the aggregate exercise price of all Eligible Options and (B) the amount obtained by subtracting from the Purchase Price, the Escrow Amount and the Stockholders’ Representative Expense Amount, by (ii) the amount obtained by adding together (A) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (other than any Share held by the Company or in the Company’s treasury) and (B) the Eligible Options; (b) the amount determined by dividing (i) the portion of the Escrow Amount proposed to be distributed to the holders of Shares converted pursuant to Section 2.4(a) and the holders of Eligible Options (if any), by (ii) the amount obtained by adding together (A) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (other than any Share held by the Company or in the Company’s treasury); and (B) the Eligible Options; and (c) the amount determined by dividing (i) the portion of the Stockholder’s Representative Expense Amount proposed to be distributed to the holders of Shares converted pursuant to Section 2.4(a) and the holders of Eligible Options (if any), by (ii) the amount obtained by adding together (A) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (other than any Share held by the Company or in the Company’s treasury) and (B) the Eligible Options. For the avoidance of doubt, the only portion of Option Merger Consideration that will be paid at the Closing pursuant to Section 3.3(a)(ii) are amounts pursuant to clause (a).

“Option Plan” means the ASP Acuren Holdings, Inc. 2019 Stock Option Plan, as amended.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Business” means, with respect to the Company and the Company Subsidiaries, the ordinary and usual course of business of the Company and Company Subsidiaries (taken as a whole) consistent with past practice and shall include such actions taken or omitted to be taken by the Company or any Company Subsidiary that are reasonably necessary to mitigate, remedy, respond to or otherwise address the effects of any epidemic, pandemic, public health emergency or disease outbreak, including complying with shelter in place and non-essential business orders by any Governmental Authority or measures to protect the health or safety of any Person.

“Organizational Documents” means, with respect to any Person that is an entity, the certificate of incorporation, bylaws (or the equivalent organizational documents, including any memorandum of association and articles of incorporation or association), organizational agreement, partnership agreement, joint venture agreement (or similar formation or governing documents or instruments) of such Person as in effect on the date of this Agreement.

“Owned Intellectual Property” has the meaning set forth in Section 4.9(b).

“Owned Real Property” has the meaning set forth in Section 4.20.

“Parent” has the meaning set forth in the Preamble.

“Parent Documents” means all of the agreements, documents, instruments or certifications contemplated by this Agreement to be executed by Parent or Merger Sub.

“Parent Plans” has the meaning set forth in Section 6.9(b).

“Parent Related Parties” has the meaning set forth in Section 9.2(c).

“Parent Termination Fee” has the meaning set forth in Section 9.2(b).

“Parent Warrants” means warrants (including any depositary interests in respect thereof) to subscribe for ordinary shares of no par value of Parent.

“Payoff Letters” has the meaning set forth in Section 3.2(a)(i).

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCAOB Financials” has the meaning set forth in Section 6.17(b).

“Permits” has the meaning set forth in Section 4.15.

“Permitted Encumbrances” means, (i) Encumbrances securing the obligations of the Company and the Company Subsidiaries pursuant to the Specified Funded Indebtedness (which Encumbrances shall be released at the Closing), (ii) Encumbrances for Taxes, assessments or other governmental charges that are (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP, (iii) landlords’, mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’, vendors’ or other like Encumbrances arising in the Ordinary Course of Business that are not overdue for a period of more than one-hundred twenty (120) days (unless being contested in good faith), (iv) Encumbrances relating to the transferability of securities under applicable securities Laws, (v) Encumbrances securing rental payments under capitalized leases, (vi) Encumbrances in favor of the lessors, sublessors and licensors under the Leases, or encumbering the interests of the lessors in the Real Property, (vii) licenses of Intellectual Property rights granted in the Ordinary Course of Business, (viii) gaps or defects in the chain of title evident from the publicly-available records of the applicable Governmental Authority maintaining such records, easements, rights-of-way, covenants, restrictions and other Encumbrances of record as of the date hereof that do not materially impair the use or operation of any asset to which they relate in the conduct of the business of the applicable Person as presently conducted, (ix) Encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers’ or unemployment compensation and employment insurance related liabilities and other Encumbrances under social security Laws, or similar non-U.S. Laws, (x) any interest or title of a lessor of any assets being leased pursuant to an equipment lease, (xi) Encumbrances caused or created by Parent or arising under this Agreement, (xii) the Encumbrances set forth on Section 1.1(a) of the Company Disclosure Letter, (xiii) zoning, entitlement, building code and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon, (xiv) Encumbrances on any estate superior to the interest of the Company or any of the Company Subsidiaries in any leased realty, and (xv) such other imperfections in title, charges, easements, restrictions and Encumbrances which would not reasonably be expected to materially impair the ability of the Company and the Company Subsidiaries to use the property encumbered or affected thereby or its intended purpose in the operation of the business of the Company.

“Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Personal Information” means all information that identifies, could be used to identify or is otherwise related to an individual person, in addition to any definition for “personal information” or any similar term provided by applicable Law or by the Company in any of its privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Privacy Laws” means all applicable Laws, regulations, directives or binding guidance, in each case as amended, consolidated, re-enacted or replaced from time to time, and self-regulatory guidelines relating to privacy, security, data-breach notification, consumer protection, data protection or the Processing of any Personal Information), including and solely to the extent applicable, the Federal Trade Commission Act, The Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM Act), California Consumer Privacy Act (CCPA), the Telephone Consumer Protection Act (TCPA), the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the EU General Data Protection Regulation (GDPR), as amended and incorporated into UK Law under the UK European Union (Withdrawal) Act 2018 (UK GDPR), and EU or EU Member state Laws, Canada’s Personal Information Protection and Electronic Documents Act, U.S. state data security Laws, U.S. state unfair or deceptive trade practices Laws, U.S. state biometric privacy acts, U.S. state social security number protection Laws, U.S. state data breach notification Laws, Payment Card Industry Data Security Standards, and any Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and email marketing).

“Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any data, including Personal Information.

“Purchase Price” means an amount equal to (i) the Enterprise Value minus (ii) the Indebtedness as of the Adjustment Time, plus (iii) Cash and Cash Equivalents as of the Adjustment Time, minus (iv) Transaction Expenses as of the Adjustment Time, plus (v) the amount, if any, by which Net Working Capital as of the Adjustment Time exceeds the Target Net Working Capital, minus (vi) the amount, if any, by which the Net Working Capital as of the Adjustment Time is less than the Target Net Working Capital, plus (vii) the Transaction Tax Benefit Amount.

“R&W Insurance Policy” has the meaning set forth in Section 6.14.

“Real Property” has the meaning set forth in Section 4.20.

“Rebuttal Statement” has the meaning set forth in Section 3.4(b)(iii).

“Recipient” means the party or any of its representatives or agents to whom Personal Information is to be disclosed or conveyed.

“Registration Statement” means a registration statement on Form S-4 under the Securities Act (or such other form as Parent may determine to use) to be filed by Parent with the SEC in connection with the change to the jurisdiction of incorporation of Parent from the British Virgin Islands to the State of Delaware.

“Related Persons” has the meaning set forth in Section 4.21.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, or dumping, of any Hazardous Material through the environment.

“Released Parties” has the meaning set forth in Section 10.11.

“Releasing Parties” has the meaning set forth in Section 10.11.

“Representatives” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, stockholder, consultant, advisor or representative of such Person.

“Rockwood” has the meaning set forth in Section 4.7.

“Scannell Bonus Agreement” means that certain Services and Bonus Agreement, by and between Rockwood and Peter O. Scannell, dated as of May 17, 2024.

“Scannell Set Aside Amount” has the meaning set forth in Section 3.5(a).

“Scannell Side Letter” means that certain Letter Agreement, dated May 17, 2024, by and between ASP Acuren Investco LP and Peter O. Scannell.

“SEC” has the meaning set forth in Section 6.17(a).

“SEC Financial Statements” has the meaning set forth in Section 6.17(b).

“Section 280G” has the meaning set forth in Section 6.10.

“Securities Act” means the Securities Act of 1933.

“Set Aside Amounts” has the meaning set forth in Section 3.5(a).

“Share” means, each share of common stock, par value $0.01 per share, of the Company.

“Significant Customers” has the meaning set forth in Section 4.24.

“Significant Suppliers” has the meaning set forth in Section 4.24.

“Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Solvent” means, when used with respect to any Person, that, on a consolidated basis as of any date of determination, (a) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, as of such date, as such amounts are determined in accordance with applicable law governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liabilities of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Funded Indebtedness” means the Indebtedness set forth on Section 1.1(b) of the Company Disclosure Letter.

“Stock Certificate” means a certificate evidencing Shares.

“Stockholder” means a holder of Shares, in its capacity as such.

“Stockholders’ Agreement” has the meaning set forth in Section 4.2(a).

“Stockholders’ Representative” has the meaning set forth in the Preamble.

“Stockholders’ Representative Expense Account” has the meaning set forth in Section 3.3(a)(iv).

“Stockholders’ Representative Expense Amount” means an amount equal to $2,000,000, to be held and distributed by the Stockholders’ Representative pursuant to Section 3.4(h) hereof.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the outstanding voting securities or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Net Working Capital” means $179,427,000.

“Tax” or “Taxes” means all federal, state, county, local, municipal, and non-U.S. taxes, assessments, charges, surcharges, fines, costs, duties or similar charges in the nature of a tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible, inventory, sales, use, transfer, registration, value-added, alternative or add on minimum, or other tax, impost, duty, levy, governmental charge or assessment of any kind whatsoever (including liabilities relating to any deemed overpayment in respect of CEWS), whether computed on a separate or consolidated, unitary or combined basis or in any other manner and whether disputed or not, and including all interest, penalties and additions imposed with respect to such amounts, imposed by any Tax Authority.

“Tax Authority” means a Governmental Authority authorized to administer or impose a Tax.

“Tax Liability Amount” means the amount of unpaid income Taxes of the Company and the Company Subsidiaries owed for any Pre-Closing Tax Period, calculated consistently with the Company’s and the Company Subsidiaries’ past practice and in respect of solely those jurisdictions in which the Company or the applicable Company Subsidiary is currently filing income Tax Returns; provided, that, the calculation of Tax Liability Amount shall (i) exclude any deferred Tax liabilities and deferred Tax assets, (ii) exclude any Taxes resulting from actions of Parent, the Company, the Company Subsidiaries or any of their respective Affiliates (including the Company and the Company Subsidiaries) taken on the Closing Date but after the Closing that are outside of the Ordinary Course of Business, (iii) be calculated as of the end of the Closing Date on a closing of the books basis as if the taxable year of the Company and the Company Subsidiaries ended as of the end of the Closing Date (and with respect to any Straddle Period, include the portion of Taxes arising in such Straddle Period attributable to the portion of the Straddle Period treated as a Pre-Closing Tax Period, determined as provided in Section 6.15(b)), (iv) include any additional amount of income Taxes that result from settling hedges associated with the Hedge Settlement Value as of the Closing Date, (v) include any additional amount of Canadian withholding Taxes that would result from the repayment or settlement of the amount owed to Acuren Group Inc. from Rockwood for which a pertinent loan or indebtedness (PLOI) election was filed, and (vi) include any Transaction Tax Deductions in applicable calculations. Notwithstanding the foregoing, the calculation of Tax Liability Amount shall exclude any liability of the Company or the Company Subsidiaries under Section 965(h) of the Code (and any similar applicable Laws).

“Tax Returns” means any report, designation, notice, form, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a Tax Authority or required to be prepared and kept in file in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Top Up Amount” has the meaning set forth in the Scannell Side Letter.

“Topped Up Contingent Payment Amount” means the sum of (i) the Contingent Payment Amount plus (ii) any other amounts owing to the Persons entitled to the Contingent Payment Amount, as contemplated in the Scannell Side Letter.

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

“Transferred Information” means the Personal Information to be disclosed or conveyed to Recipient by or on behalf of a Disclosing Party as a result of or in conjunction with the transactions contemplated by this Agreement, and includes all such Personal Information disclosed to the Recipient prior to the execution of this Agreement.

“Transaction Documents” means the Company Documents and Parent Documents.

“Transaction Expenses” means, with respect to the Company and the Company Subsidiaries, without duplication, the aggregate amount of (a) any management or monitoring fees payable by the Company or Company Subsidiaries to American Securities LLC or any of its Affiliates that have not been paid as of the Closing, (b) all fees and disbursements of attorneys, investment bankers, accountants and other professional advisors, which, in each case, have been incurred by the Company or Company Subsidiaries in connection with the preparation, execution and consummation of this Agreement but have not been paid as of the Closing, (c) any sale, transaction, change of control, stay, retention or similar bonuses (for the avoidance of doubt, including all amounts payable under the Scannell Bonus Agreement), or any gross-up obligations for any taxes imposed under Section 4999 of the Code, in each case, payable to employees, directors and/or independent contractors of the Company or any Company Subsidiaries solely as a result of the consummation of the transactions contemplated by this Agreement (but excluding any amounts that become payable after the Closing Date arising as a result of the occurrence of one or more additional post-Closing events under so-called “double-trigger” severance provisions contained in any employment-related Contracts and, for the avoidance of doubt, excluding amounts accrued under the Acuren Phantom Share Plan), plus, in each case, (i) the aggregate amount of the employer portion of any payroll or other employment Taxes related thereto and (ii) the aggregate amount of any employer contributions to any Company Plan related thereto (if any), (d) the aggregate amount of the employer portion of any payroll or other employment Taxes related to the Option Merger Consideration and (e) all brokers and finders fees incurred by the Company or Company Subsidiaries in connection with the transactions contemplated by this Agreement that have not been paid at Closing; provided, however, that no fees or expenses of Parent, Merger Sub or their respective Affiliates are included in “Transaction Expenses”; and provided further, that “Transaction Expenses” shall not include any amounts reflected in Indebtedness or Net Working Capital.

“Transaction Tax Benefit Amount” means, without duplication, an amount equal to the sum of (a) 26% multiplied by the aggregate amount of Transaction Tax Deductions, (b) $5,146,000, and (c) 100% of the excess, if any, of (x) the aggregate payments of estimated income Tax in respect of the Tax year in which the Closing occurs that are made by the Company or the Company Subsidiaries on or prior to the Closing Date, over (y) the aggregate amount of income Taxes incurred (whether paid before, on or after the Closing Date) by the Company or the Company Subsidiaries in respect of any taxable period or portion thereof ending on the Closing Date (in the case of a Straddle Period, the amount of such Taxes included in this subclause (y) shall only include the portion of Taxes arising in such Straddle Period attributable to the portion of the Straddle Period treated as a Pre-Closing Tax Period, determined as provided in Section 6.15(b)). Notwithstanding the foregoing, in no event shall the Transaction Tax Benefit Amount include amounts attributable to deductions, credits or other items to the extent such items are included in, and actually reduce, the calculation of the Tax Liability Amount.

“Transaction Tax Deductions” means, without duplication and regardless of by whom paid and whether or not paid prior to, at or after the Closing, any Tax losses or deductions that are deductible or allowable as a loss for income Tax purposes at a “more likely than not” (or greater) level of comfort arising from or in connection with the consummation of the transactions contemplated by this Agreement, including those arising as a result of (a) any Transaction Expenses (including amounts that would have been Transaction Expenses but that were paid prior to the Closing), (b) any fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees and accelerated deferred financing fees or debt prepayment fees or capitalized debt costs) incurred or paid on or around the Closing Date with respect to the payment of any Indebtedness or included in Net Working Capital, in each case, including any adjustments included in the final version of the Final Closing Statement, (c) any payments made in respect of Eligible Options at or about the Closing pursuant to Section 2.6, (d) any stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or other similar payments by (or deemed to be made by) the Company or any Company Subsidiary, and (e) all other deductible payments attributable to or related to the Merger or otherwise paid in connection with this Agreement that are economically borne by the Company or its Affiliates. Exhibit D includes a sample calculation of the Transaction Tax Deductions.

“Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing Authority or other Governmental Authority in connection with the transactions contemplated hereby, including any payments made in lieu of any such Taxes or governmental charges that become payable in connection with the transactions contemplated hereby.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“UK Company Subsidiary” means Applied Inspection Limited.

“UK MAR” means Regulation (EU) No 596/2014 as it forms part of assimilate law in the UK by virtue of the European Union (Withdrawal) Act 2018.

“Waived 280G Benefits” has the meaning set forth in Section 6.10.

“Warrant Commitments” has the meaning set forth in Section 5.5(a)(iii).

“Warrant Commitment Letters” has the meaning set forth in Section 5.5(a)(iii).

“Warrant Exercise Parties” has the meaning set forth in Section 5.5(a)(iii).

“Warrant Financing” has the meaning set forth in Section 5.5(a)(iii).

“WARN” has the meaning set forth in Section 4.17(h).

“Weil” has the meaning set forth in Section 6.8.

“Willful Breach” means an action or failure to act by one of the parties hereto that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such party’s knowledge or intention that such action or failure to act would, or would reasonably be expected to, constitute a material breach of this Agreement.

Section 1.2 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “hereafter” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars; provided, that the specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Exhibits or the Company Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in the Company Disclosure Letter) is or is not material for purposes of this Agreement;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k) references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(l) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. The word “day” shall mean “calendar day” unless “Business Day” is expressly identified;

(m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; and

(n) references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder.

The parties acknowledge and agree that (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement.

Article 2

THE MERGER

Section 2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”), and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent. The Merger shall have the effects specified in the DGCL, this Agreement and the Certificate of Merger (as defined below).

Section 2.2 Effective Time. Immediately following the Closing, the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, and acknowledged and Parent and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL, in which case the Merger shall become effective at such subsequent date or time (the time the Merger becomes effective being the “Effective Time”).

Section 2.3 Effects of the Merger.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the terms thereof and applicable Law (but subject to compliance with the terms of Section 6.7 hereof).

(b) Bylaws. The Company shall take all lawful action so that at the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

(c) Directors and Officers. The Company shall take all lawful action so that from and after the Effective Time, until successors are duly elected or appointed (or their earlier resignation or removal), the directors of Merger Sub and the officers of the Company at the Effective Time shall be the directors and officers of the Surviving Corporation.

Section 2.4 Effect on Capital Stock.

(a) Conversion of Shares. At and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any Shares, each Share (other than any Share held by the Company or in the Company’s treasury and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted automatically into a right to receive, upon surrender of a Stock Certificate (which surrender shall be deemed to have occurred with respect to any Stock Certificate held or otherwise recorded in any digital stockholder management system) formerly representing such Shares in the manner provided in Section 3.3(a)(i), to the extent a Stock Certificate evidencing such Share was issued, and a duly executed and completed Letter of Transmittal, the Common Stock Merger Consideration applicable to such Share without interest, subject to any withholding taxes required by applicable Law in accordance with Section 2.5 of this Agreement. At the Effective Time, all Shares will no longer be outstanding and will automatically be cancelled and will cease to exist. Each holder of a Stock Certificate that represented any such Shares immediately prior to the Effective Time, if any, will cease to have any rights with respect thereto, except as otherwise required by applicable Law and except for the right to receive the Common Stock Merger Consideration in accordance with this Section 2.4(a), upon surrender of and in accordance with Section 3.3; provided that each Stock Certificate held or otherwise recorded in any digital stockholder management system formerly representing Dissenting Shares shall thereafter represent only the right to receive the payment to which reference is made in Section 2.7.

(b) Conversion of Merger Sub Common Stock. At and as of the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

(c) Cancellation of Treasury Shares. At and as of the Effective Time, each Share held by the Company or in the Company’s treasury immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist without any conversion thereof or payment of any consideration with respect thereto.

(d) No Further Rights of Transfer. At and as of the Effective Time, the stock ledger of the Company with respect to Shares shall be closed and no transfer of Shares shall thereafter be made whether on the stock transfer books of the Surviving Corporation or otherwise.

Section 2.5 Withholding. All payments made pursuant to this Agreement shall be reduced by any income, employment, or other Tax withholding required under the Code or any applicable state, provincial, local or non-U.S. Laws applicable to Tax (it being agreed that in such case, except with respect to payments in the nature of compensation to be made to Eligible Option Holders, employees or former employees, each of Parent, the Company, or their respective Affiliates, as applicable, shall use commercially reasonable efforts to provide the applicable payee with a written notice of such party’s intention to withhold at least five (5) Business Days prior to any such withholding and each of the applicable parties shall use commercially reasonable efforts to minimize any such Taxes). To the extent that any amounts so withheld are paid to the applicable Tax Authority when due, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6 Options; Option Plan.

(a) Prior to the Effective Time, the Company shall provide notice to all Option Holders in accordance with Section 6.3(iii) of the Option Plan that the Option Holder may exercise the Option Holder’s Options (whether vested or unvested), effective as of immediately prior to the Effective Time. Upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Parent, Merger Sub, the Company or any holder of any Option, each Option outstanding and unexercised immediately prior to the Effective Time (for which an election to exercise has not been made) shall be cancelled and shall cease to exist effective as of the Effective Time.

(b) With respect to each Eligible Option that is not exercised and is cancelled in accordance with Section 2.6(a) hereof, the applicable Eligible Option Holder shall receive, subject to the execution, delivery and non-revocation of an Option Cancellation and Release Agreement by such applicable Eligible Option Holder either prior to or no later than five (5) days following the Effective Time, in substantially the form of Exhibit B attached hereto (each, an “Option Cancellation and Release Agreement”), as consideration in respect of the cancellation of such Eligible Option, in its entirety, an amount in cash equal to the Option Merger Consideration, as set forth in this Agreement. For the avoidance of doubt, all Options that are not Eligible Options will automatically be extinguished and cancelled immediately prior to the Effective Time without the right to receive any consideration (with no payment being made hereunder with respect thereto) and to the extent that the Eligible Option Holder does not deliver an irrevocable Option Cancellation and Release Agreement within the time period set forth above (and has not elected to exercise the Eligible Options effective as of the Effective Time), such Eligible Options shall be extinguished and cancelled immediately prior to the Effective Time without the right to receive any consideration (with no payment being made hereunder with respect thereto). Following the Effective Time, each Eligible Option that has been cancelled pursuant to this Section 2.6 will be deemed to represent, subject to delivery of an irrevocable Option Cancellation and Release Agreement within the time period set forth above, only the right to receive the Option Merger Consideration, as set forth in this Agreement (for the avoidance of doubt, including any adjustments following the Closing as specified in Section 3.4(c) and Section 3.4(h)) in accordance with the terms of this Agreement. No interest will be paid or will accrue on the cash payable upon cancellation of any Eligible Option. For purposes of this Section 2.6, any Option Merger Consideration shall be paid on the same schedule and under the same terms and conditions as apply to payments to Stockholders generally, in each case, in order to constitute transaction-based compensation for purposes of Treasury Regulation Section 1.409A–3(i)(5)(iv).

(c) As of the Effective Time, the Option Plan shall be terminated and no further Options or other equity interests in the Company or other rights with respect to Shares shall be granted thereunder. Following the Effective Time, no Options or other equity interest in the Company or other right with respect to Shares that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any such Option or other equity interest in the Company or other right shall cease to have any rights with respect thereto, except the right to receive the applicable payments set forth in this Section 2.6.

(d) Prior to the Effective Time, the board of directors of the Company (or, if appropriate, any committee thereof) shall (i) provide such notices required in Section 2.6(a) and in the Option Plan, (ii) provide each Eligible Option Holder with, and request that they execute and deliver to the Company, the Option Cancellation and Release Agreement prior to the Effective Time, and (iii) adopt appropriate resolutions and take such other actions as are necessary, as reasonably determined by the board of directors of the Company, to effect the treatment and transactions described in this Section 2.6 and otherwise to give effect to the provisions hereof. Prior to distribution to the Eligible Option Holders, the Company shall provide drafts of the documents set forth in this Section 2.6(d) to Parent for its review and comment.

Section 2.7 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by Stockholders who shall have not voted in favor of the Merger or consented thereto in writing pursuant to the terms of the Stockholder Agreement or otherwise and who shall have properly demanded to appraisal for such Shares in accordance with Section 262 of the DGCL and who shall not have duly waived their right to appraisal under the Stockholders’ Agreement or otherwise (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Common Stock Merger Consideration. Such Dissenting Shares instead shall represent the right to receive only those rights provided by the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by Stockholders who, following the Effective Time, shall have failed to perfect or who effectively shall have withdrawn or otherwise are not entitled to appraisal of such Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Common Stock Merger Consideration in accordance with Section 2.4(a). From and after the Effective Time, no Stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her or its Shares for any purpose or receive payment of dividends or other distributions with respect to his or her or its Shares (except for any dividends or distributions payable to Stockholders of record at a date which is prior to the Effective Time). The Company shall promptly notify Parent upon any written demands for appraisal under Section 262 of the DGCL and any withdrawals of such demands and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.8 Distribution Schedule. At least three (3) Business Days prior to (i) the Effective Time and (ii) on any other date on which a particular payment is to be made to Stockholders in accordance with this Agreement, the Stockholders’ Representative shall cause to be delivered to the Company (or, following the Closing, the Surviving Corporation) and Parent, a copy of the Distribution Schedule, which such Distribution Schedule shall be incorporated herein by reference with respect to payments made after the Effective Time. To the fullest extent permitted by Law, the Company and Parent shall be entitled to rely on the Distribution Schedule and none of Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation and any of its Subsidiaries) shall have any liability to the Stockholders’ Representative or any other Person (including any Stockholder or any holder of Options) with respect to any Distribution Schedule or the allocation of the Purchase Price (excluding, for the avoidance of doubt, Parent’s obligation to make payment of the Purchase Price in accordance with any Distribution Schedule and the other terms of this Agreement).

Article 3

THE CLOSING

Section 3.1 Closing; Closing Date. Unless this Agreement shall have been terminated pursuant to Article 9, the consummation of the Merger (the “Closing”) shall be conducted remotely via the electronic exchange of documents and signatures at 10:00 A.M. local time, on the third (3rd) Business Day after the date that the conditions set forth in Article 7 and Article 8 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Company and Parent may agree in writing; provided that the Closing shall not occur prior to July 22, 2024. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

Section 3.2 Pre-Closing Actions.

(a) No later than the third (3rd) Business Day prior to the Closing Date, the Company shall deliver to Parent:

(i) (A) the draft payoff letters contemplated by Section 6.19 (the “Payoff Letters”) in respect of the Indebtedness Payoff Amount and (B) the Invoices contemplated by Section 6.19; and

(ii) duly executed written resignations (or other evidence of removal), effective as of the Closing, of (A) each of the members of the boards of directors and boards of managers of the Company and the Company Subsidiaries and (B) each of the officers of the Company and the Company Subsidiaries (x)  that are employees of American Securities LLC or its Affiliates (other than the Company and the Company Subsidiaries) or (y) that have been requested to resign by Parent in writing to the Company at least three (3) Business Days prior to the Closing Date.

(b) The Stockholders’ Representative shall deliver, or cause to be delivered, to Parent:

(i) no later than the fifth (5th) Business Day prior to the Closing Date, a statement (the “Estimated Closing Statement”) setting forth Stockholders’ Representative’s good faith estimate of the Purchase Price (“Estimated Purchase Price”) and which shall reflect its estimate of (i) the aggregate amount of Indebtedness as of the Adjustment Time, (ii) Cash and Cash Equivalents as of the Adjustment Time, (iii) the Transaction Tax Benefit Amount, (iv) Net Working Capital as of the Adjustment Time (“Estimated Net Working Capital”) and (v) Transaction Expenses as of the Adjustment Time (“Estimated Transaction Expenses”), and including reasonably detailed calculations demonstrating each such component of the Estimated Purchase Price. The Estimated Closing Statement, and the components thereof, shall be prepared based upon the books and records of the Company and Company Subsidiaries in accordance with the Accounting Methodology and the definitions as provided in this Agreement (it being understood and agreed that, to the extent the Stockholders’ Representative asserts there is a current asset under this Section 3.2(b)(i) that was not reflected in the calculation of the Target Net Working Capital but such current asset was historically recorded in accordance with the Accounting Methodology, the Target Net Working Capital as reflected in the Estimated Closing Statement shall be increased by the amount of such current asset in accordance with the definitions of Net Working Capital, Target Net Working Capital and the Accounting Methodology, but only to the extent such asset is also included in the calculation of Net Working Capital as of the Adjustment Time in the Estimated Closing Statement, and for the avoidance of doubt, the Stockholders’ Representative shall not be permitted to introduce any current assets except to the extent provided by the Accounting Methodology and the terms of this Agreement). The pre-Closing estimate of the Purchase Price as set forth in this Section 3.2(b)(i) is not intended to permit the introduction of different accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements (including any of the foregoing as they relate to the nature of accounts, calculation of levels of reserves or levels of accruals) from the Accounting Methodology or the accounts used and included in determining the amount of the Target Net Working Capital. The Estimated Closing Statement shall be binding on the parties hereto for purposes of this Section 3.2(b) and for purposes of determining the Estimated Purchase Price in this Section 3.2(b); and

(ii) no later than the third (3rd) Business Day prior to the Closing Date, the Distribution Schedule for payments to be made at the Closing to Stockholders and Eligible Option Holders in accordance with Section 2.8.

Section 3.3 Closing Actions. At the Closing,

(a) Parent shall pay or cause to be paid:

(i) to each holder of a Share converted into the right to receive the Common Stock Merger Consideration pursuant to Section 2.4(a) in accordance with the Distribution Schedule delivered pursuant to Section 3.2(b)(ii), by wire transfer of immediately available funds to such bank account(s) designated in writing by such Stockholder in its Letter of Transmittal, such Stockholder’s Common Stock Merger Consideration (less the applicable portion of the Stockholders’ Representative Expense Amount and the Escrow Amount) payable at the Closing in respect of such Stockholder’s Shares (other than such Stockholder’s Dissenting Shares) in the amount set forth in such Distribution Schedule (based on the Estimated Purchase Price set forth in the Estimated Closing Statement); provided that, in each case, such Stockholder submits a letter of transmittal to the Company in the form attached hereto as Exhibit E (a letter of transmittal in such form, a “Letter of Transmittal”), together with Stock Certificate(s) required by this Agreement (which Stock Certificate(s) shall be deemed delivered with respect to any Stock Certificate held or otherwise recorded in any digital stockholder management system) at least three (3) Business Days prior to the Closing Date; provided further, that a Stockholder may submit its Letter of Transmittal to the Surviving Corporation following the Closing Date and Parent shall make (or cause to be made) the payment described in this Section 3.3(a)(i) as promptly as practicable thereafter (and in no event later than five (5) Business Days after receipt thereof);

(ii) to the Company, by wire transfer of immediately available funds to such bank account(s) designated in writing by the Company no less than two (2) Business Days prior to the Closing, for the benefit of the Eligible Option Holders, the aggregate Option Merger Consideration (less the applicable portion of the Stockholders’ Representative Expense Amount and the Escrow Amount attributable to the Option Merger Consideration, in each case, as set forth in the Distribution Schedule) payable at the Closing to all Eligible Option Holders in the amount set forth in the Distribution Schedule (based on the Estimated Purchase Price set forth in the Estimated Closing Statement). The Company shall pay or cause to be paid to each Eligible Option Holder no later than the Company’s next scheduled date of payroll following the Closing the Option Merger Consideration to which such holder is entitled pursuant to Section 2.6 and in accordance with the Distribution Schedule with respect thereto, such payments to be made net of any applicable withholding Tax; provided, that, in each case, such Eligible Option Holder executes and delivers an Option Cancellation and Release Agreement to the Company prior to the Closing Date; provided, further, that an Eligible Option Holder may execute and deliver an Option Cancellation and Release Agreement to the Surviving Corporation within five (5) days following the Closing Date, and the Company shall make (or cause to be made) the payment described in this Section 3.3(a)(ii) as promptly as practicable thereafter (and in no event later than the Company’s next scheduled payroll date following the receipt of such agreement by the Eligible Option Holder).

(iii) to the Escrow Agent, by wire transfer of immediately available funds to such bank account designated in writing by the Escrow Agent, for deposit in an escrow account (the “Escrow Account”), the Escrow Amount, to be held in the Escrow Account and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement;

(iv) to the Stockholders’ Representative, by wire transfer of immediately available funds to a bank account(s) designated in writing by the Stockholders’ Representative prior to the Closing (such account, the “Stockholders’ Representative Expense Account”), the Stockholders’ Representative Expense Amount to be used as a fund to pay costs, fees and expenses incurred by the Stockholders’ Representative in its capacity as such on or after the Closing Date and which shall be paid or distributed at the direction of the Stockholders’ Representative in accordance with Section 3.4(h);

(v) (A) the Indebtedness Payoff Amount, on behalf of the Company to the lenders thereof in accordance with the Payoff Letters for the Specified Funded Indebtedness, and (B) the portion of the Contingent Payment Amount, if any, as indicated in the Estimated Closing Statement, which is owing based on the Common Stock Merger Consideration paid at the Closing, and the Option Merger Consideration paid at the Closing, as indicated on the Estimated Closing Statement to the bank account(s) designated in writing by the Company prior to the Closing on behalf of the Persons entitled to receive such portion of the Contingent Payment; and

(vi) the applicable portion of the Estimated Transaction Expenses (other than the Scannell Set Aside Amount), by wire transfer of immediately available funds, to each of the payees thereof (on behalf of the Company) in accordance with the Payoff Letters or Invoices delivered by the Company (and the wiring instructions set forth therein) no less than three (3) Business Days prior to the Closing; provided, however, that to the extent that any unpaid Estimated Transaction Expenses are compensatory, then Parent shall pay or cause to be paid such amounts to the Company or the appropriate Company Subsidiary, as specified by the Company in writing no later than two (2) Business Days prior to the Closing Date, for further distribution through the appropriate payroll system, subject to applicable payroll and withholding taxes, to the designated service provider recipients, and (B) no amount in respect of the Scannell Bonus Letter shall be paid at the Closing to Peter O. Scannell, and the Scannell Set Aside Amount shall be paid and distributed in accordance with Section 3.5.

(b) Parent, the Stockholders’ Representative and the Escrow Agent shall execute and deliver the Escrow Agreement.

(c) The Stockholders’ Representative shall deliver to Parent each Option Cancellation and Release Agreement that has been duly executed by the Company and each Option Holder prior to the Closing.

(d) The Company shall deliver to Parent the Payoff Letters in respect of the Indebtedness Payoff Amount, duly executed by the holders of such Specified Funded Indebtedness.

Section 3.4 Post-Closing Actions.

(a) As promptly as practicable, but no later than forty-five (45) days after the Closing Date, Parent shall cause to be prepared and delivered to the Stockholders’ Representative a statement (the “Closing Statement”) setting forth Parent’s calculation of the Purchase Price, and reasonably detailed calculations demonstrating each of the following components thereof: (i) Cash and Cash Equivalents as of the Adjustment Time, (ii) Indebtedness as of the Adjustment Time, (iii) Transaction Tax Benefit Amount, (iv) Net Working Capital as of the Adjustment Time, (v) any adjustments to the Target Net Working Capital pursuant to the parenthetical at the end of this sentence and the resultant adjustments to Estimated Net Working Capital (which shall be recalculated to reflect such adjustments) and (vi) Transaction Expenses as of the Adjustment Time (it being understood and agreed that Parent’s calculation of Net Working Capital shall be used to measure changes in Net Working Capital and not as a form of indemnification and, in furtherance of the foregoing, to the extent Parent asserts there is a current liability under this Section 3.4 that was not reflected in the calculation of the Target Net Working Capital but such current liability was historically recorded in accordance with the Accounting Methodology, the Target Net Working Capital as reflected in the Closing Statement shall be reduced by the amount of such current liability in accordance with the definitions of Net Working Capital, Target Net Working Capital and the Accounting Methodology, but only to the extent such liability is also included in the calculation of Net Working Capital as of the Adjustment Time in the Closing Statement, and, for the avoidance of doubt, Parent shall not be permitted to introduce any current liabilities except to the extent provided by the Accounting Methodology and the terms of this Agreement). The Closing Statement shall be prepared based upon the books and records of the Company and Company Subsidiaries in accordance with the Accounting Methodology and the definitions as provided in this Agreement. The post-Closing purchase price adjustments as set forth in this Section 3.4 are not intended to permit the introduction of different accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements (including any of the foregoing as they relate to the nature of accounts, calculation of levels of reserves or levels of accruals) from the Accounting Methodology or the accounts used and included in determining the amount of the Target Net Working Capital. No actions taken by Parent (or its Affiliates) on its own behalf or on behalf of the Surviving Corporation or its Subsidiaries, at or following the Closing shall be given effect for purposes of determining the Final Purchase Price. Once delivered, the Closing Statement may not be amended without the consent of the Stockholders’ Representative. If Parent fails to timely deliver the Closing Statement in accordance with the foregoing, then the Estimated Closing Statement shall be deemed to be the Closing Statement; provided, that, for the avoidance of doubt, the Stockholders’ Representative reserves any and all other rights granted to it or the Company in this Agreement, including its rights under Section 3.4(b).

(b) Dispute Resolution Procedures.

(i) If the Stockholders’ Representative disagrees with Parent’s calculation of the Purchase Price derived from the calculation of Cash and Cash Equivalents, Indebtedness, Transaction Tax Benefit Amount, Net Working Capital (including with respect to Target Net Working Capital) and Transaction Expenses, in each case as set forth in the Closing Statement delivered pursuant to Section 3.4(a), the Stockholders’ Representative may, within forty-five (45) days (subject to Section 3.4(b)(iv)) after receipt of the Closing Statement, deliver a notice to Parent providing reasonable detail of the reasons for such disagreement and setting forth the Stockholders’ Representative’s calculation of the items and amounts in dispute. Any such notice of disagreement shall specify all items or amounts as to which the Stockholders’ Representative disagrees, and the Stockholders’ Representative shall be deemed to have agreed with all other items and amounts, and the calculation thereof, set forth in the Closing Statement.

(ii) If a notice of disagreement is delivered pursuant to Section 3.4(b)(i), the Stockholders’ Representative and Parent shall, during the fifteen (15) days following such delivery, negotiate in good faith to reach written agreement on the disputed items or amounts. The matters set forth in any written resolution executed by the Stockholders’ Representative and Parent shall be final and binding on the parties on the date of such written resolution.

(iii) If the Stockholders’ Representative and Parent are unable to reach such agreement during such fifteen (15)-day period, either the Stockholders’ Representative or Parent, upon written notice to the other party, may promptly (and in any event, within thirty (30) days) thereafter submit any matters in dispute to an independent accounting firm of international reputation to be mutually agreed to by Parent and the Stockholders’ Representative within such thirty (30)-day period (the “Independent Accountant”) for resolution, who shall act as an accounting expert and not as an arbitrator. Within fifteen (15) days after the date of engagement of the Independent Accountant, the Stockholders’ Representative and Parent shall each deliver a statement to the Independent Accountant (and copying the other party) setting forth their positions on the matters in dispute (each, a “Dispute Statement”). Within fifteen (15) days after receipt of such Dispute Statement, the Stockholders’ Representative and Parent may deliver one statement of rebuttal to the other party’s Dispute Statement to the Independent Accountant (and copying the other party) (each, a “Rebuttal Statement”). Unless mutually agreed by the Stockholders’ Representative and Parent, other than the Dispute Statements, Rebuttal Statements (if any) and written responses to the Independent Accountant’s questions (if any), the Stockholders’ Representative and Parent shall make no other submissions, statements or assertions to the Independent Accountant following its engagement. The Independent Accountant may submit questions in writing to the Stockholders’ Representative and Parent during its review. The Independent Accountant shall deliver to the Stockholders’ Representative and Parent, as promptly as practicable (but in no event later than thirty (30) days from the date of engagement of the Independent Accountant), a written report as to the resolution of each disputed item, accompanied by a certificate of the Independent Accountant that it reached such determination in accordance with the terms of this Agreement, including the Accounting Methodology and the definitions as provided in this Agreement. Such report shall be final and binding on the parties and shall not be subject to further review or appeal (absent manifest arithmetical error). The Independent Accountant shall consider only those items and amounts in the Stockholders’ Representative’s and Parent’s respective calculations of Cash and Cash Equivalents, Indebtedness, Transaction Tax Benefit Amount, Net Working Capital or Transaction Expenses, that were disputed within the Stockholders’ Representative’s notice of disagreement and that the parties identify as being items and amounts to which the Stockholders’ Representative and Parent have still been unable to agree. The Independent Accountant’s determination of any disputed item shall be (x) based solely on (i) the Dispute Statements, the Rebuttal Statements, and written responses to the Independent Accountant’s questions submitted by the Stockholders’ Representative and Parent (or by in-person telephonic conferences if mutually agreed by Parent, the Stockholders’ Representative and the Independent Accountant) and not by independent review, and (ii) the Accounting Methodology and on the definitions included herein and (y) within the range of the amounts proposed by Parent and the Stockholders’ Representative. Until the calculations of Cash and Cash Equivalents, Indebtedness, Transaction Tax Benefit Amount, Net Working Capital (including with respect to the Target Net Working Capital) or Transaction Expenses, including each of the components thereof, have been finally determined pursuant hereto, neither Parent nor the Stockholders’ Representative shall without the prior consent of the Stockholders’ Representative (in the case of Parent) or Parent (in the case of the Stockholders’ Representative) (A) have any ex parte conversations or meetings with the Independent Accountant or (B) engage, other than in the Ordinary Course of Business, the Independent Accountant or any of its Affiliates to perform any new services other than as Independent Accountant pursuant hereto. Each party agrees to execute a reasonable engagement letter, if such letter is required by the Independent Accountant. The costs and expenses of the Independent Accountant shall be borne by the Stockholders’ Representative (on behalf of the Equityholders, and solely from the Stockholders’ Representative Expense Account), on the one hand, and Parent, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amounts actually contested by such party; provided that any initial engagement fee shall be borne fifty percent (50%) each by the Stockholders’ Representative (on behalf of the Equityholders), on the one hand, and Parent, on the other hand, and such amount shall be adjusted in accordance with the immediately preceding clause after determination of the actual percentage.

(iv) The Closing Statement (and each of the components thereof) shall become final and binding on the parties (A) on the forty-sixth (46th) day following the delivery of the Closing Statement if a notice of disagreement has not been delivered to Parent by the Stockholders’ Representative (provided, that, in the event that the Stockholders’ Representative and its Representatives are not provided access as required by Section 3.4(g) within five (5) days of a request therefor (or such shorter period as may remain in such forty-five (45) day period), such forty-five (45) day period shall be extended by one (1) day for each additional day the Stockholders’ Representative and its Representatives are not provided with such access, and in the event Parent, the Surviving Corporation or their respective Representatives provide the Stockholders’ Representative with additional information subsequent to delivery of a notice of disagreement, the Stockholders’ Representative shall be permitted to amend the notice of disagreement to reflect such additional information), (B) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 3.4(b)(ii), on the date such resolution is executed, if all outstanding matters are resolved through such resolution and/or (C) with such changes as are necessary to reflect the Independent Accountant’s resolution of the matters in dispute (together with any changes necessary to reflect matters previously resolved pursuant to any written resolution executed pursuant to Section 3.4(b)(ii) and any matters not disputed pursuant to a notice of disagreement), on the date the Independent Accountant delivers its final, binding resolution pursuant to Section 3.4(b)(iii) (the Closing Statement in such form, a “Final Closing Statement”, and the Purchase Price set forth in such Final Closing Statement, the “Final Purchase Price”).

(c) Final Payment. Upon finalization of the Final Closing Statement as provided in Section 3.4(b):

(i) If the Final Purchase Price exceeds the Estimated Purchase Price,

(A) Parent shall as promptly as practicable, but in no event later than five (5) Business Days following the final determination of the Final Purchase Price as provided in Section 3.4(b) and delivery by the Stockholders’ Representative of a Distribution Schedule setting forth the payments to be made under this Section 3.4(c)(i)(A), pay or cause to be paid to the Stockholders’ Representative on behalf of the Equityholders (but subject to Section 3.4(d) below), by wire transfer of immediately available funds to the account(s) designated in writing by the Stockholders’ Representative, an amount in cash equal to the amount by which the Final Purchase Price exceeds the Estimated Purchase Price, which will be distributed by the Stockholders’ Representative to the Equityholders in accordance with (i) the applicable Distribution Schedule delivered with respect thereto in accordance with Section 2.8 (based on the Final Purchase Price set forth in the Closing Statement) to the account designated in each such Equityholder’s respective Letter of Transmittal (but subject to Section 3.4(d) below) and/or (ii) Section 3.5; provided, however, the aggregate payments to be made by Parent under this Section 3.4(c)(i)(A) shall not exceed the Escrow Amount; and

(B) Parent and the Stockholders’ Representative shall as promptly as practicable, but in no event later than five (5) Business Days following the final determination of the Final Purchase Price as provided in Section 3.4(b) and delivery by the Stockholders’ Representative of a Distribution Schedule setting forth the payments to be made under this Section 3.4(c)(i)(B), deliver a joint instruction to the Escrow Agent to release the Escrow Amount by wire transfer to the Equityholders in accordance with (i) their respective applicable percentage of such amount as set forth in the Distribution Schedule delivered with respect thereto in accordance with Section 2.8 (based on the Final Purchase Price set forth in the Closing Statement) and/or (ii) Section 3.5 .

(ii) If the Estimated Purchase Price exceeds the Final Purchase Price,

(A) Parent and the Stockholders’ Representative shall as promptly as practicable, but in no event later than five (5) Business Days following final determination of the Final Closing Statement, deliver a joint instruction to the Escrow Agent to release from the Escrow Account to Parent by wire transfer the amount by which the Estimated Purchase Price exceeds the Final Purchase Price up to an amount equal to the Escrow Amount; and

(B) Parent and the Stockholders’ Representative shall as promptly as practicable, but in no event later than five (5) Business Days following the final determination of the Final Purchase Price as provided in Section 3.4(b), deliver a joint instruction to the Escrow Agent to release the remaining balance, if any, of the Escrow Amount by wire transfer to the Equityholders in accordance with (i) their respective applicable percentage of such amount as set forth in the Distribution Schedule with respect thereto (based on the Final Purchase Price set forth in the Closing Statement) to the account designated in each such Equityholder’s respective Letter of Transmittal (but subject to Section 3.4(d) below) and/or (ii) Section 3.5.

(iii) If the Estimated Purchase Price equals the Final Purchase Price, Parent and the Stockholders’ Representative shall as promptly as practicable, but in no event later than five (5) Business Days following the final determination of the Final Purchase Price as provided in Section 3.4(b), deliver a joint instruction to the Escrow Agent to release the Escrow Amount by wire transfer to the Equityholders in accordance with their respective percentage of such amount set forth in the Distribution Schedule with respect thereto (but subject to Section 3.4(d) below).

(iv) The Stockholders’ Representative shall promptly deliver to Parent (or its designee) a written summary (which shall at least specify the name of the recipient, the amount payable, and the applicable bank account details) of any amounts to be paid to any Person in satisfaction of any then unpaid Topped Up Contingent Payment Amounts.

(d) Any amounts payable pursuant to the foregoing by the Escrow Agent or Stockholders’ Representative to Eligible Option Holders shall be paid instead to the Surviving Corporation (or other applicable Affiliate) for distribution to such Eligible Option Holders through the payroll system of the Surviving Corporation (or other applicable Affiliate). Promptly following the receipt of such payments (and in any case no later than the next regularly scheduled date of payroll), the Surviving Corporation shall pay to such holder of Eligible Options, through the payroll system of the Surviving Corporation (or the applicable Company Subsidiary), an amount equal to such holder’s applicable percentage of such amount with respect to his or her Eligible Options as set forth on the Distribution Schedule (based on the Final Purchase Price set forth in the Closing Statement), less all applicable Tax withholdings and deductions and without interest thereon.

(e) For the avoidance of doubt, neither the Stockholders’ Representative, nor any of its Affiliates or any of its or their respective managers, officers, directors, employees, advisors, consultants, agents or other representatives shall have any liability or obligation under this Section 3.4 or otherwise for any amount by which the Estimated Purchase Price exceeds the Final Purchase Price beyond an amount equal to the Escrow Amount. Recovery from the Escrow Account shall be the sole and exclusive remedy available to Parent or any of its Affiliates against the Company, or any of its Affiliates or otherwise, arising out of or relating to any amount by which the Estimated Purchase Price exceeds the Final Purchase Price and neither Parent nor any of its Affiliates shall have any claim against the Company or any of its Affiliates or any of their respective managers, officers, directors, partners, members, stockholders, employees, advisors, consultants, agents or other representatives in respect thereof.

(f) The post-Closing purchase price adjustments as set forth in this Section 3.4 shall be treated as an adjustment to the Purchase Price for income Tax purposes.

(g) The parties hereto (i) shall, and shall cause their respective Representatives to, cooperate and (ii) shall make available to one another and their respective Representatives and, if applicable, the Independent Accountant, to the extent necessary, at reasonable times and with reasonable advance notice, such books, Contracts, records, work papers and appropriate personnel and other information (including work papers, appropriate personnel, and outside advisors) as any of the foregoing may reasonably request, in each case, to prepare and review the Closing Statement (including calculations of Cash and Cash Equivalents, Indebtedness, Transaction Tax Benefit Amount, Net Working Capital (if adjusted pursuant to Section 3.4(a)) and Transaction Expenses) and/or any matters in dispute (including those submitted to the Independent Accountant). Parent and the Company each acknowledge and waive any actual or potential conflict of employees of the Company or any Company Subsidiary assisting the Stockholders’ Representative and Parent as described in this Section 3.4 and will not prevent such access by the Stockholders’ Representative or its Representatives. Any dispute with respect to the extent or nature of access pursuant to this Section 3.4(g) shall be treated in the same manner as a disputed item set forth in a notice of disagreement delivered pursuant to Section 3.4(b)(i) and be subject to the applicable dispute resolution processes set forth in Section 3.4(b)(iii) such that the disputed matter may be referred to the Independent Accountant for its determination, which shall be final and binding upon the parties, and the applicable period for delivering a notice of disagreement shall be tolled during the pendency of any such dispute.

(h) Stockholders’ Representative Expense Amount. The Stockholders’ Representative, when it determines that it is no longer necessary to retain the Stockholders’ Representative Expense Amount, shall distribute any remaining portion thereof to the Equityholders in accordance with their respective entitlement to such amount as set forth on the Distribution Schedule with respect thereto delivered in accordance with Section 2.8. The Equityholders shall not receive interest or other earnings on the Stockholders’ Representative Expense Amount and, by virtue of the adoption of this Agreement and as set forth in the Letters of Transmittal, irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may have in any interest that may accrue on the Stockholders’ Representative Expense Amount.

(i) In the calculation of the Estimated Purchase Price and the Final Purchase Price, respectively, any Transaction Expenses that are calculated based on the equity value of Common Stock and available for distribution for Equityholders shall be (i) initially calculated assuming the Hypothetical Options (as defined in the Scannell Side Letter) were outstanding, and disregarding the Change of Control Bonus (as defined in the Scannell Bonus Agreement), and then (ii) recalculated using the results from clause (i) above (which result shall then be used in the calculation of the Estimated Purchase Price and the Final Purchase Price, respectively, with appropriate payment, in accordance with the terms of this Agreement, made on the basis thereof).

Section 3.5 Treatment of Certain Amounts.

(a) Notwithstanding anything to the contrary herein, at the Closing, (i) the Company shall pay or cause to be paid to a separate bank account(s) designated in writing by the Stockholders’ Representative prior to the Closing (the “Contingent Payment Holdback Account”) the Baseline Amount (as such term is defined in the Scannell Bonus Agreement) (such amount, the “Scannell Set Aside Amount”), and (ii) ASP Acuren Investco LP shall hold back from its Common Stock Merger Consideration received at the Closing pursuant to Section 3.3(a)(i) (and deposit into the Contingent Payment Holdback Account), an amount equal to the Scannell Set Aside Amount (such amount, the “AS Set Aside Amount”, and together with the Scannell Set Aside Amount, the “Set Aside Amounts”). The Set Aside Amounts shall be held by the Stockholder Representative in the Contingent Payment Holdback Account for the benefit of the Equityholders entitled to receive the Top Up Amount. For the purposes of calculating the AS Set Aside Amount and the Scannell Set Aside Amount at the Closing, the amount to be released from the Escrow Account (or the Stockholders’ Representative Expense Account) and any additional payment on account of any true up payment under Section 3.4 hereof paid to Equityholders or Option Holders shall be deemed to be zero.

(b) Upon finalization of the Final Closing Statement as provided in Section 3.4(b), and the determination by the Stockholders’ Representative of the Topped Up Contingent Payment Amount and any Top Up Amount and the delivery of the payment details specified in Section 3.4(c)(iv), the Stockholders’ Representative shall, as promptly as practicable, but in no event later than five (5) Business Days following final determination of the Final Closing Statement, contribute to Parent (or its designee) (A) the applicable portion of the Set Aside Amounts and the portion of the Escrow Amount that would otherwise be eligible to be paid to the Equityholders pursuant to Section 3.4(c) to pay any such Top Up Amount, which amounts Parent shall then cause to be used to make the payments to the Persons specified pursuant to the payment details provided under Section 3.4(c)(iv), and (B) the balance (if any) of the Scannell Set Aside Amounts for payment to Peter O. Scannell in satisfaction of any amounts then owing and unpaid under the Scannell Bonus Agreement. ASP Acuren Investco LP shall thereafter retain for its own use its applicable portion of the AS Set Aside Amount not contributed in accordance with the previous sentence of this Section 3.5(b).

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, or materially and adversely affect the ability of the Company or the Company Subsidiaries to consummate the transactions contemplated hereby.

(c) The Company has made available to Parent true, correct and complete copies of the Organizational Documents of the Company as in effect on the date hereof. The Company is not in default under, or in violation of, any provision of its Organizational Documents. Section 4.1(c) of the Company Disclosure Letter sets forth a true and correct list of all of the officers and directors of the Company and each of the Company Subsidiaries as of the date hereof.

Section 4.2 Capitalization of the Company.

(a) Section 4.2 of the Company Disclosure Letter sets forth a complete and accurate list of the authorized, issued and outstanding Shares and Options of the Company as of the date hereof. All of the issued and outstanding Shares of the Company as of the date hereof are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in the certificate of incorporation of the Company, the Company’s Stockholders’ Agreement, dated as of December 20, 2019, as amended (the “Stockholders’ Agreement”), and the Options described in Section 4.2 of the Company Disclosure Letter, there are no other equity appreciation, phantom stock, profit participation rights or shares of capital stock or other equity securities of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, the Company, to which the Company or any of the Company Subsidiaries is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Company.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to each outstanding Option: (i) the name of the Option Holder; (ii) the number of Shares subject to such Option; (iii) the exercise price of such Option; (iv) the date on which such Option was granted; and (v) whether such Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Each Option was granted in accordance with the terms of the Option Plan, and each Option has been granted with an exercise price that is no less than the fair market value of the underlying Shares on the date of grant, as determined by the board of directors of the Company in its sole discretion in accordance with Section 409A of the Code.

Section 4.3 Subsidiaries.

(a) Section 4.3 of the Company Disclosure Letter sets forth a complete and accurate list of the name of each of the Company’s Subsidiaries (each, a “Company Subsidiary,” and collectively, the “Company Subsidiaries”) and the jurisdiction in which it is incorporated or organized and such Subsidiary’s direct owner and such owner’s percentage ownership. No Company Subsidiary owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person (other than a Company Subsidiary). Each of the Company Subsidiaries is duly incorporated or organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of its state or province of organization, and each of the Company Subsidiaries has all requisite organizational power and authority under such Laws and its Organizational Documents to own, lease and operate its properties and carry on its business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, or materially and adversely affect the ability of the Company or the Company Subsidiaries to consummate the transactions contemplated hereby.

(b) The Company has made available to Parent true, correct and complete copies of the Organizational Documents of each of the Company Subsidiaries as in effect on the date hereof. No Company Subsidiary is in default, violation or breach of any provision of any Company Subsidiary’s Organizational Documents.

(c) All of the outstanding shares of capital stock (or other equity securities) of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and are directly owned of record by the Company or a Company Subsidiary, free and clear of any Encumbrances other than (i) the Permitted Encumbrances set forth in clauses (i) and (v) of the definition thereof, and (ii) Encumbrances created by acts of Parent, Merger Sub or any of their respective Affiliates’ acts. There are no Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound to (x) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, any Company Subsidiary or (y) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary. Except to the extent provided under the Stockholders’ Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, any Company Subsidiary.

Section 4.4 Authority; Binding Obligation. The Company has the requisite corporate authority and power to execute, deliver and perform this Agreement and each of the Company Documents, and, subject to the effectiveness of the Company Stockholder Written Consent, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Documents by the Company, and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized (or in the case of Company Documents to be entered into after the date hereof, will be by the date of entry into such Company Document) by all required corporate action on the part of the Company and, except for the approval of this Agreement and the transactions contemplated hereby pursuant to the Company Stockholder Written Consent, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby (other than as required by the DGCL and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Equitable Exceptions”).

Section 4.5 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company and performance by the Company of its obligations hereunder do not (a) contravene or conflict with, or result in any violation or breach of, the Organizational Documents of the Company or any Company Subsidiary; (b) result in any violation or breach of any of the terms or provisions of, or constitute a default (with or without notice or lapse of time or both) under any Company Contract (other than the Specified Funded Indebtedness); or (c) assuming that all Governmental Authorizations in Section 4.6 have been obtained or made, result in any violation or breach of any existing applicable Law or Order of any Governmental Authority having jurisdiction over the Company, the Company Subsidiaries or any of their respective properties; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, or materially and adversely affect the ability of the Company or the Company Subsidiaries to consummate the transactions contemplated hereby.

Section 4.6 No Governmental Authorization Required. Except for (a) the filing of the Certificate of Merger, (b) the filing of the pre-merger notification report under the HSR Act(and any actions or nonactions, waivers, consents, clearances or approvals by a Governmental Authority, or expirations or terminations of waiting periods, required in connection with the foregoing), (c) compliance with any applicable foreign or state securities or blue sky laws, and (d) the other consents and/or notices set forth on Section 4.6 of the Company Disclosure Letter, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (collectively, “Governmental Authorizations”) will be required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to any Governmental Authorizations that, if not obtained or made, would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, or materially and adversely affect the ability of the Company or the Company Subsidiaries to consummate the transactions contemplated hereby.

Section 4.7 Financial Statements.

(a) Section 4.7 of the Company Disclosure Letter contains true and complete copies of (i) the audited consolidated balance sheets of Rockwood Service Corporation, an indirect wholly-owned subsidiary of the Company (“Rockwood”), and its consolidated Subsidiaries as of December 31, 2023 and December 31, 2022 and the audited consolidated income statements and cash flow statements of Rockwood and its consolidated Subsidiaries for the years then ended, and (ii) the unaudited consolidated balance sheet of Rockwood and its consolidated Subsidiaries as of March 24, 2024 (the “Last Balance Sheet”) and the unaudited consolidated income statement and cash flow statement of Rockwood and its consolidated Subsidiaries for the period then ended (such statements referred to in clause (ii), including the related notes and schedules thereto, as the case may be, are referred to herein as the “Interim Financial Statements” and together with the statements referred to in clause (i), including the related notes and schedules thereto, the “Financial Statements”). Each of the Financial Statements fairly presents, in all material respects, the consolidated financial position of Rockwood and its consolidated Subsidiaries as of their respective dates, and the other related statements included in the Financial Statements fairly present, in all material respects, the results of their consolidated operations and cash flows for the periods indicated. The Financial Statements have been prepared from the books and records of Rockwood and, except as may be indicated in the notes thereto, have been prepared in accordance with GAAP in all material respects, and in the case of the Interim Financial Statements, with the exception of the absence of recurring normal audit adjustments and certain notes or other textual disclosures required under GAAP.

(b) The Company and Acuren Intermediate are each a holding company with no operations, employees, assets or liabilities (except for de minimis assets or liabilities) other than (A) in the case of the Company: (i) ownership of 100% of the equity securities of Acuren Intermediate and rights and obligations arising under this Agreement, (ii) agreements governing the transactions contemplated by this Agreement to which it is a party, (iii) its Organizational Documents, the Option Plan and related award agreements, and restricted activities agreements with its stockholders and option holders, and (iv) the consolidated Taxes of the Company, and (B) in the case of Acuren Intermediate, (i) acting as a guarantor under the Amended and Restated Credit Agreement, by and among Rockwood Service Corporation, ASP Acuren Intermediate Holdings, Inc., the lenders from time to time party thereto, and Bank of America, N.A., dated as of January 23, 2020, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, (ii) obligations under the Acuren Purchase Agreement and the Scannell Side Letter, and (iii) immaterial liabilities set forth in Section 4.7 of the Company Disclosure Letter, which would not, individually and in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.8 No Material Undisclosed Liabilities; No Other Assets.

(a) As of the date of this Agreement, there are no liabilities of the Company or any of the Company Subsidiaries, whether absolute, accrued, contingent or otherwise, whether due or to become due, required under GAAP to be set forth on a consolidated balance sheet other than (i) liabilities disclosed and provided for in the Last Balance Sheet or in the notes thereto, (ii) liabilities incurred since the date of the Last Balance Sheet in the Ordinary Course of Business, which liabilities would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries taken as a whole, (iii) liabilities in connection with the negotiation, execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby, and (iv) other liabilities that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(b) At the time of the delivery of each Distribution Schedule in accordance with Section 2.8, each such Distribution Schedule will reflect a true, correct and complete listing of the entitlement of each Option Holder and each Stockholder, as applicable, to the applicable payments in connection with this Agreement and the transactions contemplated hereby. No Option Holder or Stockholder is entitled to any payment in respect of their respective Shares and Options other than as set forth in each Distribution Schedule delivered in accordance with Section 2.8. After giving effect to the payment of the amounts contemplated by this Agreement, as set forth in each Distribution Schedule, the Company will have no further liability, including with respect to the Contingent Payment.

Section 4.9 Intellectual Property.

(a) Section 4.9(a) of the Company Disclosure Letter sets forth, as of the date hereof, all material Intellectual Property owned by the Company or any Company Subsidiary that is registered, issued or subject to a pending application for registration or issuance by or with any Governmental Authority, all material unregistered trademarks owned by the Company or any Company Subsidiary, and all material proprietary Software owned by the Company or any Company Subsidiary.

(b) The Company or a Company Subsidiary, as applicable, owns, is licensed to use, or otherwise has a valid right to use all material Intellectual Property required for the operation of the business of the Company and the Company Subsidiaries, taken as a whole, as of the date hereof (collectively, the “Company Intellectual Property”) in each case, free and clear of Encumbrances other than Permitted Encumbrances. To the Knowledge of the Company, each item of Intellectual Property owned by the Company or any Company Subsidiary (“Owned Intellectual Property”) is subsisting, valid, and enforceable, as applicable, and all of the Company’s and its Subsidiaries’ rights in and to the Owned Intellectual Property are subsisting, valid, and enforceable, as applicable. The Company or a Company Subsidiary possesses all right, title, and interest in and to the Owned Intellectual Property, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(c) To the Knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries, including the use of the Company Intellectual Property by the Company and the Company Subsidiaries in connection with the operation of their businesses, as of the date hereof, does not and, for the past three (3) years has not, infringed upon or misappropriated the Intellectual Property rights of a third party. During the past three (3) years, there has been no Action initiated by any third party pending or threatened in writing against the Company or any Company Subsidiary alleging any such infringement or misappropriation. During the past three (3) years, neither the Company nor any Company Subsidiary has received a written threat alleging any such infringement or misappropriation (including any claim that the Company or a Company Subsidiary must license or refrain from using any Intellectual Property of a third party).

(d) To the Knowledge of the Company, (i) no Person is infringing or misappropriating, or has infringed or misappropriated during the past three (3) years, any of the Intellectual Property owned by the Company or any Company Subsidiary; and (ii) there is no Action pending or threatened, and there has been no Action pending or threatened during the past three (3) years, by the Company or any Company Subsidiary against a third party alleging any such infringement or misappropriation.

(e) The Company and the Company Subsidiaries have taken reasonable measures to protect and preserve the confidentiality of the material Trade Secrets of the business conducted by the Company and the Company Subsidiaries as of the date hereof, except where failure to do so would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has made material Trade Secrets of the Company or any Company Subsidiary available to any Person except pursuant to valid and binding written agreements requiring such Person to maintain the confidentiality and non-disclosure of such Trade Secrets and restricting the use of such Trade Secrets with appropriate limitations on use, reproduction and disclosure, and there have been no breaches of such written agreements. The Company and the Company Subsidiaries have obtained from all employees, consultants, contractors and any other persons who have created or developed any Owned Intellectual Property, written, valid present tense assignments of any such Intellectual Property, except where failure to do so would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.10 Data Privacy and IT.

(a) The Company and the Company Subsidiaries have for the past three (3) years: (i) complied in all material respects with all applicable Privacy Laws; (ii) to the Knowledge of the Company, not experienced any information security breaches, including any unauthorized use or access, involving any computer systems or Personal Information in the possession or control of the Company and the Company Subsidiaries; or (iii) not received any subpoenas, demands, inquiries, or other written notice of any claims of, or allegations of any non-compliance with any Privacy Laws or with respect to the Company or a Company Subsidiary’s Processing of Personal Information.

(b) Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, the IT Systems used by the Company and the Company Subsidiaries in the operation of the business of the Company and the Company Subsidiaries (i) are sufficient for the conduct of the business as currently conducted by the Company and the Company Subsidiaries as of the Closing; (ii) are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology, and data processing operations necessary for the conduct of the business; and (iii) are free of any viruses, defects, bugs, and errors.

Section 4.11 Compliance with Laws. The Company and the Company Subsidiaries are, and have been for the past (3) years, in compliance with all applicable Laws, except where the failure to be in compliance would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, or materially and adversely affect the ability of the Company or the Company Subsidiaries to consummate the transactions contemplated hereby. The business of the Company and the Company Subsidiaries, taken as a whole, is not being conducted in violation of any applicable Law, and neither the Company nor any of the Company Subsidiaries has as of the date of this Agreement received any written notice from any Governmental Authority regarding any material violation by the Company or any Company Subsidiaries of any applicable Law, except for in each case such violations which would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, or materially and adversely affect the ability of the Company or the Company Subsidiaries to consummate the transactions contemplated hereby.

Section 4.12 Company Contracts. Section 4.12 of the Company Disclosure Letter lists or describes, as of the date hereof, all Contracts (other than Company Plans, Leases and purchase orders) to which the Company or any Company Subsidiary is a party or to which their respective assets or property are bound as of the date hereof, which:

(a) are agreements or instruments related to the incurrence of any Indebtedness of the Company or any Company Subsidiary in an amount in excess of $4,000,000 individually, or otherwise relate to the placing of any Encumbrance (other than Permitted Encumbrances and Encumbrances which will be released at or prior to Closing) on any of the assets or properties of the Company or any of its Subsidiaries;

(b) are partnership, joint venture or similar agreements (other than any Organizational Documents of the Company or the Company Subsidiaries);

(c) are Contracts with any Significant Customer or Significant Supplier;

(d) any Contract, other than Contracts with any Significant Customer or Significant Supplier or related to insurance premiums, that requires either (A) annual payments to or from the Company or the Company Subsidiaries of more than $6,000,000 or (B) aggregate payments to or from the Company or the Company Subsidiaries of more than $6,000,000 during the term of such Contract, and the payments under such Contract are fixed for a period of more than one (1) year;

(e) are Contracts which provide for capital expenditures by the Company or any of its Subsidiaries with an outstanding amount of unpaid or remaining commitments in excess of $500,000 individually or $1,000,000 in the aggregate (except in the case of capital expenditures for vehicle leases in the Ordinary Course of Business and other capital expenditures to be made in accordance with an annual budget of the Company approved by the board of directors of the Company prior to the date hereof);

(f) are Contracts which restrict the Company or any Company Subsidiary from engaging in any material aspect of its business anywhere in the world;

(g) require the future acquisition from or disposition to another Person (other than the Company or a Company Subsidiary) of material operating assets (other than ordinary course purchasing activities or inventory sales (including vehicle acquisitions and dispositions)) or capital stock or other equity interest of another Person (other than the Company or a Company Subsidiary), other than (i) acquisitions pursuant to capital expenditures in the Ordinary Course of Business or (ii) acquisitions or dispositions that do not individually have a value in excess of $10,000,000;

(h) include any outstanding deferred purchase price, earn-out or other contingent payment obligation of the Company or any Company Subsidiary;

(i) provide for material indemnification obligations of the Company or any Company Subsidiary, other than any indemnification obligations to customers pursuant to Contracts entered into in the Ordinary Course of Business or related to Leases;

(j) are IP Licenses, excluding (i) licenses pertaining to “off-the-shelf” commercially available software used pursuant to shrink-wrap or click-through license agreements on standard terms and (ii) non-exclusive licenses granted in the Ordinary Course of Business);

(k) are collective bargaining agreements or works council agreements with any labor union or labor organization;

(l) are employment, consulting or independent contractor agreement, whether on a full-time, part-time, consulting, or other basis, which provides base compensation in excess of $350,000 during any year that is not terminable by the Company or such Subsidiary upon notice of thirty (30) days or less without penalty, or which provides for a contractual requirement to provide severance, termination or similar payments in excess of three (3) months;

(m) (i) were entered into in connection with the settlement or other resolution of any Action under which the Company or any of the Company Subsidiaries has any continuing liabilities in excess of $500,000 or (ii) are an Order or settlement or similar Contract of or with any Governmental Authority requiring performance or payments by the Company or any of its Subsidiaries after the date hereof;

(n) are with any Affiliate of the Company or any Company Subsidiary; or

(o) are otherwise material to the Company and the Company Subsidiaries, taken as a whole.

Collectively, the Contracts listed on Section 4.12 of the Company Disclosure Letter are referred to herein as the “Company Contracts”. Each Company Contract is, subject to the Equitable Exceptions, a valid and binding agreement of the Company or the applicable Company Subsidiary, except where failure to be valid and binding would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. As of the date hereof, neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any other party to any Company Contract is in breach thereof or default thereunder and there does not exist under any Company Contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. The Company has made available to Parent a true, correct and complete copy of each Company Contract (including all amendments, exhibits and schedules thereto) as in effect as of the date hereof.

Section 4.13 Litigation. Except as set forth in Section 4.13 of the Company Disclosure Letter, as of the date hereof, there are no Actions pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, would result in a material liability to the Company or any of the Company Subsidiaries or materially and adversely affect the ability of the Company or the Company Subsidiaries to consummate the transactions contemplated hereby. As of the date hereof, neither the Company nor any Company Subsidiary nor any of their respective properties or assets is subject to any unsatisfied Order that, individually or in the aggregate, would be material to the Company or any of the Company Subsidiaries or materially and adversely affect the ability of the Company or the Company Subsidiaries to consummate the transactions contemplated hereby.

Section 4.14 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely (within any applicable extension periods) filed, and all such Tax Returns are true, complete and correct in all material respects.

(b) The Company and the Company Subsidiaries have fully and timely paid all material Taxes (whether or not shown to be due on the Tax Returns referred to in Section 4.14(a)). Neither the Company nor any Company Subsidiary has received any material refund of Taxes or any material credit against Taxes to which it is not entitled.

(c) All material deficiencies for Taxes asserted or assessed in writing against the Company or the Company Subsidiaries have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the Financial Statements.

(d) No written claim has been made within the past five (5) years by a Tax Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to a material amount of taxation by that jurisdiction.

(e) Each of the Company and the Company Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all information reporting required with respect thereto have been properly completed and timely filed in all material respects.

(f) Each of the Company and the Company Subsidiaries has properly collected and remitted all material amounts of sales, resales, goods and services, harmonized sales, and similar Taxes and has properly received and retained all material Tax exemption certificates or other documentation for all supplies, sales, leases, or other services made without charging or remitting sales, resales, goods and services, harmonized sales, or similar Taxes that qualify as exempt from sales, goods and services, harmonized sales, and similar Taxes.

(g) No audit, dispute or claim is pending or, to the Knowledge of the Company, threatened in writing with respect to any material Taxes due from or with respect to the Company or any Company Subsidiary.

(h) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated, consolidated, combined or unitary group for federal income Tax purposes (other than a group the common parent of which was and is the Company or was a Company Subsidiary), (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement (except for customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business), or (iii) has any material liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), under section 160 of the Canadian Tax Act, as a transferee or successor, by contract, or otherwise (except for customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder).

(i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from the Company or any Company Subsidiary for any taxable period and no request for any such waiver or extension is currently pending.

(j) Neither the Company nor any of the Company Subsidiaries will be required to include any material amount of income in, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) beginning on or after the Closing Date under any Laws applicable to Tax as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of the cash method, a hybrid method or an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) a prepaid amount, deposit, advanced payment received or paid, deferred revenue accrued, or reserve claimed on or before the Closing Date; (iv) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law applicable to income Tax) or to the Knowledge of the Company, any other agreement with any Taxing Authority executed on or prior to the Closing Date; (v) intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law applicable to income Tax) entered into or in existence prior to the Closing; (vi) installment sale or open transaction disposition made on or prior to the Closing; or (vii) income arising or accruing prior to or on the Closing Date and includable after the Closing Date under Subchapter K or Section 951, 951A or 956 of the Code (or any comparable provisions of other applicable state, local or foreign Law) with respect to any interest held by the Company or any of its Subsidiaries in a “controlled foreign corporation” or entity classified as a partnership. The Company and each of the Company Subsidiaries uses the accrual method of accounting, and none of such entities uses the cash or hybrid method of accounting, for U.S. federal and applicable state, local and foreign income Tax purposes.

(k) Neither the Company nor any Company Subsidiaries shall be required to pay any Tax pursuant to or as a result of Section 965 of the Code. Neither the Company nor any Company Subsidiaries has claimed any “employee retention credit” pursuant to Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act of 2020 or any similar or successor Law, executive order, executive memorandum or guidance issued thereunder (or any corresponding or similar provision of state or local Law).

(l) Within the past two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m) Neither the Company nor any Company Subsidiary is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code. Neither the Company nor any Company Subsidiary has engaged in any “reportable transaction” as defined in subsection 237.3(l) of the Canadian Tax Act or any “notifiable transaction” as defined in subsection 237.4(1) of the Canadian Tax Act.

(n) The equity interests of the Company Subsidiaries that are subject to Tax in Canada do not constitute taxable Canadian property as defined in subsection 248(1) of the Canadian Tax Act.

(o) There are no circumstances or situations existing, or that have existed, which have resulted, or which could result in the application of any of sections 15, 17, 78, 80 to 80.04 or subsection 90(6) to 90(12) of the Canadian Tax Act or any equivalent provision of any applicable Law to the Company or any Company Subsidiary.

(p) Each of the Company and the Company Subsidiaries has complied in all material respects with the transfer pricing provisions of all Laws applicable to Tax (including section 247 of the Canadian Tax Act), including the contemporaneous documentation, retention, and filing requirements thereof.

(q) Neither the Company nor any Company Subsidiary has ever made an “excessive eligible dividend election” as defined in subsection 89(1) of the Canadian Tax Act in respect of any dividends paid or deemed to be paid on any class of shares of its capital. Neither the Company nor any Company Subsidiary has ever made a capital dividend election under subsection 83(2) of the Canadian Tax Act in an amount which exceeds the applicable company’s capital dividend account at the time of such election.

(r) All research and development investment tax credits and other tax credits (“ITCs”) claimed by each of the Company and the Company Subsidiaries were claimed in accordance with the Canadian Tax Act and the relevant provincial Laws applicable to Tax and each of the Company and the Company Subsidiaries satisfied at all times the relevant criteria and conditions entitling it to such ITCs. All refunds of ITCs received or receivable by the Company and any Company Subsidiary in any taxation year were claimed in accordance with the Canadian Tax Act and the relevant provincial Laws applicable to Tax and the Company and the Company Subsidiaries satisfied at all times the relevant criteria and conditions entitling them to claim a refund of such ITCs.

(s) Each of the Company and the Company Subsidiaries has duly and timely completed and filed all CEWS Returns required to be filed by it, or that it elected to file, and all such CEWS Returns are complete and accurate in all material respects. Neither the Company nor any Company Subsidiary has claimed any CEWS to which it was not entitled and no CEWS would be required to be repaid, whether in whole or in part, by the Company or any Company Subsidiary to a Governmental Authority after the Closing.

(t) Each of the Company and the Company Subsidiaries has never had a permanent establishment (within the meaning of an applicable Tax treaty) in a jurisdiction outside of its country of organization, and each of the Company and the Company Subsidiaries has never been subject to Tax in a jurisdiction outside of its country of organization.

Section 4.15 Permits. As of the date of this Agreement, except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and each Company Subsidiary have all consents, authorizations, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, franchises, licenses, notices, permits and rights necessary for the ownership of their properties and assets or the operation of their businesses as conducted on the date hereof (collectively, “Permits”), and (b) all such material Permits are in full force and effect.

Section 4.16 Employee Benefit Plans.

(a) Section 4.16 of the Company Disclosure Letter contains a true and complete list of each material Company Plan by country. “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other equity, equity-based, severance, leaving service, employment, consultant, change-in-control, fringe benefit, bonus, incentive, deferred compensation, profit sharing, pension, ex gratia pension benefits, retirement, medical, hospital, supplemental insurance, paid time off, vacation, sick leave, death, disability, and all other employee benefit plans, programs and agreements in effect as of the date of this Agreement, which, in each case, are sponsored, maintained and/or contributed by the Company or any Company Subsidiary for the benefit of any of its current or former employees, directors and/or individual consultants, or under which the Company has or could reasonably be expected to incur any material liability (contingent or otherwise), but excluding any statutory plans, common law entitlements, Multiemployer Plans and any other benefit plan sponsored by a union.

(b) With respect to each material Company Plan, the Company has made available to Parent, to the extent applicable: (i) the Company Plan document and any related trust agreement or funding agreement and all amendments thereto; (ii) the most recent IRS determination or opinion letter; (iii) the most recent summary plan description and all summaries of material modifications thereto; (iv) the Form 5500 and attached schedules for the three (3) most recent plan years, (v) copies of the non-discrimination testing results for the three (3) most recent plan years, (vi) copies of the Forms 1094C and 1095C (sampling) for the three (3) most recent plan years and (vii) all non-routine correspondence received from any Governmental Authority with respect to each Company Plan within the past three (3) years.

(c) (i) Each Company Plan has been established and administered in accordance and in compliance, in all material respects, with its terms and applicable Laws; and (ii) each Company Plan intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion from the IRS as to its qualification, and to the Knowledge of the Company nothing has occurred that could reasonably be expected to cause the loss of such qualification.

(d) Except as set forth on Section 4.16 of the Company Disclosure Letter, no Company Plan is or was within the past six (6) years, and neither the Company nor any Company Subsidiary nor any ERISA Affiliate has or reasonably expects to have any liability or obligation under (i) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA, Section 412 of the Code and/or Section 302 of ERISA; (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA (“Multiemployer Plan”); (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e) With respect to each Company Plan: (i) all contributions, premiums and other similar payments to, and payments from, the Company Plans which are required to have been made with respect to any period ending on or before the Closing Date, in accordance with the Company Plans, have been timely made; (ii) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly and timely filed or distributed; and (iii) the Company and each Company Subsidiary is not in violation of any Company Plan provision, in each case of (i), (ii) and (iii), except as would not, individually or in the aggregate, result in material liability to the Company or any of the Company Subsidiaries. All annual bonuses payable by the Company or any Company Subsidiaries to employees, directors and/or independent contractors of the Company or Company Subsidiaries with respect to the 2023 fiscal year have been fully paid.

(f) With respect to any Company Plan, no Actions (other than routine claims for benefits in the ordinary course) are pending, or, to the Knowledge of Company, threatened by any Governmental Authority involving any Company Plan, the assets of any of the trusts under any Company Plan or against the Company or any Company Subsidiary or fiduciary of any Company Plan with respect to the operation of such plan, except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and the Company Subsidiaries taken as a whole.

(g) No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) for any Company Plans, and no reportable event, as defined in ERISA, has occurred in connection with the Company Plans.

(h) The Company, each Company Subsidiary and each ERISA Affiliate has complied in all material respects with (i) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (ii) the affordability and minimum essential coverage requirements of the Patient Protection and Affordable Care Act of 2010, as amended, in each case, with respect to each Company Plan that is a group health plan.

(i) There are no Company Plans, Contracts or other obligations of the Company or any Company Subsidiary which provides for health, life or other welfare benefits to past or present employees beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Recommendation Act of 1985, Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws, the cost of which is fully paid by such U.S. employees or their dependents.

(j) Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) with respect to any service provider of the Company or any Company Subsidiary thereof and to which the Company or any Company Subsidiary thereof is a party has been maintained and operated in compliance, in all material respects, with Section 409A of the Code and regulations and other guidance promulgated thereunder, and no additional Tax under Section 409A of the Code has been incurred. Neither the Company nor any Company Subsidiary has any obligation to indemnify, “gross-up”, reimburse or otherwise compensate any individual with respect to the additional Taxes or interest imposed pursuant to Section 409A of the Code.

(k) Except as contemplated by this Agreement, the execution and the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other action by the Company or any of its Company Subsidiaries prior to the Closing) will not (i) result in any material payment from the Company or any Company Subsidiary becoming due, or increase materially the amount of any compensation and/or benefits due, in each case, to any current or former employee, director and/or independent contractor of the Company or any Company Subsidiary, (ii) materially increase any benefits otherwise due under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits from the Company or any Company Subsidiary to any current or former employee, director and/or independent contractor of the Company or any Company Subsidiary.

(l) The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other action by the Company or any of its Company Subsidiaries prior to the Closing) will not give rise to any payments that would be nondeductible to the payor under Section 280G of the Code. The consummation of the transactions contemplated by this Agreement will not give rise to any single-trigger severance or similar payments payable to employees, directors and/or independent contractors of the Company or Company Subsidiaries.

(m) No Company Plan is, has ever been, or is intended to be (i) a “registered pension plan” as such term is defined in subsection 248(1) of the Canadian Tax Act; (ii) a “retirement compensation arrangement” as such term is defined in subsection 248(1) of the Canadian Tax Act; or (iii) an “employee life and health trust” as such term is defined in subsection 248(1) of the Canadian Tax Act. No Company Plan is intended to be or has ever been found or alleged by a Governmental Authority to be a “salary deferral arrangement” as such term is defined in subsection 248(1) of the Canadian Tax Act. The only employer obligation under a Company Plan which is a “multi-employer plan” as such term is defined in subsection 147.1(1) of the Canadian Tax Act is to remit employer and employee contributions as set out in the respective collective bargaining agreement.

(n) With respect to each Multiemployer Plan under which the Company or any Company Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute: (i) all contributions required to be made with respect to employees of the Company or any Company Subsidiary or ERISA Affiliate have been timely paid; (ii) none of the Company, the Company Subsidiaries, or any ERISA Affiliate, has incurred or has taken any action to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the Merger or otherwise); (iii) no such plan is insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 431 of the Code), whether or not waived, exists with respect to any such plan and no such plan is in “endangered status” or “critical status” within the meaning of Section 432 of the Code; (iv) none of the Company, the Company Subsidiaries, or any ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability against any of them; (v) the Company has made available to Parent true, correct and complete copies of (A) all information that has been provided to the Company, the Company Subsidiaries, or any ERISA Affiliate regarding assessed or potential withdrawal liability under any Multiemployer Plan in the last six (6) years, and (B) the most recent actuarial report or other information received from the Multiemployer Plan regarding its funding status, financial condition, or related matters; and (vi) none of the Company, the Company Subsidiaries, or any ERISA Affiliate has any liability under Section 4204 of ERISA.

(o) Any pension benefits payable to employees of the UK Company Subsidiary consist exclusively of money purchase benefits (as defined in section 181 of the UK’s Pension Schemes Act 1993) and neither the UK Company Subsidiary, the Company nor any Company Subsidiaries has any liability whatsoever towards any defined benefit arrangement or any minimum level of benefits, nor have they made any defined benefit promise or been connected or associated with a sponsoring employer of any defined benefit scheme, and no amount is or could become due from the UK Company Subsidiary, the Company or any Company Subsidiary by virtue of section 75 or 75A of the UK’s Pensions Act 1995; and

(p) No employee or officer (or former employee or officer) of the UK Company Subsidiary whose employment transferred to the UK Company Subsidiary under the Transfer Regulations or otherwise was a member of or entitled to be or become a member of any defined benefit occupational pension scheme and therefore no employee or officer or former employee or officer of the UK Company Subsidiary has any rights to early retirement or to other enhanced rights, including pension rights on redundancy.

Section 4.17 Labor Matters.

(a) The Company has made available to Parent a true, correct, and complete list of all individuals who are employees of the Company or any of the Company Subsidiaries as of the date specified therein, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following, to the extent applicable: (i) title or position (including whether full-time or part-time); (ii) status (i.e. hourly, salaried, on-call, temporary, casual); (iii) hire or retention date; (iv) current annual base salary or hourly rate, as applicable; and (v) commission, bonus or other incentive-based compensation. Except as (A) would not apply to any remuneration scheduled to be remitted on the next regularly scheduled payroll date immediately after the Closing Date, and (B) would not result in material liability to the Company or any of its Subsidiaries: the Company and its Subsidiaries have fully paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to their current or former employees, independent contractors, or consultants under applicable Laws. Except as set forth on Section 4.17(a) of the Company Disclosure Letter, the employment of each employee of the Company or any of its Subsidiaries (i) in the United States is terminable at will by the Company or the applicable Subsidiary without any penalty, severance, or other liability or obligation incurred by the Company or any of its Subsidiaries; and (ii) in Canada is terminable by the Company or the applicable Subsidiary in accordance with applicable Laws, without any penalty, severance, or other liability or obligation incurred by the Company or any of its Subsidiaries other than as required by applicable Laws.

(b) The Company has made available to Parent a true, correct, and complete list of all individuals who are consultants or independent contractors engaged by the Company or any Subsidiary as of the date specified therein and earning compensation in excess of $350,000 per year, whether or not doing business as an entity, and sets forth for each the following: (i) name of individual; (ii) status (i.e., consultant, independent contractor, sales representative, licensed reseller); (iii) date the engagement or Contract began; and (iv) duration of engagement or Contract.

(c) Except as set forth on Section 4.17(c) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement or other Contract with any labor organization, trade union or employee association, and no employees of the Company or any of the Company Subsidiaries are represented by any labor organization or employee association with respect to their employment with the Company or any of the Company Subsidiaries, whether by way of certification, voluntary recognition or succession rights. Other than those set forth on Section 4.17 of the Company Disclosure Letter, no labor union, trade union, labor organization or group of employees of the Company or the Company Subsidiaries has made a demand (orally or in writing) for recognition or certification. To the Knowledge of the Company, there has not been any attempt to organize any employees of the Company and the Company Subsidiaries for the purpose of forming or joining a labor union or work council other than in connection with the entities set forth on Section 4.17 of the Company Disclosure Letter. There have been no strikes, slowdowns, picketing, work stoppages, or other material labor disputes by the employees of the Company and the Company Subsidiaries or, to the Knowledge of the Company, threatened. There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority. During the past twelve (12) months, the Company and the Company Subsidiaries have not engaged in any conduct that would reasonably give rise to the filing of an unfair labor practice charge with the National Labor Relations Board by any individual, employee, group of employees, or labor organization. To the Knowledge of the Company, no Person has applied to have the Company or any of the Company Subsidiaries declared a common or single employer pursuant to applicable Laws in any jurisdiction in which the Company or any of the Company Subsidiaries carry on business.

(d) The Company and the Company Subsidiaries are, and have for the previous three (3) years been, in compliance in all material respects with all applicable labor and employment Laws, including those relating to labor-management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, workers’ compensation, continuation coverage under group health plans, wage payment, and the payment and withholding of Taxes (collectively, the “Employment Laws”). All employees of the Company or any of its Subsidiaries classified as exempt under the federal Fair Labor Standards Act (“FLSA”) and state, provincial and local wage and hour Laws are and have been properly classified, except where failure to be properly classified would not, individually or in the aggregate, result in a material liability to the Company or any Company Subsidiary.

(e) As of the date hereof, no material Action relating to the violation by the Company or any of its Subsidiaries of any Employment Laws is pending or, to the Knowledge of the Company, threatened in writing.

(f) The Company has reasonably investigated all sexual harassment allegations made by or about any officer or director of the Company and Company Subsidiaries since January 1, 2021. With respect to each such allegation with potential merit, the Company or applicable Company Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further harassment, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(g) To the extent applicable, the Company and each Company Subsidiary complete Form I-9s (Employment Eligibility Verification) for each current employee in accordance with applicable Law.

(h) In the past three (3) years, the Company has not implemented any plant closing or layoff of employees implicating the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et. Seq. (“WARN”), or any similar state, provincial or local Law.

Section 4.18 Environmental Compliance. Except as set forth on Section 4.18 of the Company Disclosure Letter or as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, (a) each of the Company and each Company Subsidiary has been and is in compliance with all Environmental Laws (which compliance includes obtaining, maintaining and complying with all Environmental Permits); (b) there are no pending, or to the Knowledge of the Company, threatened Actions alleging that the Company or any of the Company Subsidiaries is in violation of, or potentially liable under, any Environmental Laws; (c) there has been no Release by the Company or any Company Subsidiaries on the Real Property, or to the Knowledge of the Company, at any customer location or at any other property in violation of Environmental Law or for which the Company or any Company Subsidiary was or is currently obligated under Environmental Law or Environmental Permit to perform any investigation or remedial action; (d)  there are no and have not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or at any personal or real property owned, leased, operated or used by the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, at any customer location, which result in the Company or any Company Subsidiary incurring liability under Environmental Laws, and (e) neither the Company nor any Company Subsidiary has given or agreed to give, or is a party to or bound by, any indemnity in respect of any matter relating to the environment or Environmental Laws other than those indemnities contained in standard leases or loan documents or address liability that would be otherwise imposed on the Company or the Company Subsidiaries as a matter of law. To the Knowledge of the Company, copies of all material environmental site assessment and studies revealing conditions that would reasonably be expected to result in the Company and any Company Subsidiary incurring material liability under Environmental Laws relating to the Company or any Company Subsidiary or any Real Property currently or previously owned or leased by the Company or any Company Subsidiary or at any customer location, to the extent within the possession or control of the Company, have been made available to Parent.

Section 4.19 Insurance. Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have maintained without interruption insurance policies covering risks and events, and in amounts adequate in all material respects, in the Company’s determination, for their respective businesses and operations. All material insurance policies (the “Insurance Policies”) with respect to the properties, assets, or business of the Company and the Company Subsidiaries are in full force and effect as of the date hereof and all premiums due and payable thereon have been paid in full. As of the date hereof, neither the Company nor any Company Subsidiary has received a written notice of cancellation or non-renewal of any Insurance Policy, nor, to the Company’s Knowledge, is the termination of any Insurance Policy threatened. Such Insurance Policies will not terminate as a result of the consummation of the transactions contemplated hereby.

Section 4.20 Real Property.

(a) Section 4.20(a) of the Company Disclosure Letter contains a complete and accurate list as of the date hereof of all real property owned in fee (or fee simple, if applicable) by the Company and/or the Company Subsidiaries (the “Owned Real Property”). The Company and/or a Company Subsidiary has good and marketable fee (or fee simple, if applicable) title to all Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances and Encumbrances which will be released at or prior to Closing. To the Knowledge of the Company, neither the Company nor any Company Subsidiary, as applicable, has any continuing material obligation in respect of any formerly owned real property. There are no Contracts entered into by the Company or any Company Subsidiary to acquire or dispose of any of the Owned Real Property. Except as set forth in Section 4.20(a) of the Company Disclosure Letter, there are no leases, tenancies, licenses, or other rights of third parties to occupy or use any portion of the Owned Real Property. Neither the Company nor any Company Subsidiary has received written notice, and to the Knowledge of the Company, neither the Company nor any Company Subsidiary is aware that any of the Owned Real Property is subject to any Order by a Governmental Authority to be sold, rezoned or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, and to the Knowledge of the Company, no such event is pending or threatened. To the Knowledge of the Company, the use, operation and maintenance of each Owned Real Property (including the buildings and fixtures thereon) is in material compliance with all applicable building, zoning and other applicable Laws to the Owned Real Property. To the Knowledge of the Company, none of the buildings or fixtures forming part of the Owned Real Properties are in need of material maintenance or repairs other than routine maintenance and repairs in the Ordinary Course of Business.

(b) Section 4.20(b) of the Company Disclosure Letter contains a complete and accurate list as of the date hereof of all real property leased by the Company and/or the Company Subsidiaries as lessee, including all subleases, licenses and other arrangements relating to the use or occupancy of real property by the Company and the Company Subsidiaries (each, a “Leased Property”, collectively, the “Leased Properties”, and together with the Owned Real Property, the “Real Property”). True and complete copies of all leases of Leased Property (each, a “Lease”) have been made available to Parent. As of the date hereof, to the Knowledge of the Company, neither the Company nor any Company Subsidiary, as applicable, is in breach or default (in each case, with or without the giving of notice or lapse of time or both, or the happening of any other event or condition) in any material respect under any Lease to which any such entity is a party that, individually or in the aggregate, is material to the operation of the business of the Company and the Company Subsidiaries, taken as a whole, other than defaults that have been cured or waived by the landlord thereunder. All of the Leases that are material to the operation of the business of the Company and the Company Subsidiaries, taken as a whole, are, to the Knowledge of the Company and subject to the Equitable Exceptions, in full force and effect as of the date hereof, and the Company or one of the Company Subsidiaries holds a valid and existing leasehold interest under each such Lease, free and clear of any Encumbrances except for Permitted Encumbrances and Encumbrances which will be released at or prior to the Closing, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, or subject to general principles of equity. To the Knowledge of the Company, none of the buildings or and fixtures forming part of the Leased Properties require material maintenance or repairs other than routine maintenance and repairs in the Ordinary Course of Business. To the Knowledge of the Company, neither the Company nor any Company Subsidiary, as applicable, has any continuing material obligation in respect of any formerly Leased Property.

Section 4.21 Affiliate Transactions. Except (a) for employment relationships and compensation, benefits, and travel advances in the Ordinary Course of Business, (b) for arrangements or other relationships by and between the Company and wholly-owned Company Subsidiaries, and (c) as set forth in Section 4.21 of the Company Disclosure Letter, no Affiliate of the Company or any Company Subsidiary, any executive officer or director of the Company or any Company Subsidiary, any member of such executive officer’s or director’s immediate family, or any 1% or greater Equityholder of the Company or any member of such Equityholder’s immediate family (collectively, “Related Persons”) (x) owes to the Company or any Company Subsidiary an amount in excess of $500,000, nor does the Company or any Company Subsidiary owe any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person or (y) is involved in any material business arrangement or other relationship with the Company or any Company Subsidiary.

Section 4.22 Absence of Certain Changes or Events. Except as contemplated by this Agreement, between the date of the Last Balance Sheet to the date of this Agreement, the Company and each Company Subsidiary have conducted their respective businesses in the Ordinary Course of Business in all material respects. Since December 31, 2023, there has been no Material Adverse Effect. Since the date of the Last Balance Sheet, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would require the consent of Parent under, subsections (b)(i), (ii), (iii), (vi), (ix), (x), (xi), (xii), (xiii), (xiv), (xvii) and (xviii) of Section 6.1.

Section 4.23 Financial Advisors. Except for Robert W. Baird and Co. Incorporated and Harris Williams LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any fee or commission or like payment in respect thereof.

Section 4.24 Customers and Suppliers. Section 4.24 of the Company Disclosure Letter sets forth the ten (10) largest customers (as measured by the dollar amount of purchases thereby) (the “Significant Customers”) and the ten (10) largest suppliers (as measured by the dollar amount of purchases therefrom) (the “Significant Suppliers”) of the business of the Company and Company Subsidiaries, in each case, for the twelve (12) month period ending on December 31, 2023. Between January 1, 2024 and the date of this Agreement, (i) neither the Company nor any of the Company Subsidiaries has been involved in any material claim, dispute or controversy with any Significant Customer or Significant Supplier, and (ii) no Significant Customer or Significant Supplier has canceled, terminated, declined to renew, adversely modified or materially reduced the business that it conducts with the Company and the Company Subsidiaries, or has proposed or provided to the Company or any of the Company Subsidiaries written notice indicating an intention to do so, except as expressly described on Section 4.24 of the Company Disclosure Letter.

Section 4.25 Anti-Corruption and Anti-Bribery Laws. None of the Company, any of the Company Subsidiaries, or, any of their respective executive officers or directors, or, to the Knowledge of the Company, any of their other officers, employees, or agents or representatives associated with or acting for or on behalf of the Company or any Company Subsidiary has, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) or other applicable Law: (a) made a payment or loan to or for the benefit of any Governmental Authority, candidate for public office, political party or political campaign, for the purpose of (i) influencing any act or decision of such Governmental Authority, candidate, party or campaign, (ii) obtaining or retaining business for or with any person, (iii) expediting the performance of official acts of a routine nature, or (iv) otherwise securing any improper advantage; (b) paid any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made any unlawful contributions, gifts, entertainment or other unlawful expenditures; or (d) maintained any unlawful fund of corporate monies or other properties.

Section 4.26 Compliance with Sanctions Laws and Export Laws. None of the Company, any of the Company Subsidiaries, or, any of their respective executive officers or directors, or, to the Knowledge of the Company, any of their other officers, employees, or agents or representatives associated with or acting for or on behalf of the Company or any Company Subsidiary, (a) is a Person with whom transactions are prohibited or limited under any economic sanctions laws, including those administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury, the UK Office of Financial Sanctions implementation, the UK National Crime Agency, or other sanctions authority, or (b) has violated any economic sanctions laws applicable to such Persons. None of the Company or any of the Company Subsidiaries is a party to any Contract or has engaged in any transaction, directly or indirectly, with or in (a) any country, region, or jurisdiction subject to territorial sanctions enforced by OFAC (currently, Cuba, Iran, North Korea, the Crimea Region of Ukraine, Syria, and the so-called Donetsk People’s Republic and Luhansk People’s Republic), including the government or any subdivision thereof, agents, representatives or residents thereof, or any entity formed, based or resident therein, (b) any Person that is included, at the time of the relevant transaction, in any list of restricted parties maintained by any Governmental Authority, including the list of Specially Designated Nationals and Blocked Persons or any other sanctions list maintained by OFAC, or (c) is owned 50% or more in the aggregate or controlled by any party that has been or is designated on, any list of restricted parties maintained by any Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s list of Foreign Sanctions Evaders, OFAC’s Sectoral Sanctions Identifications List, the Department of Commerce’s (“Commerce”) Denied Persons List, the Commerce Entity List, the Debarred List maintained by the U.S. Department of State. The Company and the Company Subsidiaries, during the prior ten (10) years, have been in compliance with the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (including any other enabling legislation or executive order relating thereto). The Company and the Company Subsidiaries have, during the prior five (5) years, been in compliance with all applicable U.S. export control Laws and all permits issued pursuant to such Laws, including the Export Administration Regulations codified at 15 C.F.R. part 760 and the Code codified at 26 U.S.C. § 999.

Section 4.27 Reliance. The Company and the Company Subsidiaries acknowledge that, except as expressly set forth in Article 5, none of Parent, Merger Sub or any other Person has made any other representation or warranty, express or implied. Neither the Company nor any Company Subsidiaries has relied on any other express or implied representation or warranty by or on behalf of Parent or its Affiliates. Except for the representations and warranties contained in Article 5, the Company and Company Subsidiaries acknowledge that none of Parent, Merger Sub, or any other Person, has made or makes any other express or implied representation or warranty, either written or oral, as to the accuracy or completeness of any information regarding Parent or Merger Sub available to the other parties or their respective representatives. Without limiting the foregoing, the Company and the Company Subsidiaries acknowledge that none of Parent, Merger Sub, or any other Person (including any Affiliate of Parent or Merger Sub or their respective officers, directors, members, stockholders or partners) makes or has made any representation or warranty with respect to, and shall have no liability in respect of (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise), any oral or, except for the representations and warranties expressly made by Parent or Merger Sub in Article 5, written information made available to the other parties hereto in the course of the negotiation of this Agreement.

Article 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The Parent and Merger Sub represent and warrant to the Company and the Stockholders’ Representative (on behalf of the Stockholders) as follows:

Section 5.1 Organization and Qualification. Parent is a business company, validly existing and in good standing under the Laws of the British Virgin Islands. Merger Sub is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted. Each of Parent and Merger Sub is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent or Merger Sub, as applicable, to effect the transactions contemplated hereby.

Section 5.2 Authority; Binding Obligation. Each of Parent and Merger Sub has requisite corporate authority and power to execute, deliver and perform this Agreement and each of the Parent Documents, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Parent Documents by the Parent and Merger Sub, and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized (or in the case of Parent Documents to be entered into after the date hereof, will be by the date of entry into such Parent Documents) by all required corporate action on the part of Parent and Merger Sub, and by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby (other than as required by the DGCL and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

Section 5.3 No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Merger Sub and performance by Parent and Merger Sub of their respective obligations hereunder do not (a) contravene or conflict with, or result in any violation or breach of, the Organizational Documents of either Parent or Merger Sub, (b) contravene or conflict with, or result in any violation or breach of, any of the terms or provisions of, or constitute a default (with or without notice or lapse of time or both) under any indenture, mortgage or loan or any other agreement or instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound or to which the properties of Parent or Merger Sub may be subject, or (c) assuming that all Governmental Authorizations in Section 5.4 have been obtained or made, result in any violation or breach of any existing applicable Law or Order of any Governmental Authority having jurisdiction over Parent or Merger Sub or any of their respective properties; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that would not, individually or in the aggregate, materially and adversely affect the ability of Parent and Merger Sub to consummate the transactions contemplated herein.

Section 5.4 No Authorization or Consents Required. Except for (i) applicable requirements of the HSR Act and (ii) any notices or filings required to be made with the FCA under the Listing Rules, the FSMA or the Disclosure Guidance and Transparency Rules, no Governmental Authorizations will be required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby; provided, however, that no representations or warranty is made with respect to any Governmental Authorizations that, if not obtained or made, would not, individually or in the aggregate, materially and adversely affect the ability of Parent and Merger Sub to consummate the transactions contemplated herein. No approval by the shareholders of Parent is required in order for Parent to execute, deliver and perform its obligations under this Agreement or to consummate the transactions contemplated hereby on the terms and subject to the conditions of this Agreement.

Section 5.5 Sufficient Funds.

(a) Parent has delivered to the Company true, correct, and complete copies of:

(i) fully executed debt commitment letters, dated as of the date hereof (together with all annexes, schedules and exhibits thereto and any fee letters or engagement letters related thereto collectively, the “Debt Commitment Letter”) from the lenders party thereto relating to the commitment of the Debt Financing Sources to provide the full amount of the debt financing required to consummate the transactions contemplated by this Agreement on the terms contemplated thereby, and to refinance certain outstanding indebtedness of the Company and its Subsidiaries, including the Specified Funded Indebtedness, and to pay all related fees and expenses (the “Debt Financing,” and the commitments under the Debt Commitment Letter, the “Debt Financing Commitments”), and each related fee letter (collectively, the “Fee Letters”), which copy of such Fee Letter may be redacted to remove only the fees and economic flex terms set forth therein so long as such redacted information does not adversely affect the enforceability, conditionality, availability, termination or aggregate principal amount of the Debt Financing;

(ii) a fully executed commitment letter (together with all annexes, schedules and exhibits thereto and any fee letters or engagement letters related thereto collectively, the “Equity Commitment Letter”) from the persons identified therein (the “Equity Investors”), relating to the commitment of the Equity Investors to provide, subject to the terms and conditions therein, the full amount of the cash equity required to consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement and to pay related fees and expenses (the “Equity Financing” and together with the Debt Financing, collectively referred to as the “Financing”, and the commitments under the Equity Commitment Letter, the “Equity Financing Commitments”). The Equity Commitment Letter provides, and will continue to provide, that the Company is an express third party beneficiary of the Equity Commitment Letter and is entitled to enforce such agreement, and that Parent and the Equity Investors have waived any defenses to the enforceability of such third party beneficiary rights, in each case in accordance with its terms and subject to the limitations set forth herein and in Section 10.15 (Specific Performance); and

(iii) fully executed commitment letters, dated as of the date hereof (together with the appendix thereto, collectively, the “Warrant Commitment Letters” and, together with the Debt Commitment Letter and the Equity Commitment Letter, the “Commitment Letters”), from each of the Persons identified therein (the “Warrant Exercise Parties”) relating to the commitment of each Warrant Exercise Party to exercise (or cause the exercise of) all Parent Warrants beneficially owned by such Warrant Exercise Party (or any Affiliate thereof), subject to the terms and conditions therein (the “Warrant Financing,” and the commitments under the Warrant Commitment Letters, the “Warrant Commitments” and, together with the Debt Financing Commitments and the Equity Financing Commitments, the “Financing Commitments”). The Warrant Commitment Letters provide, and will continue to provide, that the Company is an express third party beneficiary of the Warrant Commitment Letters and are entitled to enforce such agreements, and that Parent and the Warrant Exercise Parties have waived any defenses to the enforceability of such third party beneficiary rights, in each case in accordance with its terms and subject to the limitations set forth herein and in Section 10.15 (Specific Performance).

(b) The Commitment Letters are legal, valid and binding obligations of the parties thereto, are in full force and effect, and are enforceable against the parties thereto in accordance with their terms, subject only to the Equitable Exceptions. As of the date of this Agreement, (i) none of the Commitment Letters has been amended, restated, amended and restated, supplemented, waived or otherwise modified (and no such amendment, restatement, amendment and restatement, supplement, waiver or other modification is contemplated), and (ii) the respective commitments set forth in the Commitment Letters have not been withdrawn, terminated, rescinded, amended, restated or otherwise modified in any respect (and no such withdrawal, termination, rescission, amendment, restatement or modification is contemplated). No event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or Merger Sub under the terms and conditions of the Commitment Letters, other than any such default, breach or failure that has been waived in writing by the Debt Financing Sources, the Equity Investors or the Warrant Exercise Parties, as the case may be. Neither Parent nor Merger Sub has any reason to reasonably believe that it will be unable to satisfy, on a timely basis, any term or condition of the Closing to be satisfied by it contained in the Commitment Letters, or that full amount of the Financing will not be available to Parent or Merger Sub on the Closing Date. No Financing Source has notified Parent or Merger Sub of its intention to terminate or withdraw the Financing Commitments, and Parent does not know of any facts or circumstances that may be reasonably expected to result in any of the conditions set forth in the Commitment Letters not being satisfied.

(c) Except as expressly set forth in the Commitment Letters, there are no (i) additional conditions precedent to the obligations of the Financing Sources to provide the Financing or (ii) contingencies (including any condition or contingency relating to the availability of any “market flex” provisions) that would permit the Financing Sources to change the total amount of the Financing or impose any additional conditions precedent to the availability of the Financing. Parent represents and warrants that there are no side letters or agreements or understandings to which Parent, Merger Sub or any of their Affiliates is a party related to the funding or investing, as applicable, of the Financing that would reasonably be expected to adversely affect the availability of the Financing other than as expressly set forth in the Commitment Letters.

(d) Parent and Merger Sub have, and will have at the Closing, (i) the resources and capabilities (financial and otherwise) to perform its obligations under this Agreement (including all payments to be made by it in connection herewith) and (ii) immediately available funds in connection with the Financing in an aggregate amount (after netting out applicable fees, expenses, original issue discount and similar premiums and charges provided under the Debt Commitment Letter, and assuming that all rights to flex the terms of the Debt Financing are exercised to their maximum extent) that will enable Parent and Merger Sub to (x) consummate the Merger and the other transactions contemplated hereby on the terms contemplated by this Agreement, including the payoff, satisfaction and discharge and/or defeasance by Parent of the Specified Funded Indebtedness, the release of any guarantees relating thereto and the release of any liens or other security thereunder if so requested by Parent and (y) pay all related fees and expenses and undertake its other obligations at the Closing upon the terms contemplated by this Agreement. Neither Parent nor Merger Sub has incurred any obligation, commitment, restriction or other liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or other liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources, funds or capabilities.

(e) As of the date of this Agreement, Parent (both before and after giving effect to any “market flex” provisions contained in the Debt Commitment Letter) does not know of any (i) event that would result in any breach of, violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) by Parent or Merger Sub under the Financing, (ii) reason that any of the terms or conditions to the Financing will not be satisfied or that the Financing will not be available on the Closing Date or (iii) reason that Parent and Merger Sub will not have funds otherwise available at the Closing sufficient to satisfy its obligations hereunder, including any reason to believe that any Equity Investor, Debt Financing Source or Warrant Exercise Party will not perform its respective funding obligations under the Commitment Letters in accordance with their respective terms and conditions. In no event shall the receipt or availability of any funds or financing by Parent or any Affiliate or any other financing or other transactions contemplated by this Agreement be a condition to any of Parent’s or Merger Sub’s obligations to consummate the Closing hereunder.

(f) Parent and/or Merger Sub has fully paid (or caused to be paid) any and all commitment fees and other fees required by the Debt Commitment Letter to be paid as of the date of this Agreement, and will pay (or cause to be paid) in full any other commitment fees and other fees required to be paid thereunder as and when they become payable. The Equity Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Equity Financing available to Parent on the terms set forth therein. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Debt Financing available to Parent on the terms set forth therein. The Warrant Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to fund the full amount of the Warrant Financing on the terms set forth therein.

Section 5.6 Capitalization; No Prior Activities. All of the issued and outstanding capital stock or other equity interests of Merger Sub is, and at the Effective Time will be, owned directly by Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any capital stock or other equity interests of Merger Sub. Except for obligations incurred in connection with its formation or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person. Merger Sub has no Subsidiaries or any capital stock or other equity interests in any Person.

Section 5.7 No Regulatory Impediment. Parent is not aware of any fact relating to Parent or any of its Affiliates’ respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that might reasonably be expected to materially impair the ability of the parties hereto to obtain, on a timely basis, any authorization or approval or other action by, or ability to contract with, any Governmental Authority or third party necessary for the consummation of the transactions contemplated hereby.

Section 5.8 Absence of Arrangements with Management. There are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or its Affiliates, on the one hand, and any member of the Company’s management or the Company Subsidiaries’ management, on the other hand, relating to the transactions contemplated by this Agreement.

Section 5.9 Financial Advisors. Other than Jefferies LLC and UBS Securities LLC, no broker, finder or financial advisor has acted for or on behalf of Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any fee or commission or like payment in respect thereof.

Section 5.10 Solvency. On and as of the Closing Date, and after giving effect to the transactions contemplated by this Agreement (including after giving effect to any financing incurred in connection with the transactions contemplated hereby, including the Financing) and the making of the payments contemplated by this Agreement, assuming the accuracy of the Company’s representations and warranties set forth in Section 4.7, Parent, the Surviving Corporation and the Subsidiaries of the Surviving Corporation, taken as a whole, will be Solvent. No transfer of property is being made by Parent or Merger Sub and no obligation is being incurred by Parent or Merger Sub in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or Merger Sub.

Section 5.11 Litigation. As of the date hereof, there is no Action pending or to the Knowledge of Parent, threatened against Parent or Merger Sub or any material portion of its properties or assets that would reasonably be expected, individually or in the aggregate, to materially (i) impair the ability of Parent or Merger Sub to effect the transactions contemplated hereby or (ii) affect the legality, validity or enforceability of any Financing. As of the date hereof, neither Parent nor Merger Sub is subject to any unsatisfied Order that, individually or in the aggregate, would reasonably be expected to materially (x) impair the ability of Parent or Merger Sub to effect the transactions contemplated hereby or (y) affect the legality, validity or enforceability of any Financing.

Section 5.12 Reliance. Parent and Merger Sub acknowledge that, except as expressly set forth in Article 4, none of the Company, the Stockholders’ Representative or any other Person has made any representation or warranty, express or implied relating to the Company, any Company Subsidiary or their respective businesses, as to the accuracy or completeness of any information that the Company and the Company Subsidiaries furnished or made available to Parent, Merger Sub and their respective Representatives. Except for the representations and warranties by the Company expressly set forth in Article 4, neither Parent nor Merger Sub has relied on any other express or implied representation or warranty by or on behalf of the Company or its Affiliates. Neither the Company nor any other Person (including any Affiliate of the Company or their respective officers, directors, members, stockholders or partners) shall have or be subject to any liability to Parent or Merger Sub (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) resulting from Parent’s or Merger Sub’s use of any information, documents or material made available to Parent or Merger Sub (or any omissions therefrom) in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. Parent and Merger Sub acknowledge that, should the Closing occur, Parent and Merger Sub shall acquire the Company and the Company Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except for the representations and warranties by the Company expressly set forth in Article 4. Parent and Merger Sub acknowledge that neither the Company, the Stockholders’ Representative nor any other Person, directly or indirectly, has made, and neither Parent nor Merger Sub has relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company or any Company Subsidiary.

Article 6

COVENANTS

Section 6.1 Conduct of Business of the Company.

(a) Prior to the Closing, except (w) as set forth on Section 6.1(a) of the Company Disclosure Letter, (x) as required by applicable Law, (y) as otherwise expressly contemplated by this Agreement or any Company Documents, or (z) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed; provided, that the consent of Parent shall be deemed to have been given if Parent does not object or request additional information within ten (10) Business Days from the date on which a request for such consent is provided by the Company to Parent), the Company shall, and shall cause the Company Subsidiaries to use its commercially reasonable efforts to (i) conduct the respective businesses of the Company and Company Subsidiaries in the Ordinary Course of Business and (ii) preserve the present (A) business operations, organization and goodwill of the Company and the Company Subsidiaries, and (B) relationships with customers and suppliers of the Company and the Company Subsidiaries,; provided, that no action that is specifically permitted by any of subclauses (i) through (xix) of Section 6.1(b) shall be deemed a breach of either this Section 6.1(a) or any other subclause of Section 6.1(b).

(b) Other than (v) as set forth on Section 6.1(b) of the Company Disclosure Letter, (w) as required by applicable Law, (x) as otherwise expressly contemplated by this Agreement or any of the other Transaction Documents, (y) in the Ordinary Course of Business, or (z) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed; provided, that the consent of Parent shall be deemed to have been given if Parent does not object or request additional information within ten (10) Business Days from the date on which a request for such consent is provided by the Company to Parent), the Company shall not, and shall not permit Company Subsidiaries to:

(i) (1) transfer, issue, sell, retire or grant any equity interests of the Company or Company Subsidiaries or any options, warrants, calls or other rights to purchase equity interests of the Company or Company Subsidiaries (other than any Shares issued pursuant to Options outstanding on the date of this Agreement in accordance with the existing terms of such awards and the Option Plan) and (2) purchase, redeem, repurchase, or otherwise acquire any equity interests of the Company or Company Subsidiaries or any securities convertible or exchangeable into or exercisable for any equity interests of the Company or Company Subsidiaries (other than (x) pursuant to the exercise of any Options outstanding on the date hereof or the forfeiture of, or withholding of Taxes with respect to, any Options outstanding on the date hereof, or (y) purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of the Company by the Company or any other wholly owned Subsidiary of the Company, or repurchases of equity of employees or other service providers of the Company and its Subsidiaries in connection with their separation from such service);

(ii) reclassify, combine, split, subdivide or amend the terms of any of its capital stock (except for any such transaction by a wholly owned Company Subsidiary which remains a wholly owned Company Subsidiary after consummation of such transaction), issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or declare, make or pay any non-cash dividend or other non-cash distribution to Stockholders in the form of shares of its capital stock;

(iii) amend the Organizational Documents of the Company or Company Subsidiaries;

(iv) except pursuant to any existing Company Plan, materially increase the amount of any salary, compensation, wages or cash incentive compensation to any employee, director, officer, independent contractor or consultant of the Company or Company Subsidiaries having an annualized base compensation of at least $300,000 or materially increase the benefits provided to any employee, director and/or independent contractor;

(v) except as required under applicable Laws or with respect to general changes to any material Company Plans that are health or welfare plans made during the Company’s open enrollment process, adopt, amend or terminate any material Company Plan;

(vi) implement or announce any mass layoffs, plant closings, or other such actions that would implicate WARN or any similar federal, state local or foreign Law;

(vii) waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligations of any current or former officer or any current or former employee or consultant earning compensation in excess of $150,000 per year;

(viii) enter into any Contract that would limit or otherwise restrict the Company or any of the Company Subsidiaries (or any of their successors) from engaging or competing in any line of business or in any geographic area;

(ix) make, authorize or commit to make any capital expenditures, other than in the Ordinary Course of Business and which do not exceed, in the aggregate, for the periods between the date hereof and the Effective Time, 110% of the capital expenditures provided for in the Company’s capital expenditure budget for the applicable period;

(x) without duplication of subsection (vi) and excluding with respect to any Intellectual Property, acquire any material properties or assets or sell, assign, pledge license, transfer, convey, or otherwise dispose of any of the material properties or assets of the Company and Company Subsidiaries, in each case, with a fair market value in excess of $500,000 for an individual asset, or $1,000,000 for a group of related assets, except for (1) sales of surplus equipment in the Ordinary Course of Business, (2) acquisitions, dispositions or sales of inventory and vehicles wherever located, together with all attachments, accessories, exchanges and additions (including replacement parts installed in or repairs to) to any such vehicles used in the operation of the business of the Company and the Company Subsidiaries, in each case, in the Ordinary Course of Business, (3) sales, leases or other transfers between and among the Company and wholly-owned Company Subsidiaries, or (4) Permitted Encumbrances or Encumbrances that will be released at or in connection with the Closing;

(xi) change its present accounting methods or principles in any material respect, except (1) as required by GAAP or by the Company’s auditors or (2) with respect to Company Subsidiaries that have been acquired prior to the date hereof, to the extent necessary in order to adopt accounting methods or principles consistent with those of other Company Subsidiaries;

(xii) make or change any material Tax election, amend any material Tax Return, change any Tax accounting period or settle any material Tax claim relating to the Company or any of the Company Subsidiaries, in each case, outside the Ordinary Course of Business;

(xiii) incur and draw down on any Indebtedness in excess of $4,000,000 other than (1) in the Ordinary Course of Business, (2) short-term Indebtedness, including commercial paper, (3) Indebtedness under the Company’s existing revolving credit facilities or commercially reasonable replacement facilities for working capital purposes, (4) in order to refinance any existing Indebtedness at the maturity thereof or on terms more favorable in the aggregate to the Company and (5) interest rate hedging arrangements; provided, that, for the avoidance of doubt, (x) borrowings under the Specified Funded Indebtedness, as amended, shall not require the consent of Parent and shall not be limited by such amount and guarantees by the Company or any Company Subsidiaries of Indebtedness shall not require the consent of Parent so long as the Company or such Company Subsidiary is released from liability in respect of such Indebtedness at Closing and (y) termination by the Company and its Subsidiaries of any hedging arrangement to which they are a party shall not require the consent of Parent.

(xiv) permit the Company or Company Subsidiaries to enter into or agree to enter into any merger, consolidation or other business combination with any corporation or other entity, acquire the securities of, or make any material investments in, or any material capital contributions, material loans or other advances to, any other Person, except, in each case, for transactions between the Company and/or any wholly-owned Company Subsidiaries; or

(xv) terminate or cancel (excluding any termination upon expiration in accordance with the terms of such Contract), or agree to any amendment to or waiver under, in any material respect, any Company Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Contract, in each case, other than (A) in the Ordinary Course of Business and (B) replacements, renewals or extensions of any existing Company Contracts (and amendments that accompany such renewals or extensions) on terms that are consistent in all material respects with the terms of the applicable Company Contract as of the date hereof;

(xvi) waive, release, assign, settle or compromise any material rights, claims, litigation or proceedings, other than (1) in the Ordinary Course of Business, (2) payment or satisfaction of liabilities reflected or reserved for on the Last Balance Sheet, (3) liabilities otherwise covered by insurance and (4) other liabilities not in excess of $1,000,000;

(xvii) voluntarily fail to maintain, or cancel or change coverage under, in a manner materially detrimental to the Company or any of the Company Subsidiaries, any insurance policy maintained with respect to the Company and the Company Subsidiaries or their respective businesses, assets and properties;

(xviii) enter into any material new line of business outside of the business currently conducted by the Company and the Company Subsidiaries or terminate any material existing line of business currently conducted by the Company and the Company Subsidiaries as of the date of this Agreement;

(xix) enter into or establish any new, or terminate or materially amend or modify any collective bargaining agreement, voluntary recognition agreement, card check agreement, neutrality agreement, union security agreement, project labor agreements, or relationship with any labor union, labor organization, works council or trade association or similar body;

(xx) enter into severance arrangements with a group or class or employees or effect a restructuring program for which severance would exceed $150,000 in aggregate;

(xxi) enter into severance arrangements with any employee earning compensation in excess of $150,000 per year; or

(xxii) agree in writing to take any of the foregoing actions.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company or the Company Subsidiaries before the Effective Time. Before the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and each Company Subsidiary. If the Company desires to take an action which would be prohibited pursuant to this Section 6.1 without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail to the individuals specified as the notice parties of Parent in Section 10.5 hereof. Any of such individuals may grant consent on behalf of Parent to the taking of any action that would otherwise be prohibited pursuant to this Section 6.1 by e-mail or such other notice that complies with the provisions of Section 10.5.

(d) For the avoidance of doubt, the Company and the Company Subsidiaries shall be permitted to maintain through the Closing Date their cash management systems, maintain the cash management procedures as currently conducted, and periodically settle intercompany balances consistent with past practices (including through dividends and capital contributions). The Company and the Company Subsidiaries shall be permitted to dividend all Cash and Cash Equivalents of the Company and the Company Subsidiaries to Stockholders immediately prior to the delivery of the Closing Statement.

Section 6.2 Conduct of Business of Parent. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 9, Parent shall not, and shall cause its Affiliates not to, without the prior written consent of the Company take or agree to take any of the following actions:

(a) acquire or enter into any agreement to acquire (by merger, consolidation, acquisition of equity interests or assets, joint venture or otherwise) any business, any assets or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or otherwise enter into any agreement, if such acquisition or the entering into such agreement could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any Governmental Authorization (including any consents of any Governmental Antitrust Entity), permit or Order necessary to consummate the transactions contemplated hereby or the expiration or termination of any waiting period under applicable Law; (ii) increase the risk of any Governmental Authority (including any Governmental Antitrust Entity) entering an Order prohibiting the consummation of the transactions contemplated hereby, (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) otherwise delay or prevent the consummation of the transactions contemplated hereby; or

(b) any action that would reasonably be expected to materially interfere with or delay Parent or Merger Sub’s ability to satisfy any of its obligations under this Agreement.

Section 6.3 Access to Information; Retention of Books and Records.

(a) During the period from the date of this Agreement to the earlier of the Closing Date and the termination of the Agreement in accordance with Article 9, the Company shall give (i) Parent, Merger Sub and their respective authorized Representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Company and each Company Subsidiary as Parent, Merger Sub or their respective authorized Representatives may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Company and the Company Subsidiaries and, without the prior written consent of the Company, neither Parent nor Merger Sub nor any of their Affiliates or Representatives shall, directly or indirectly, conduct any appraisals or environmental and engineering inspections of real property, or take and/or analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or perform any testing procedure on any building or real property, and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and each Company Subsidiary as Parent or its Representatives may reasonably request, including information relating to the Company and each Company Subsidiary to enable Parent to comply with its obligations under article 17(1) of UK MAR on the basis that the Company and the Company Subsidiaries were already subsidiaries of Parent during this time. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Company Subsidiary shall be required to provide such access or disclose any information to Parent, Merger Sub or their respective authorized Representatives, if doing so could (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any agreement or federal, state, provincial, municipal, local or non-U.S. Law to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary is subject (it being agreed that the parties to this Agreement shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy, contravention or involvement).

(b) The Stockholders’ Representative may retain a copy of any or all of the books and records relating to the business or operations of the Company and Company Subsidiaries prior to the Closing. In addition, Parent shall cause the Surviving Corporation and its Subsidiaries to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and Company Subsidiaries in existence at the Closing that are required to be retained under current retention policies for a period of not less than seven years from the Closing Date. From and after the Closing, Parent and the Surviving Corporation shall (i) give the Stockholders’ Representative and its authorized Representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of or relating to the Surviving Corporation and its Subsidiaries as the Stockholders’ Representative or its authorized Representatives may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of the Surviving Corporation and its Subsidiaries, (ii) permit the Stockholders’ Representative to make such copies and inspections thereof as the Stockholders’ Representative may reasonably request, and (iii) furnish the Stockholders’ Representative with such financial and operating data and other information with respect to the Surviving Corporation and its Subsidiaries as the Stockholders’ Representative may from time to time reasonably request, in each case (A) to comply with requirements imposed on the Stockholders’ Representative, the Equityholders or their respective Affiliates by a Governmental Authority having jurisdiction over the Stockholders’ Representative, the Equityholders or their respective Affiliates, (B) for use in order to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements or (C) to comply with the obligations of the Stockholders’ Representative under this Agreement. Notwithstanding anything to the contrary in this Agreement, neither the Surviving Corporation nor any of its Subsidiaries shall be required to provide such access or disclose any information to the Stockholders’ Representative or its authorized Representatives, if doing so could (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any agreement or federal, state, provincial, municipal, local or non-U.S. Law to which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary is subject.

(c) For three (3) years after the Closing, the Stockholders’ Representative shall keep confidential and shall not disclose (and shall direct its Representatives to keep confidential and not disclose), without the prior written consent of the Surviving Corporation, any information with respect to the Surviving Corporation and its Subsidiaries that is proprietary to the Surviving Corporation or any of its Subsidiaries or is otherwise not available to the general public; provided, however, that the Stockholders’ Representative and its Representatives may: (i) disclose such information in connection with clauses (A) through (C) of Section 6.3(b), provided, however, that prior to any such disclosure in connection with clauses (A) and (B) of Section 6.3(b), the Stockholders’ Representative shall, to the extent legally permissible, (A) promptly notify the Surviving Corporation of the existence, terms and circumstances surrounding such disclosure, (B) furnish only that portion of such information that, in the opinion of independent counsel for the Stockholders’ Representative, is required to be disclosed, (C) consult with the Surviving Corporation regarding the advisability of taking legally available steps to resist or narrow such disclosure and (D) to the extent such disclosure is in connection with an Action, cooperate with the Surviving Corporation or any of its Subsidiaries to obtain a protective order or other reliable assurance that confidential treatment will be accorded such information; (ii) assert any right or claim of the Stockholders’ Representative or the Equityholders or defend any claim against the Stockholders’ Representative or the Equityholders based upon, arising out of or relating to this Agreement and/or the other Transaction Documents or the negotiation, execution or performance of this Agreement and/or the other Transaction Documents, provided that to the extent such disclosure is in connection with an Action, the Stockholders’ Representative shall cooperate with the Surviving Corporation or any of its Subsidiaries to obtain a protective order or other reliable assurance that confidential treatment will be accorded such information; (iii) disclose such information to the Equityholders or the Stockholders’ Representative or the Equityholders’ respective Affiliates, provided that the Stockholders’ Representative shall notify the Equityholders or the Stockholders’ Representative or the Equityholders’ respective Affiliates that such information is confidential and must be kept confidential and each Person shall have agreed to keep such information confidential; and (iv) disclose such information in the ordinary course of the Stockholders’ Representative’s business, in each case to its current or prospective direct or indirect investors, equityholders or financing sources (and their respective advisors), so long as such recipients are bound by an obligation to keep such information confidential. The aforesaid sentence shall not apply to any information with respect to the Surviving Corporation and its Subsidiaries that (i) is or has become generally available to the public other than as a result of disclosure by the Stockholders’ Representative or its Representatives in breach of any of the provisions of this Section 6.3(c), (ii) is independently developed by the Stockholders’ Representative or its Representatives other than as a result of the Stockholders’ Representative’s or its Representatives’ breach of this Section 6.3(c) or (iii) is made available to the Stockholders’ Representative or its Representatives on a non-confidential basis by any third party who is not prohibited from disclosing such information by any legal, contractual or fiduciary obligation to the Surviving Corporation, any of its Subsidiaries or any other Person. Notwithstanding anything to the contrary herein, knowledge of information with respect to the Surviving Corporation and its Subsidiaries that is proprietary to the Surviving Corporation or any of its Subsidiaries, or is otherwise not available to the general public, shall not be imputed to any Affiliate of the Stockholders’ Representative solely by virtue of the fact that a director, officer or employee of the Stockholders’ Representative (who serves also as a director, officer of employee of an Affiliate of the Stockholders’ Representative) has such knowledge provided that such director, officer or employee of the Stockholders’ Representative does not disclose such proprietary information to such Affiliate.

Section 6.4 Filings and Authorizations; Consummation.

(a) Subject to the terms and conditions herein, each party hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated hereby. Subject to appropriate confidentiality protections and applicable Law, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b) Each of the parties shall cooperate with one another in good faith and use its reasonable best efforts to prepare all necessary documentation (including furnishing all information required under the HSR Act or other applicable Competition Laws) to effect promptly all necessary filings and to obtain all consents, waivers and approvals necessary to consummate the transactions contemplated by this Agreement (including complying with all Nuclear Regulatory Commission (“NRC”) regulations requiring licensees to notify the NRC of proposed changes of control prior to the transfer of licensed activities and use reasonable best efforts to obtain prior written consent from NRC for the transactions contemplated by this Agreement, including the Merger). Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications between it (or its advisors) and any Governmental Authority relating to the Merger or any of the matters described in this Section 6.4. No party hereto shall independently participate in any meeting, conference, or telephone call with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting, conference, or telephone call and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with, and allow the other party to have a reasonable opportunity to review in advance and comment on, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other applicable Competition Laws. None of the parties shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Antitrust Entity without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

(c) Without limiting the generality of the undertakings pursuant to this Section 6.4, but subject to Section 6.4(e), the parties hereto shall as promptly as practicable, but in no event later than five (5) Business Days after the date hereof, submit all filings required under the HSR Act. The parties shall respond as promptly as practicable and advisable to any request for additional information or documentary material that may be made and under the HSR Act and any requests for information under any other applicable Competition Law. Parent shall be responsible for fees associated with filings required by the HSR Act and any other applicable Competition Laws.

(d) Further, each of Parent and the Company agrees to promptly take any and all steps and actions necessary to avoid or eliminate each and every impediment under the HSR Act or other applicable Competition Laws that may be asserted by any Governmental Antitrust Entity, so as to enable the parties to consummate the Merger as expeditiously as possible and no later than the Termination Date.   In connection therewith, if any Action is instituted (or reasonably foreseeable or threatened to be instituted) challenging the Merger as in violation of any applicable Competition Law, each of the parties hereto shall cooperate and use its best efforts to contest and resist any such Action, and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that delays, prohibits, prevents or restricts consummation of the Merger, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Parent and the Stockholders’ Representative decide that litigation is not in their respective best interests. Without limiting the generality of the foregoing, Parent shall:

(i) at Parent’s sole cost, comply with all restrictions and conditions, if any, imposed, required or requested by any (A) Governmental Antitrust Entity with respect to Competition Laws in connection with granting any necessary clearance or terminating any applicable waiting period including (1) proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting) to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Parent, its Affiliates, or any of its or their respective Subsidiaries contemporaneously with or after the Closing and regardless as to whether a third party buyer has been identified or approved prior to the Closing (a “Divestiture”), (2) taking or committing to take such other actions that may limit Parent, its Affiliates, or any of its or their respective Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets, and (3) entering into any Order or other agreement to effectuate any of the foregoing or (B) third party in connection with a Divestiture (provided, that the Company shall not be obligated to take any such actions unless the taking of such action is conditioned on the consummation of the Merger);

(ii) terminate any Contract or other business relationship as may be required to obtain any necessary clearance or approval of any Governmental Antitrust Entity or to obtain termination of any applicable waiting period under the HSR Act or any other Competition Laws; and

(iii) not extend any waiting period or enter into any agreement or understanding with any Governmental Antitrust Entity without the prior written consent of the Company.

(e) In respect of the Investment Canada Act notification in connection with the Merger: (i) Parent shall as soon as reasonably practicable after the Closing Date, file a notification under the Investment Canada Act with respect to the transactions contemplated under this Agreement; and (ii) prior to the Closing, the Company shall provide Parent with all requested assistance that the Parent reasonably considers necessary in respect of preparing the notification.

(f) The Company and the Company Subsidiaries shall use commercially reasonable efforts to obtain, and shall cooperate with Parent in obtaining, as soon as possible after the execution of this Agreement, all approvals, consents and waivers in respect of the Contracts set forth on Section 4.5 of the Company Disclosure Letter; provided that the Company shall not be required to make any payment in connection with obtaining such approvals, consents, and waivers.

Section 6.5 Further Assurances. Other than as provided in Section 6.4, each of the parties hereto shall use its reasonable best efforts to (i) take all actions necessary or appropriate to consummate the Merger and the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Merger and the transactions contemplated by this Agreement.

Section 6.6 Confidentiality. Any information provided to or obtained by Parent, Merger Sub or their respective authorized Representatives by or on behalf of the Company or its Affiliates in connection with this Agreement shall constitute “Confidential Information” as defined in the Confidentiality Agreement, dated as of March 22, 2024, by and between the Company and Parent (the “Confidentiality Agreement”), and shall be held by Parent and Merger Sub in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, effective upon the Closing, the terms and provisions of the Confidentiality Agreement shall terminate with respect to information relating exclusively to the Company and the Company Subsidiaries.

Section 6.7 Officer and Director Indemnification and Insurance

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries and the fiduciaries of any Company Plans (the “Indemnified Parties”), as provided in the respective Organizational Documents, indemnification agreements, minutes of any meetings of the boards of directors, or any committee of the boards of directors or equivalent governing bodies, or otherwise in effect on the date of this Agreement, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.

(b) The Surviving Corporation shall indemnify all Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions arising out of or relating to their services as directors, officers or employees of the Company, the Company Subsidiaries or another Person, if such Indemnified Party is or was serving as a director, officer or employee of such other Person at the request of the Company, or fiduciaries of the Company Plans, whether asserted or claimed at or after or occurring before the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise).

(c) On or prior to the Closing Date, Parent shall pay for (or provide funds for the Surviving Corporation to pay for) and bind, a non-cancelable “run-off” or “tail” insurance policy (the “D&O Policy”), and maintain such policy in effect for a period of six (6) years after the Closing Date to provide insurance coverage of not less than the existing coverage, for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of the Company or any Company Subsidiary on or prior to the Closing Date, which policy shall contain terms and conditions no less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, that in no event will Parent or the Surviving Corporation be required to expend a total premium for such coverage in excess of $500,000. The Company and Parent shall reasonably cooperate and consult in good faith in the selection and binding of the D&O Policy.

(d) Parent hereby acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. Parent hereby agrees that (i) Parent and the Surviving Corporation shall be required to advance the full amount of expenses incurred by any Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or the Surviving Corporation’s or any of the Company Subsidiaries’ respective certificate of incorporation, by-laws or comparable organizational documents (or any other agreement between the Company or any Company Subsidiaries and any such Indemnified Party), without regard to any rights the Indemnified Party may have, (ii) Parent and the Surviving Corporation are the indemnitor of first resort (i.e., their obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary), and (iii) Parent and the Surviving Corporation irrevocably waive, relinquish and release such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Parent and the Surviving Corporation further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Surviving Corporation shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Surviving Corporation.

(e) The covenants contained in this Section 6.7(e) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal Representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any other Person, then, and in each such case, the Surviving Corporation shall take all necessary action so that the successors or assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.7(f).

(g) Parent agrees that the certificate of incorporation, the bylaws, the limited liability company agreements or comparable Organizational Documents of the Company and the Company Subsidiaries after the Closing shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the certificate of incorporation, bylaws and comparable Organizational Documents of the Company and Company Subsidiaries, respectively, on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing Date in any manner that would adversely affect the rights thereunder in any material respect relating to the indemnification of Persons who at or prior to the Closing were directors, officers, employees or agents of the Company or any of the Company Subsidiaries, unless such modification is required by Law.

Section 6.8 Waiver of Conflicts Regarding Representation. Notwithstanding anything to the contrary in any other agreement, recognizing that Weil, Gotshal & Manges LLP (“Weil”) has, prior to the Effective Time, acted as legal counsel to the Stockholders’ Representative, the Company and the Company Subsidiaries and their respective Affiliates in connection with the Merger and the other transactions contemplated hereby, and that Weil intends to continue to act as legal counsel to the Stockholders’ Representative and its Affiliates (but not the Company and the Company Subsidiaries) after the Closing, the Company, Parent and Merger Sub each hereby waives, on its own behalf and on behalf of its Affiliates, any conflicts that have arisen or may arise in connection with Weil representing the Stockholders’ Representative and its Affiliates prior to, at or after the Closing or the Stockholders’ Representative in contesting and settling any claims arising out of this Agreement or resolving any other disputes hereunder, including representing the Stockholders’ Representative and its Affiliates against Parent, Merger Sub, the Surviving Corporation, any Company Subsidiary and/or any of their respective Affiliates in litigation, arbitration or mediation in connection therewith. Parent, Merger Sub and the Company each consents, on its own behalf on behalf of its Affiliates, to the continued representation of the Stockholders’ Representative and its Affiliates by Weil in connection with the Merger notwithstanding the fact that Weil may have represented or advised, and may currently or in the future represent or advise, the Company and/or any of its Affiliates with respect to unrelated matters and notwithstanding anything to the contrary in any other agreement. In addition, Parent, Merger Sub and the Company each hereby acknowledges that its consent and waiver under this Section 6.8 is voluntary and informed, and that Parent, Merger Sub and the Company have each obtained independent legal advice with respect to this consent and waiver. Parent, Merger Sub and the Company each agree that Weil is an express third party beneficiary of this Section 6.8.

Section 6.9 Employee Matters.

(a) For the period of twelve (12) months following the Closing (or, if earlier, the date of the termination of the employee’s employment with the Company and Company Subsidiaries), Parent shall, or shall cause the Company and Company Subsidiaries to, provide employees who are employed by the Company and Company Subsidiaries on the Closing Date (including any employees on vacation, leave of absence or short- or long-term disability) (collectively, “Continuing Employees”) with (i) annual base salary or base wages, short-term cash incentive compensation opportunities and commission opportunities, that, in each case, are no less favorable than those provided to each such Continuing Employee immediately prior to the Closing, and (ii) any employee benefits (including welfare benefits, retirement benefits, vacation and other benefits, but excluding any retiree welfare benefits, equity or equity-based compensation, long-term disability insurance, severance, change-in-control, deferred compensation and retention benefits) that are substantially comparable in the aggregate to the employee benefits (excluding any retiree welfare benefits, equity or equity-based compensation, long-term disability insurance, severance, change-in-control, deferred compensation and retention benefits) provided to each such Continuing Employee immediately prior to the Closing.

(b) Following the Closing, Parent shall or shall cause the Company and the Company Subsidiaries to (i) provide to Continuing Employees full credit for eligibility, vesting and calculation of vacation entitlement and severance benefits under any employee benefit plans or arrangements maintained by Parent, the Company or Company Subsidiaries (collectively, the “Parent Plans”) for such Continuing Employees’ service with the Company or Company Subsidiaries (or any predecessor entity) to the same extent recognized by the Company and Company Subsidiaries as of the Closing Date; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits; (ii) use commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions, waiting periods, actively-at-work requirements and any other limitations with respect to participation and coverage requirements applicable to the Continuing Employees and his or her dependents or beneficiaries under any Parent Plan that such employees may be eligible to participate in after the Closing Date; and (iii) use commercially reasonable efforts to provide credit under any Parent Plan for amounts paid prior to the date on which such Continuing Employees commence participation in such Parent Plan for purposes of applying co-payments, deductibles and out-of-pocket expenditures.

(c) The provisions of this Section 6.9 are solely for the benefit of the parties hereto, and shall not confer upon any Person any third-party beneficiary rights. Nothing contained in this Section 6.9, whether express or implied: (i) shall be treated as establishing, amending or modifying for any purpose any labor agreement or Company Plan or any other employee benefit plan or arrangement; (ii) shall alter or limit the ability of Parent, the Company, or any of their respective Affiliates to amend, modify or terminate any labor agreement, Company Plan, Parent Plan or other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iii) is intended to confer upon any current or former employee or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

Section 6.10 Section 280G Matters. If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payments or benefits in connection with the transactions contemplated by this Agreement, the Company will (a) prior to soliciting the Stockholder Approval (as defined below), solicit from each “disqualified individual” (as defined in Section 280G(c) of the Code) who may receive any payments or benefits that could reasonably constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits” and, each such waiver, a “280G Waiver”) so that all remaining payments and/or benefits, if any, shall not be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) solicit with respect to each individual who provides a duly executed 280G Waiver, stockholder approval (in a manner satisfying the requirements of Section 280G(b)(5)(A)(ii) and Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, in particular, Treasury Regulation Section 1.280G-1, Q/A-7) (the “Stockholder Approval”) of the rights of any such “disqualified individual” to receive the Waived 280G Benefits. As promptly as practicable prior to soliciting 280G Waivers from the “disqualified individuals,” the Company shall provide drafts of such waivers and disclosure materials to Parent for its review and comment. If any of the Waived 280G Benefits fail to be approved by the Stockholders as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing Date, the Company shall deliver to Parent evidence that Stockholder Approval was solicited in accordance with the foregoing provisions of this Section 6.10 and that either (i) the requisite number of votes of the Stockholders of the Company was obtained with respect to any Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, any Waived 280G Benefits shall not be made or provided.

Section 6.11 Publicity. No party hereto shall, directly or indirectly, issue any press release, public announcement or filing of any kind (including with any national securities exchange) concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, except where such press release, public announcement or filing is required by applicable Law, or by obligations pursuant to any listing agreement with or rules of any national or international securities exchange, and only to the extent so required; provided, that Parent, the Stockholders’ Representative and their respective Affiliates are permitted to report and disclose the status of this Agreement and the transactions contemplated by this Agreement to their direct and indirect limited partners and prospective limited partners, Financing Sources and any other Persons expected to provide Financing in connection with fund raising, marketing, information or reporting activities of the kind customarily provided with respect to investments of this kind; provided, further, that the foregoing shall not restrict or prevent the Company from making (after consultation with Parent) any announcements to its employees, customers, and other business relations to the extent the Company determines in good faith that such announcement is necessary or advisable and permitted by applicable Law. In the event any such press release, public announcement or filing is required by applicable Law, or by obligations pursuant to any listing agreement with or rules of any national securities exchange, Parent and the Company will use reasonable commercial efforts to allow the other parties reasonable time to comment on such press release, public announcement or filing in advance of its issuance.

Section 6.12 Notices to Stockholders. The Company, as promptly as reasonably practicable after the date hereof, shall mail or deliver to each Stockholder which did not execute the Company Stockholder Written Consent (i) the notification required by Section 228(e) of the DGCL with respect to the Company Stockholder Written Consent, (ii) the notification required by Section 262(d)(2) of the DGCL, and (iii) a Letter of Transmittal.

Section 6.13 Termination of Management Consulting Agreement. At or prior to the Closing, the Company shall cause the Management Consulting Agreement to be terminated and of no force and effect as of immediately following the Effective Time, except for those rights and obligations that expressly survive in accordance with its terms (including indemnification provisions).

Section 6.14 R&W Insurance Policy. In the event Parent or any of its Affiliates obtains a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Insurance Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne solely by Parent or such Affiliate (including the Surviving Corporation after the Merger), (b) such R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry) and (c) such R&W Insurance Policy shall expressly waive any claims of subrogation against the Equityholders or the Stockholders’ Representative except in the case of Fraud. From and after the date hereof and prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to cooperate with Parent’s efforts to obtain the R&W Insurance Policy. Within ten (10) calendar days following the date of this Agreement, the Company shall deliver (or cause to be delivered) to Parent a consolidated electronic copy of the virtual data room (“Data Room”), which electronic copy shall contain all contents of the Data Room as of the date hereof.

Section 6.15 Tax Matters.

(a) Parent shall not, and shall cause the Company and the Company Subsidiaries not to, to the extent such action could be reasonably likely to affect the Final Purchase Price or increase the Tax liabilities of any Stockholder (or any Affiliate of any Stockholder), (i) amend any Tax Returns for any Pre-Closing Tax Period, (ii) make, change or revoke any Tax election that has retroactive effect to any Pre-Closing Tax Period, (iii) enter into any voluntary disclosure or similar agreement, or otherwise voluntarily disclose information to, any Taxing Authority with respect to any Pre-Closing Tax Period, in each case without the prior written consent of the Stockholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), or (iv) take or fail to take any other action, to the extent doing so could reasonably be expected to result in a decrease to the Transaction Tax Benefit Amount (other than any such action or inaction (x) that is in the Ordinary Course of Business or (y) allowed under this Agreement or any other Transaction Document; provided, that, the Transaction Tax Benefit Amount shall not be decreased by any actions or inactions taken in accordance with clause (y) unless such actions or inactions are explicitly permitted under this Agreement or any other Transaction Document). To the extent any Tax Returns of the Company and the Company Subsidiaries relating to Pre-Closing Tax Periods could impact the Final Purchase Price, the Parent shall provide the Stockholders’ Representative with drafts of such Tax Returns no later than thirty (30) days prior to filing of such Tax Returns, for the Stockholders’ Representative’s review and approval, and such approval shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding anything to the contrary in this Agreement: (i) Parent will be entitled to make an election pursuant to subsection 256(9) of the Canadian Tax Act in the Tax Return of any Company Subsidiary for its taxation year ending by virtue of the Closing, and (ii) if applicable, the Company will elect under subsection 110(1.1) of the Canadian Tax Act and otherwise comply with the conditions thereof in connection with the surrender of the Eligible Options.

(b) Any Taxes attributable to any Straddle Period shall be allocated between the portion of such Straddle Period ending on the Closing Date (which portion shall be treated as Taxes for a Pre-Closing Tax Period) and the portion of such Straddle Period beginning after the Closing Date as follows: (i) Taxes, other than those referred to in clause (ii) below, shall be allocated by means of a deemed closing of the books and records of the Company, the Company Subsidiaries and any entities in which they may hold equity interests as of the end of the Closing Date, with the taxable period of all of the foregoing being treated as ending as of the end of the Closing Date; and (ii) property and ad valorem Taxes attributable to a Straddle Period shall be allocated between such two portions of the Straddle Period in proportion to the number of days in each such portion of the Straddle Period.

(c) Neither Parent nor any of its Affiliates shall (or, from and after the Closing, shall cause or permit the Company or any of its Affiliates to) make an election under Section 336 or Section 338 of the Code or any similar election under state, local or foreign Laws applicable to Tax with respect to the Merger.

(d) All Transfer Taxes shall be borne by Parent. Parent shall procure any stock transfer stamps required by any Transfer Tax, and timely file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and provide to the Stockholders’ Representative upon request evidence of payment of all Transfer Taxes. The Parent, the Company and the Stockholders’ Representative shall reasonably cooperate to reduce or eliminate the amount of Transfer Taxes payable in accordance with applicable Law.

(e) At the Closing, the Company shall deliver or cause to be delivered to Parent a certificate in the form and substance required by Treasury Regulations Sections 1.1445-2(c)(3)(i) and 1.897-2(h) and reasonably satisfactory to the Parent, executed by a duly authorized officer of the Company, certifying that the Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; provided that, notwithstanding anything to the contrary in this Agreement, the Company’s failure to provide such certificate at the Closing shall not be taken into account for purposes of determining whether the conditions set forth in Section 7.2 are satisfied and shall not otherwise be a condition to the parties’ obligation to effect the Closing, and Parent’s sole remedy for such a failure shall be to withhold in accordance with Section 2.5. After the Closing, the Company shall provide notice of such certification to the IRS in accordance with Treasury Regulations Sections 1.1445-2(c)(3)(i) and 1.897-2(h)(2) no later than thirty (30) days after the Closing Date.

(f) At the Closing, the Stockholders’ Representative shall deliver or cause to be delivered to Parent a duly completed and executed IRS Form W-9 or appropriate IRS W-8 series form, as applicable, for each of the Stockholders; provided that, notwithstanding anything to the contrary in this Agreement, the failure to provide such form at the Closing for a Stockholder shall not be taken into account for purposes of determining whether the conditions set forth in Section 7.2 are satisfied and shall not otherwise be a condition to the parties’ obligation to effect the Closing, and Parent’s sole remedy for such a failure shall be to withhold in accordance with Section 2.5.

(g) The Parent and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with preparing and filing any Tax Return, seeking any Tax refund, investigating and defending any audit, litigation or other proceeding with respect to Taxes, or such other matter with respect to Taxes.

(h) The Company has caused, or on or prior to the Closing, the Company shall cause Acuren Group Inc. to file elections under subsections 15(2.11) and 15(2.12) of the Canadian Tax Act in respect of the Canadian Upstream Loans and shall pay or cause to be paid any penalties, interest or similar fees required to be paid in connection with such filings.

Section 6.16 Financing.

(a) Each of Parent and Merger Sub shall, and Parent shall cause Merger Sub to, do all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to, as promptly as practicable after the date of this Agreement and prior to the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms:

(i) negotiate definitive financing agreements with respect to the Debt Financing (the “Definitive Debt Financing Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including any “market flex” terms and conditions), provided, however, that in no event shall any of the Definitive Debt Financing Agreements (A) reduce the aggregate amount of the Debt Financing provided for in the Debt Commitment Letter (including by changing the amount of fees or original issue discount contemplated by the Debt Commitment Letter); (B) expand the conditions or other contingencies relating to the receipt or funding of the Debt Financing beyond those expressly set forth in the Debt Commitment Letter, amend or modify any of such conditions or other contingencies in a manner adverse to Parent, Merger Sub, the Company or its Affiliates (whether by making any such conditions or other contingencies less likely to be satisfied on a timely basis or otherwise) or impose any new or additional condition or other contingency relating to the receipt or funding of the Debt Financing; or (C) contain terms (other than those terms expressly set forth in the Debt Commitment Letter) that (1) could delay the Effective Time or the date on which the Debt Financing would be obtained or make the timely funding of the Debt Financing less likely to occur, (2) adversely impact the ability of Parent or Merger Sub to enforce its rights against any of the other parties to the Debt Commitment Letter or Definitive Debt Financing Agreements or (3) are otherwise materially adverse to the interests of the Company or its Affiliates in any respect;

(ii) maintain in effect the Commitment Letters and enter into Definitive Debt Financing Agreements with respect to the Debt Commitment Letter and consummate the Financing at or prior to the Closing;

(iii) satisfy on a timely basis all covenants and conditions in the Commitment Letters and the Definitive Debt Financing Agreements;

(iv) pay in a timely manner any commitment or other fees that are or become payable under any of the Commitment Letters or Definitive Debt Financing Agreements on or following the date of this Agreement;

(v) obtain all rating agency approvals necessary to obtain the Financing;

(vi) comply with its obligations under the Commitment Letters and Definitive Debt Financing Agreements in all material respects (including (A) drawing on any interim or bridge financing in the event that other elements of the Debt Financing are not available and (B) if applicable, complying with any “market flex” provisions contained in the Commitment Letters or the Definitive Debt Financing Agreements in the event such “market flex” provisions are exercised in accordance with the terms thereof);

(vii) fully enforce its rights under the Commitment Letters and Definitive Debt Financing Agreements;

(viii) cause the Debt Financing Sources, the Equity Investors and any other Persons expected to provide Financing to fund on the date the Closing is required to occur in accordance with this Agreement the full amount of the Financing; and

(ix) otherwise cause the Financing to be funded in full on or prior to the date the Closing is required to occur in accordance with this Agreement.

(b) Parent and Merger Sub will furnish to the Company complete copies of all Definitive Debt Financing Agreements. Without limiting any of their respective obligations hereunder, Parent and Merger Sub shall use reasonable best efforts to keep the Company fully informed on a current basis in reasonable detail with respect to the status of the Financing and material developments with respect thereto, including the status of Parent’s and Merger Sub’s efforts to comply with their covenants and other obligations under, and satisfy the conditions and other contingencies set forth in, the Commitment Letters and Definitive Debt Financing Agreements. If requested by the Company, without limiting the foregoing, Parent and Merger Sub shall give the Company and the Company’s legal counsel reasonable opportunity to review and comment upon drafts of all Definitive Debt Financing Agreements. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (in no event later than 48 hours after obtaining knowledge) of (i) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) on the part of any party to any Commitment Letter or Definitive Debt Financing Agreement, (ii) the receipt by Parent or Merger Sub of any notice or other communication from any Person with respect to any actual or potential breach, default or dispute by or involving any party under any Commitment Letter or Definitive Debt Financing Agreement, (iii) any actual or purported expiration, withdrawal, modification, termination, rescission or repudiation of any Commitment Letter or Definitive Debt Financing Agreement, or any provision thereof, (iv) the exercise of any “market flex” provisions provided for in any Commitment Letter or Definitive Debt Financing Agreement, (v) any actual or contemplated dispute or disagreement with any Person expected to provide any portion of the Financing and/or the aggregate amount of the Financing required to consummate the transactions contemplated hereby and (vi) any other circumstance that could reasonably be expected to adversely affect the ability of Parent and/or Merger Sub to obtain, prior to the date the Closing is required to occur in accordance with this Agreement, all or any portion of the Financing on the terms, in the manner or from the sources contemplated by any of the Commitment Letters or Definitive Debt Financing Agreements. As soon as reasonably practicable, but in any event within 48 hours after the Company delivers to Parent or Merger Sub a written request therefor, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses “(i)” – “(vi)” of the preceding sentence.

(c) Neither Parent nor Merger Sub shall, without the prior written consent of the Company (which consent shall not be unreasonably withheld), agree to or permit any amendment, restatement, amendment and restatement, replacement, supplement, modification, waiver or consent to be made to, or any waiver of any provision or remedy under, any Commitment Letter or Definitive Debt Financing Agreement if such amendment, restatement, amendment and restatement, replacement, supplement, modification, waiver or consent could reasonably be expected to: (i) reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount); (ii) expand the conditions or other contingencies relating to the receipt or funding of the Financing, amend or modify in a manner adverse to Parent, Merger Sub, the Company or any of its Affiliates any of the conditions or other contingencies relating to the receipt or funding of the Financing (whether by making any of such conditions or other contingencies less likely to be satisfied on a timely basis or otherwise) or impose new or additional conditions or other contingencies relating to the receipt or funding of the Financing; (iii) (A) prevent, impede, impair or delay the Effective Time or the date on which the Financing would be obtained or (B) make the timely funding of the Financing less likely to occur; (iv) adversely impact the ability of Parent or Merger Sub to enforce its rights against any of the other parties to the Commitment Letters or Definitive Debt Financing Agreements; or (v) otherwise be adverse to the interests of Parent, Merger Sub, the Company or any of its Affiliates. Notwithstanding the foregoing, amendments, restatements, supplements, replacements and substitutions to the Debt Commitment Letter solely to (x) correct typographical errors, (y) add lenders, lead arrangers, bookrunners, syndication agents and similar entities that had not previously executed the Debt Commitment Letter, or (z) reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto (unless such assignment or reallocation would reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount), add or expand the conditions precedent to closing or otherwise be reasonably expected to make the timely funding of any of the Debt Financing or satisfaction of the conditions to obtaining any of the Debt Financing less likely to occur) will be permitted and will not require the prior written consent of the Stockholders’ Representative. Neither Parent nor Merger Sub shall agree to or permit the withdrawal, repudiation, termination or rescission of any Commitment Letter or Definitive Debt Financing Agreement or any provision thereof. For purposes of this Section 6.16, the definitions of “Debt Commitment Letter,” “Equity Commitment Letter,” “Commitment Letters,” “Debt Financing Commitments,” “Equity Financing Commitments,” “Financing Commitments,” “Debt Financing,” “Equity Financing,” and “Financing” shall include the Financing Commitments or documents related thereto as permitted to be amended, amended and restated, replaced, supplemented, modified, waived or consented to by this Section 6.16(c). Parent and Merger Sub shall promptly deliver to the Company copies of any amendment, restatement, amendment and restatement, replacement, supplement, modification, waiver or consent to the Commitment Letters and/or any Definitive Debt Financing Agreement. Further, for the avoidance of doubt, if the Financing (or any Alternative Financing) has not been obtained, Parent and Merger Sub shall continue to be obligated to consummate the transactions contemplated hereby subject only to the satisfaction or waiver of the conditions set forth in Article 7.

(d) In the event that any portion of the Debt Financing or Debt Financing Commitments (or any Debt Commitment Letter or Definitive Debt Financing Agreement relating thereto) becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments or otherwise expire or are terminated, regardless of the reason therefor, Parent and Merger Sub will (i) use reasonable best efforts (x) to obtain alternative debt financing (in an amount sufficient, when taken together with the proceeds from the Equity Financing, to pay all amounts required to be paid by Parent and Merger Sub under or in connection with this Agreement on the terms contemplated hereby and to pay all related fees and expenses) (the “Alternative Financing”) and (y) to obtain (and, if obtained, will provide the Company with a copy of) a new financing commitment that provides for at least the same amount of financing as such Debt Financing Commitment as originally issued, to the extent needed to fund the transactions contemplated by this Agreement (the “New Commitment Letter”) on substantially equivalent or more favorable terms from other sources and which do not include any conditions to the consummation of the Alternative Financing that are more onerous than the conditions set forth in the Debt Financing and (ii) promptly notify (and, in any event, within 48 hours) the Company of such unavailability and the reason therefor. To the extent applicable, Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange promptly and consummate the Alternative Financing on the terms and conditions described in any New Commitment Letter, including (A) using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the New Commitment Letter; (y) entering into definitive agreements with respect thereto on the terms and conditions contemplated by the New Commitment Letter; and (z) consummating the Alternative Financing at or prior to the Closing and (B) seeking to enforce its rights under the New Commitment Letter. In the event Alternative Financing is obtained, references in this Agreement to the Financing shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Commitment Letters and the Definitive Debt Financing Agreements shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Parent and Merger Sub pursuant to this Section 6.16 shall be applicable thereto to the same extent as Parent’s and Merger Sub’s obligations with respect to the Financing. Notwithstanding the foregoing, compliance by Parent and Merger Sub with the provisions of this Section 6.16(d) shall not relieve Parent or Merger Sub of their obligation to consummate the Merger or other transactions contemplated hereby whether or not the Financing is available.

(e) Subject to Section 6.16(f), prior to Closing, the Company shall, and shall cause the Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees, and advisors, and other representatives including legal and accounting, of the Company and its Subsidiaries to, provide to Parent all cooperation reasonably requested by Parent that is customary for financings of the type contemplated by the applicable Financing, and at Parent’s sole expense, in connection with Parent’s arrangement and obtaining the Financing, including the following:

(i) furnishing on a confidential basis to Parent and its Debt Financing Sources as promptly as reasonably practicable, (A) the financial information required by paragraph 1, 4, and 7 of Exhibit C to the Debt Commitment Letter (it being understood and agreed that the Company shall not be required to provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (or otherwise prepare pro forma financial information or post-Closing financial information) and (B) such other financial data and other customary information and financing deliverables regarding the Company and the Company Subsidiaries as may reasonably be requested by Parent or Debt Financing Sources, the Equity Investors and any other Warrant Exercise Parties (such persons collectively, the “Financing Sources”);

(ii) causing the Company’s and the Company Subsidiaries’ senior officers and representatives, in each case, with appropriate seniority and expertise, to participate (which may be virtual, telephonic, or in person) in a reasonable number of meetings, presentations, due diligence sessions and/or other sessions with Financing Sources and/or rating agencies (in each case, at reasonable times and upon reasonable prior notice);

(iii) assisting with the preparation of appropriate and customary materials for a rating agency presentation, a confidential bank information memorandum or placement memorandum, and a lender presentation or other offering materials related to the Debt Financing or Equity Financing, as applicable (including providing such information regarding the Company and Subsidiaries as may be necessary in connection with Parent’s preparation of pro forma financial statements), all as reasonably requested in connection with the Debt Financing or Equity Financing;

(iv) facilitating the provision of guarantees by the Company, the granting of a security interest (and the perfection thereof) and the pledging of collateral of the Company; provided, that no such guarantees or pledges shall be effective prior to the Effective Time;

(v) assisting in the preparation of, and executing and delivering, documents related to the Definitive Debt Financing Agreements, including (A) documents relating to the repayment of the Specified Funded Indebtedness and the release of related Encumbrances, including the Payoff Letters, (B) Definitive Debt Financing Agreements and certificates, including agreements, documents or certificates that facilitate the creation and perfection of Encumbrances securing the Debt Financing, as reasonably requested by the Parent or the Debt Financing Sources, and (C) other financing deliverables required as a condition to closing the Debt Financing (including delivering stock or limited liability company certificates for certificated securities and limited liability company membership or equity interests with transfer powers executed in blank to the extent required to be delivered at Closing), guarantee and collateral documents and customary closing certificates;

(vi) furnishing Parent and the Debt Financing Sources at least three (3) Business Days prior to the Closing Date with all customary documentation and other information required by any Governmental Authority with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations (including the USA Patriot Act of 2001, and information regarding beneficial ownership information under 31 C.F.R. § 1010.230) that is reasonably requested by Parent or the Debt Financing Sources (through Parent) at least ten (10) Business Days prior to the Closing Date;

(vii) to identify the locations and types of the Company’s assets for the purpose of facilitating the pledging of collateral on the Closing Date with respect to any pledge that becomes effective on and after the Closing Date;

(viii) obtaining such insurance certificates and landlord and warehousemen waivers, as reasonably requested by Parent or the Financing Sources in connection with the Debt Financing and required as a condition to closing the Debt Financing, in each case, effective as of the Closing Date;

(ix) executing and delivering customary authorization and representation letters and authorizing the distribution of information relating to the Company to the Parent or the Financing Sources as reasonably requested by Parent or the Financing Sources;

(x) reasonably cooperating with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver as a condition to closing the Debt Financing;

(xi) providing assistance with the preparation or review of risk factors for any private placement memoranda or other offering materials related to the Equity Financing;

(xii) reasonably cooperating with the marketing efforts of Financing Sources; and

(xiii) cooperating with Parent to take such corporate or other organizational action, subject to the occurrence of the Closing, as Parent may reasonably request to permit the consummation of the Debt Financing.

(f) Notwithstanding anything in Section 6.16(e) or in this Agreement to the contrary, until the Closing occurs, the cooperation requested by Parent pursuant to Section 6.16(e) shall not:

(i) require the entry by Company or any of its Subsidiaries into any agreement or commitment that would be effective prior to the Effective Time and that is not contingent on the occurrence of the Effective Time;

(ii) require the Company or any of its Subsidiaries to pay any commitment or other fee, reimburse any expenses or otherwise incur any liability or provide any indemnity under any agreement or document related to the Financing, in each case, prior to the Effective Time (unless otherwise simultaneously reimbursed or indemnified by Parent);

(iii) unreasonably interfere with the normal operations of the Company and its Subsidiaries;

(iv) provide access to or disclose information that the Company determines in good faith could result in a waiver of attorney-client privilege, work product doctrine or similar privilege, or violate any confidentiality requirements applicable to, the Company or any of its Affiliates (to the extent such confidentiality requirements were not entered into in contemplation of this Agreement);

(v) include any actions that the Company reasonably believes would (A) result in a violation of any material Contract, including the Specified Funded Indebtedness, or confidentiality agreement or any Law, or the loss of any legal or other privilege, (B) conflict with or violate the Company’s or its Subsidiaries’ Organizational Documents or (C) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any condition set forth in Article 7 or Article 8 to fail to be satisfied;

(vi) involve consenting to the pre-filing of UCC-1s or any other grant of Encumbrance that would be effective prior to the Closing;

(vii) other than as set forth in Section 6.16(e)(iii)(B) with respect to the authorization letters contemplated thereby, require the giving of representations or warranties to any third parties or the indemnification thereof;

(viii) require the waiver or amendment of any terms of this Agreement;

(ix) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability in connection with the Financing prior to the Closing (including that none of the board of directors of the Company or any Company Subsidiaries’ resolutions or similar actions approving the Financing or authorizing execution or delivery of any definitive documentation in connection with the Financing shall be effective until the Closing);

(x) require the furnishing of any information (x) which is not prepared by the Company and its Subsidiaries in the Ordinary Course of Business or (y) with respect to a month or fiscal quarter that has not yet ended or has ended less than 60 days prior to the date of such request;

(xi) require the delivery of any financial statements in a form or subject to a standard different than those provided to Parent on or prior to the date hereof, or

(xii) require providing any cooperation or information that does not pertain to the Company or its Subsidiaries or otherwise is not customarily required for contemplation of debt financings similar to the Financing.

Parent shall, promptly upon request of the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation, including all reasonable and documented fees and expenses of counsel and other advisors.

(g) Parent and Merger Sub shall not permit any assignment of any Commitment Letter or waive any provision or remedy under any Commitment Letter, in each case without obtaining the Company’s prior written consent. In addition to the foregoing, Parent and Merger Sub shall not release or consent to the termination of any Debt Commitment Letter or of any lender in accordance with the terms of any Debt Commitment Letter prior to the first to occur of Closing and the expiration of such Debt Commitment Letter in accordance with its terms, except (i) for replacements of any Debt Commitment Letter with Alternative Financing in accordance with Section 6.16(d) or (ii) with the Company’s prior written consent.

(h) Parent shall indemnify and hold harmless each of the Company and its Subsidiaries and their respective officers, directors, employees, agents, Affiliates, and representatives (collectively, the “Financing Indemnitees”) for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company and its Affiliates to Parent for use in connection with the Debt Financing). This Section 6.16(h) shall survive the consummation of the Merger and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective Affiliates.

(i) Parent shall maintain at all times from and after the date hereof until the earlier of (i) the Closing and (ii) satisfaction of liabilities following termination of this Agreement, unrestricted cash in an amount (such amount, the “Minimum Cash Requirement”) at least equal to the amount required to pay (A) the Parent Termination Fee and, if applicable, any costs and expenses in connection with the enforcement thereof that Parent is required to pay pursuant to Section 9.2(d) (Effect of Termination), (B) its obligations pursuant to Section 10.19 (Expenses), and (C) its obligations pursuant to Section 6.16(h) (Financing Indemnitees).

Section 6.17 Registration Statement; Financial Statements

(a) The Company shall use commercially reasonable efforts to (i) furnish Parent with information concerning itself and its Affiliates as may be commercially reasonably necessary or advisable in connection with the preparation and filing by Parent of the Registration Statement with the U.S. Securities and Exchange Commission (“SEC”) (including the Listing), and (ii) provide such other assistance as may be reasonably requested by Parent in connection with the preparation and filing of the Registration Statement with the SEC (including the Listing); provided, that in each of (i) and (ii), such cooperation shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company and its Subsidiaries.

(b) The Company shall use commercially reasonable efforts to prepare the Financial Statements as of and for such dates and any later periods required to be included in the Registration Statement (the “SEC Financial Statements”), which SEC Financial Statements, including, in each case, any related notes thereto will: (A) be audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Financials”); (B) comply as to form with the published rules and regulations of the SEC with respect thereto; (C) be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for quarterly reports on Form 10-Q); and (D) fairly present in all material respects the financial position of Company at the respective dates thereof and the results of Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC. From the date of the Agreement through the Closing Date, the Company shall use its commercially reasonable efforts, including dedicating reasonable internal and external resources, to cause the SEC Financial Statements to be finalized and delivered as soon as possible following the date of this Agreement. Notwithstanding the foregoing, Parent acknowledges and agrees that the SEC Financial Statements will not be completed prior to the Closing Date.

(c) Parent will promptly upon request reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including third party accountants and advisors) incurred prior to or after the date of this Agreement by it in complying with their respective covenants pursuant to this Section 6.17.

Section 6.18 No Shop. From and after the date hereof and until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 9, neither the Company or any of its Subsidiaries nor the Stockholders’ Representative will, and each will cause their respective Affiliates and Representatives not to, directly or indirectly, solicit, initiate, or knowingly encourage any inquiry, proposal, or offer from, furnish any information to, or participate in any discussion or negotiation with any Person (other than Parent or any of its Representatives) regarding, or accept any offer or enter into any agreement with respect to, any acquisition of (a) any Shares or (b) a substantial portion of the Company’s or any Company Subsidiary’s equity interests, assets, or business, in whole or in part (by purchase, merger, tender offer, statutory share exchange, joint venture or otherwise). The Company, each of the Company Subsidiaries and the Stockholders’ Representative will, and each will cause their respective Affiliates and Representatives to, immediately terminate all such discussions or negotiations that may be in progress on the date hereof.

Section 6.19 Payoff Letters; Lien Releases; Invoices. The Company shall deliver to Parent, at least three (3) Business Days prior to the Closing Date, draft Payoff Letters by the holders of Specified Funded Indebtedness, in each case, in form and substance reasonably satisfactory to Parent, together with any UCC authorizations or other lien releases and terminations, each in form and substance reasonably satisfactory to Parent, to evidence the full repayment and satisfaction of the Indebtedness Payoff Amount and discharge and termination of associated liens (if any), and use reasonable best efforts to obtain the lien releases related to the Specified Funded Indebtedness and the Indebtedness Payoff Amount, effective on the Closing Date. The Company shall deliver to Parent, at least three (3) Business Days prior to the Closing Date, invoices in respect of the Transaction Expenses described in clause (b) of the definition thereof provided by the applicable vendors and showing the amounts owing to such vendors through and including the Closing Date (the “Invoices”).

Section 6.20 Transferred Information.

(a) Each Disclosing Party acknowledges and confirms that the disclosure of Transferred Information is necessary for the purposes of determining if the parties will proceed with the transactions contemplated herein, and that the disclosure of Transferred Information relates solely to the carrying on of the business of the Company and the Company Subsidiaries, and the completion of the transactions contemplated herein.

(b) Each Disclosing Party covenants and agrees to, (i) protect the Transferred Information by security safeguards appropriate to the sensitivity of the information and (ii) upon request, use reasonable efforts to advise the Recipient of (A) all documented purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and (B) all additional documented purposes where the Disclosing Party has notified the individual of such additional purpose, and where required by applicable Law, obtained the consent of such individual to such use or disclosure.

(c) In addition to its other obligations hereunder, Recipient covenants and agrees to:

(i) prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions;

(ii) after the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless (1) the Disclosing Party or Recipient have first notified such individual of such additional purpose, and where required by applicable Law, obtained the consent of such individual to such additional purpose, or (2) such use or disclosure is permitted or authorized by applicable Law, without notice to, or consent from, such individual; and

(iii) where required by applicable Law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to Recipient.

Section 6.21 Committee on Foreign Investment in the United States and Other Regulatory Filings.

(a) The parties hereto shall, and shall cause their Affiliates to, use best efforts to obtain CFIUS Clearance and to submit all other required notifications, including under the International Traffic in Arms Regulations. Such best efforts shall include the actions set forth in this Section 6.21.

(b) In furtherance of the foregoing, the Company will file or cause to be filed as soon as reasonably practicable after the date hereof the notification with the U.S. Department of State’s Directorate of Defense Trade Controls as referred to in Section 4.6 of the Company Disclosure Letter.

(c) The parties hereto shall submit, or cause to be submitted, to CFIUS a CFIUS Declaration or a draft CFIUS Notice as soon as practicable following the date hereof, but in no event later than ten (10) Business Days following the date hereof.

(d) If applicable, the parties hereto shall promptly prepare a definitive CFIUS Notice that addresses all questions and comments received from CFIUS relating to the draft CFIUS Notice. The parties hereto shall submit the definitive CFIUS Notice to CFIUS promptly after the date on which they receive questions and comments on the draft CFIUS Notice or an indication that CFIUS has no questions or comments, and in no event later than five (5) Business Days following that date. The parties hereto shall promptly address any further questions and comments raised by CFIUS concerning the CFIUS Notice following its submission. Parent shall pay the filing fee required by 31 C.F.R. § 800.1101 on or before the date on which the parties hereto submit the definitive CFIUS Notice.

(e) During the course of a CFIUS review or investigation of the transactions contemplated by this Agreement, each parties hereto shall provide any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the review or investigation of the transactions contemplated by this Agreement, within the time period specified by the DPA, or otherwise specified by CFIUS staff.

(f) Each of the parties hereto shall, in connection with the best efforts to obtain the CFIUS Clearance and to submit all other required notifications, including under the International Traffic in Arms Regulations, (i) cooperate in all respects and consult with the other party hereto in connection with such notifications, including by allowing the other party hereto to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other party hereto of any communication with the relevant Governmental Authority and promptly provide copies to the other party hereto of any such written communications, except for personal identifying information required by 31 C.F.R. § 800.502(c)(5)(vi); and (iii) permit the other party hereto to review in advance any communication that it gives to, and consult with each other in advance of any meeting, telephone call or conference with the relevant Governmental Authority, and to the extent not prohibited by CFIUS, give the other party hereto the opportunity to attend and participate in any telephonic conferences or in-person meetings, in each case of (i)-(iii), subject to confidentiality considerations contemplated by the DPA, required by CFIUS, or otherwise agreed upon by the parties hereto to be restricted to outside counsel only.

(g) With respect to Parent, such best efforts shall also include taking or causing to be taken all action necessary to obtain the CFIUS Clearance, including entering into a mitigation agreement, letter of assurance, national security agreement, proxy agreement, trust agreement or other similar arrangement or agreement in relation to the business and assets of Parent, the Affiliates of Parent, or otherwise divesting or agreeing to divest assets, with mitigation and related terms and conditions that are required by CFIUS or the President (if under Presidential review) for such arrangements or agreements (together, “CFIUS Mitigation Measures”); provided, however, that Parent and its Affiliates shall not be required to take or cause to be taken or agree to take any such action in connection with this Agreement or any transactions contemplated by this Agreement (i) unless such action would be conditioned upon or occur subsequent to the Closing; or (ii) if, in its sole discretion, Parent determines that any CFIUS Mitigation Measures would materially and adversely affect Parent’s ability to operate or manage the Company in any material manner.

(h) The parties hereto agree that if CFIUS suggests or requests that the parties hereto withdraw and resubmit any CFIUS Notice submitted to CFIUS, the parties hereto shall cooperate in withdrawing and resubmitting the CFIUS Notice.

(i) No party hereto shall take or cause any of its Affiliates to take, any action that would reasonably be expected to prevent, materially delay or materially impede the receipt of CFIUS Clearance.

Article 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub under this Agreement to effect the Closing shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Parent:

Section 7.1 Representations and Warranties Accurate. (a) The representations and warranties of the Company set forth in this Agreement (other than the Fundamental Representations and the representation and warranty set forth in the second sentence of Section 4.22) shall be true and correct at and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such date) (without giving effect to any materiality or Material Adverse Effect qualifications contained therein), except for such failures to be true and correct which, individually or in the aggregate, would not result in a Material Adverse Effect; (b) the Fundamental Representations shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date; and (c) the representation and warranty set forth in the second sentence of Section 4.22 shall be true and correct in all respects, at and as of the Closing Date as though made on the Closing Date.

Section 7.2 Performance. The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by the Company prior to or on the Closing Date; provided, that the Company shall be deemed to have complied with Section 6.16(e) and Section 6.17 for the purpose of any condition set forth in Article 7, unless (i) the Company has materially breached its obligations under Section 6.16(e) or Section 6.17, (ii) Parent has notified the Company of such breach in writing in good faith, detailing in good faith reasonable steps that the Company may take to comply with Section 6.16(e) or Section 6.17, as applicable, in order to cure such breach, (iii) in the case of Section 6.16(e), the Company has not taken such steps or otherwise cured such breach with reasonably sufficient time prior to the Termination Date to consummate the Debt Financing (which in any event shall not be less than five (5) Business Days), and (iv) in the case of Section 6.16(e), the Debt Financing has not been consummated and the material breach by the Company is a proximate cause of such failure.

Section 7.3 No Material Adverse Effect. No Material Adverse Effect shall have occurred after the date of this Agreement.

Section 7.4 Company Officer’s Certificate. Parent shall have received a certificate signed by the chief executive officer of the Company, certifying as to the matters set forth in Section 7.1, Section 7.2 and Section 7.3.

Section 7.5 Legal Prohibition. On the Closing Date, there shall exist no final and non-appealable Order issued by (a) any Governmental Authority or court of competent jurisdiction in the United States of America which prohibits the consummation of the transactions contemplated under this Agreement, or (b) any other Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

Section 7.6 Governmental Consents. The waiting period under the HSR Act and the DPA shall have expired or terminated, as applicable.

Section 7.7 Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was materially contributed to by the failure of Parent or Merger Sub to comply with any provision of this Agreement.

Article 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to effect the Closing shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Company:

Section 8.1 Representations and Warranties Accurate. The representations and warranties of Parent and Merger Sub contained in Article 5 which are not subject to a materiality qualification shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects on such earlier date) and the representations and warranties of Parent and Merger Sub which are subject to a materiality qualification, shall be true and correct in all respects on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date).

Section 8.2 Performance. Each of Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

Section 8.3 Parent Officer’s Certificate. The Company shall have received a certificate signed by the chief executive officer of Parent, certifying as to the matters set forth in Section 8.1 and Section 8.2.

Section 8.4 Legal Prohibition. On the Closing Date, there shall exist no final and non-appealable Order issued by (a) any Governmental Authority or court of competent jurisdiction in the United States of America which prohibits the consummation of the transactions contemplated under this Agreement, or (b) any other Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

Section 8.5 Governmental Consents. The waiting period under the HSR Act and the DPA shall have expired or terminated.

Section 8.6 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was materially contributed to by the failure of the Company to comply with any provision of this Agreement.

Article 9

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:

(a) by the mutual written consent of Parent and the Company;

(b) at the election of Parent or the Company if the Closing Date shall not have occurred on or before September 18, 2024 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of or failure to perform its obligations under this Agreement has materially contributed to, or resulted in, the failure to consummate the transactions contemplated hereby by such date; provided, further, that no party shall deliver a termination notice under this Section 9.1(b) during the pendency of any bona fide Action proceeded in good faith by the other party for specific performance of this Agreement as provided by Section 10.15; provided, further, that the Termination Date shall be automatically extended on a day-for-day basis, but in no event by more than thirty (30) days, for each day of any delay to the applicable waiting or review periods, or any extension thereof, by any Governmental Authority (including any specific request from any Governmental Authority to delay filings for additional time to review the transactions contemplated hereby) arising or resulting from any local, national, or international shutdown, lockdown or other event, development or occurrence or any epidemic, pandemic, public health emergency or disease outbreak or any other extraordinary or unusual event that is outside of the control of the parties or their respective Affiliates (including a government shutdown) that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the transactions contemplated hereby and/or issuance of clearance or approval from such Governmental Authority to the extent required to satisfy the conditions set forth in Section 7.5 or Section 8.4; provided, further, that if as of the Termination Date any of the conditions set forth in Sections 7.5, 7.6, 8.4 and 8.5 shall not have been satisfied or waived (to the extent permitted), but all other conditions to Closing set forth in Article 7 and Article 8 shall have been satisfied, or would be satisfied if the Closing were to occur on such date, the Termination Date shall automatically be extended for a period of thirty (30) days (the “Extended Termination Date” and, if so extended, the Extended Termination Date then shall be the Termination Date), it being agreed that there shall be no more than two (2) such extensions of the Termination Date pursuant to this Section 9.1(b);

(c) by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (i) would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 and (ii) cannot be or has not been cured or waived by Parent by the earlier of (A) one Business Day prior to the Termination Date and (B) twenty (20) Business Days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this paragraph if Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in this Agreement, which breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2;

(d) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (i) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 and (ii) cannot be or has not been cured or waived by the Company by the earlier of (A) one (1) Business Day prior to the Termination Date and (B) 20 Business Days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph if the Company is then in breach of any of its covenants or agreements set forth in this Agreement, which breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2;

(e) at the election of Parent or the Company, subject to Section 6.4, if a court of competent jurisdiction or other Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and non-appealable; it being agreed that subject to Section 6.4(b) hereof, the parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(f) by the Company if (i) all of the conditions in Article 7 have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing or the failure of which to be satisfied is due in any material part to a breach by Parent or Merger Sub of any of its respective representations, warranties, covenants, or agreements contained in this Agreement), (ii) the Company has confirmed that the Company is ready, willing, and able to consummate the Merger and the other transactions contemplated by this Agreement, and (iii) Parent fails to consummate the Merger and the other transactions contemplated by this Agreement within five (5) Business Days following the Company’s delivery of notice indicating its desire to terminate pursuant to this Section 9.1(f) in accordance with the last sentence of this Section 9.1.

The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give written notice of such termination to the other party.

Section 9.2 Effect of Termination.

(a) If this Agreement is validly terminated in accordance with Section 9.1, this Agreement shall, to the fullest extent permitted by Law, become void and of no further force and effect whatsoever and none of the parties hereto shall have any liability in respect of a termination of this Agreement; provided, however, that, subject to Section 10.9, no party hereto shall be relieved from liability for any Willful Breach of any of its representations, warranties, covenants or agreements contained in this Agreement that occurs prior to termination or any claim or cause of action in the case of Fraud; and provided, further, that the provisions of Section 6.6 (Confidentiality), 9.2 (Effect of Termination), 10.12 (Governing Law), 10.13 (Exclusive Jurisdiction; Consent to Service of Process), 10.14 (Waiver of Jury Trial), and 10.18 (Stockholders’ Representative) shall survive the termination of this Agreement.

(b) In the event of termination by (i) the Company pursuant to Section 9.1(d) or Section 9.1(f) or (ii) Parent or the Company pursuant to Section 9.1(b) at a time when the Company was entitled to terminate this Agreement pursuant to Section 9.1(d) or Section 9.1(f), Parent shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay or cause to be paid to the Company by wire transfer of same day funds an amount equal to $90,000,000 (the “Parent Termination Fee”).

(c) The parties hereto acknowledge and hereby agree that the Parent Termination Fee, if, as and when required pursuant to this Section 9.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the Company by such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The parties acknowledge and hereby agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. The parties acknowledge and agree that in no event shall Parent be required to pay the Parent Termination Fee, or any portion thereof, and also be required to drawdown on the Debt Commitment Letter, the Equity Commitment Letter or the Warrant Commitment Letters or otherwise consummate the transactions contemplated hereby (including pursuant to an order for specific performance in the circumstances permitted by Section 10.15(d)); provided, however, in the event that the Company is in the process of pursuing an Action of specific performance, the Company will not be prevented from continuing such action due to receipt of payment of the Parent Termination Fee.

(d) Each party hereto acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; and accordingly, if Parent fails to pay promptly the Parent Termination Fee, and, in order to obtain such payment, the Company commences a suit which results in a final and non-appealable judgment against Parent, for the payment of the Parent Termination Fee, or any portion thereof, Parent shall pay to the Company its costs and expenses (including attorneys’ fees) actually and reasonably incurred in connection with such suit, together with interest on the amount of the Parent Termination Fee at the prime rate published in the Wall Street Journal, Eastern Edition, in effect on the date such Parent Termination Fee was required to be paid from such date through the date of full payment thereof.

(e) Notwithstanding anything to the contrary in this Agreement, but subject to Section 10.15, in any circumstance in which this Agreement is terminated and the Company receives payment of the Parent Termination Fee and, if applicable, the interest and costs and expenses of the Company pursuant to Section 9.2(d), the payment of such amounts shall be the sole and exclusive remedy of the Company, its Subsidiaries, the Stockholders’ Representative, any of their respective Affiliates, any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives or agents, or any their respective assignees or successors, or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing Persons, against Parent, Merger Sub, any of their respective Affiliates, any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, financing sources, representatives or agents, or any their respective assignees or successors, or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing Person (collectively, the “Parent Related Parties”), for any loss or damage suffered as a result of the failure of the Merger and the other transactions contemplated by this Agreement or any other Transaction Document to be consummated or for a breach of, or failure to perform under, this Agreement, any other Transaction Document or any certificate or other document delivered in connection herewith or otherwise or in respect of any representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement any other Transaction Document or any certificate or other document delivered in connection herewith, whether in equity or at law, in contract, in tort or otherwise.

Article 10

MISCELLANEOUS

Section 10.1 Survival. The representations and warranties set forth in this Agreement and any certificate or other writing delivered pursuant to this Agreement, and any covenants and agreements in this Agreement or in any schedule, exhibit, instrument or other document pursuant to this Agreement, in each case, to be complied with prior to the Closing, shall terminate at the earlier of the Closing or the time of termination of this Agreement pursuant to Article 9, and thereafter none of the parties hereto or any of their Affiliates or any of their respective managers, officers, directors, employees, advisors, consultants, agents, stockholders, partners or representatives shall have any liability whatsoever with respect to, based on, arising out of or in connection with any such representation, warranty, covenant or agreement, and no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto. The provisions of this Section 10.1 will not, however, prevent or limit a cause of action under Section 10.15 to obtain an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, nor will it prevent or limit causes of action under Section 6.16(h) (Financing Indemnification), and Section 10.20 (Debt Financing Sources). Notwithstanding anything expressed or implied herein to the contrary, nothing in this Agreement will prevent or limit any claim or cause of action in the case of Fraud.

Section 10.2 Amendment. This Agreement may be amended at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware solely by an instrument in writing approved by the boards of directors of the Company and Merger Sub and signed on behalf of each of the parties thereto; provided that an amendment to this Agreement made subsequent to the adoption of this Agreement by the stockholders of the Company or Merger Sub, as applicable, shall not without the consent of the stockholders of the Company or Merger Sub, as applicable, that hold at least a majority of the voting stock of such Person, (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of the Company or Merger Sub, as applicable, (2) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of the Company or Merger Sub, as applicable.

Section 10.3 Entire Agreement. This Agreement, including the Company Disclosure Letter and Exhibits attached hereto, which are deemed for all purposes to be part of this Agreement, the other documents delivered pursuant to this Agreement, and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties. The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.

Section 10.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

Section 10.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly made if in writing and duly given if (a) served by personal delivery upon the party for whom it is intended, (b) delivered by email with receipt confirmed, or (c) delivered by certified mail, registered mail, courier service, return-receipt received to the party, in each case, at the relevant address set forth below, with copies sent to the Persons indicated:

If to the Stockholders’ Representative or to the Company prior to Closing:

c/o American Securities LLC
590 Madison Avenue, 38th Floor
New York, NY 10022
Attention: Michael Sand; Eric Schondorf, Esq.
Email: msand@american-securities.com; eschondorf@american-securities.com

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Michael Lubowitz, Esq.; Ryan Taylor, Esq.
Email: michael.lubowitz@weil.com; ryan.taylor@weil.com

If to Parent or Merger Sub or, after the Closing, the Surviving Corporation:

Admiral Acquisition Limited
c/o Mariposa Acquisition IX, LLC
500 South Pointe Drive
Suite 240
Miami Beach, FL 33149
Attention: Sir Martin E. Franklin and Robert A.E. Franklin
Email: mfranklin@marcapllc.com and rfranklin@marcapllc.com

With a copy to (which shall not constitute notice):

Greenberg Traurig, P.A.
401 East Las Olas Boulevard
Suite 2000
Fort Lauderdale, FL 33301
Attention: Brian J. Gavsie
Email: brian.gavsie@gtlaw.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.5.

Section 10.6 Exhibits and Company Disclosure Letter. Any matter, information or item disclosed in the Company Disclosure Letter, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which the relevance of such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in the Company Disclosure Letter shall not be deemed to constitute an admission, indication, acknowledgment or representation of any liability by the Company or Parent, respectively, to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

Section 10.7 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 10.8 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement; provided, however, that, without prior written consent, (a) Parent and Merger Sub may assign this Agreement and all or any portion of their respective rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent or to any insurer under the R&W Insurance Policy, (b) Parent may assign all or any portion of its rights and obligations pursuant to this Agreement from and after the Effective Time in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation, (c) Parent may assign all or any portion of its rights pursuant to this Agreement upon or following the Closing for collateral security purposes to any Debt Financing Source, and (d) Parent may designate, by written notice to the Company, a Subsidiary that is wholly owned by Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall, to the fullest extent permitted by applicable Laws, be deemed references to such Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation. No assignment by any party shall relieve such party of any of its obligations hereunder, including, for the avoidance of doubt, Parent’s Minimum Cash Requirement in Section 6.16(i). Except as set forth in this Section 10.8, any purported assignment without such prior written consents shall, to the fullest extent permitted by Law, be void and of no force and effect whatsoever.

Section 10.9 Third Party Beneficiaries. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for (a) the Indemnified Parties as set forth in Section 6.7, (b) Weil as set forth in Section 6.8, (c) the Released Parties as set forth in Section 10.11, (d) the Non-Party Affiliates as set forth in Section 10.16, and (e) the rights of Equityholders to receive payments described in Sections 2.4, 2.6 and 3.4.

Section 10.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

Section 10.11 Release. Effective as of the Effective Time, each of Parent, Merger Sub and the Company (as the Surviving Corporation) agrees (and, from and after the Closing, shall cause their respective Subsidiaries and Affiliates and each of its and their respective current and former officers, directors, employees, partners, managers, members, advisors, successors and assigns (collectively, the “Releasing Parties”)) to irrevocably and unconditionally release and forever discharge the Stockholders’ Representative and its Affiliates and each of its and their respective current and former officers, directors, employees, equityholders, partners, stockholders, managers, members, advisors, lenders, successors and assigns (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever, whether in law or equity, which the Releasing Parties may have against any or all of the Released Parties, now or in the future, in each case in respect of causes, matters or things relating to the Released Parties, solely in their capacity as equityholders of the Company, and arising out of, or relating to, the organization, management or operation of the businesses of the Company or any Company Subsidiary prior to the Closing; provided, however, that nothing contained in this Section 10.11 shall operate to release (a) any Released Party from any actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts, covenants (whether express or implied), claims or demands (i) arising from Fraud or (ii) in connection with any general commercial contracts or arrangements with any Released Parties or (b) any officer or employee of the Company or any of the Company Subsidiaries (not associated with American Securities LLC) in their capacity as such.

Section 10.12 Governing Law. This Agreement and the other Transaction Documents and all claims, actions and proceedings (whether in contract or tort) based upon, arising out of or relating to this Agreement and/or the other Transaction Documents or the negotiation, execution or performance of this Agreement and/or the other Transaction Documents (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement and/or the other Transaction Documents), shall be governed by and construed in accordance with the substantive and procedural Laws of the State of Delaware, without giving effect to the conflict of laws principles thereof that might require the application of the laws of another jurisdiction.

Section 10.13 Exclusive Jurisdiction; Consent to Service of Process. To the fullest extent permitted by Law, all claims, actions and proceedings (whether in contract or tort) based upon, arising out of or relating to this Agreement and/or the other Transaction Documents or the negotiation, execution or performance of this Agreement and/or the other Transaction Documents (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement and/or the other Transaction Documents) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and the parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding, (ii) waive the defense of an inconvenient forum to the maintenance of any such action or proceeding, (iii) waive any objection to the laying of venue of any such action or proceeding in such courts and (iv) consent to service of process in the manner provided in Section 10.5 or in any other manner permitted by Law. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10.13 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law.

Section 10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT OR TORT) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR THE OTHER TRANSACTION DOCUMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT AND/OR THE OTHER TRANSACTION DOCUMENTS (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT AND/OR THE OTHER TRANSACTION DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

Section 10.15 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Each of the parties hereby waives any defenses in any action for specific performance, and agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that, (i) it has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. To the fullest extent permitted by Law, each of the parties hereto hereby additionally waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

(c) In no event shall the exercise of a party’s right to seek specific performance pursuant to this Section 10.15 reduce, restrict or otherwise limit such party’s right to terminate this Agreement pursuant to Section 9.1 or such party’s right to pursue (subject to Section 9.2) all applicable remedies at law, including seeking money damages.

(d) Notwithstanding Sections 10.15(a)-(c), and subject to the last sentence of this Section 10.15(d), it is explicitly agreed that the Company shall be entitled to specific performance of Parent’s obligation to cause the Equity Financing and the Warrant Financing to be funded in accordance with the terms of the Equity Commitment Letter or the Warrant Commitment Letters to fund the transactions contemplated by this Agreement and consummate the Closing only in the event that (i) all conditions in Article 7 and Section 8.4 and Section 8.5 have been satisfied or waived (other than those that by their terms are to be satisfied at the Closing) and Parent fails to consummate the Merger on the date the Closing should have occurred pursuant to Section 3.1, (ii) the financing provided for by the Debt Commitment Letter (or, if Alternative Financing is being used in accordance with Section 6.16(d), pursuant to the Financing Commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing and the Warrant Financing are funded at the Closing and (iii) the Company has confirmed that it is ready, willing and able to consummate the Closing if specific performance is granted and the Equity Financing, the Warrant Financing and the Debt Financing are funded. The Company, on behalf of itself and its Subsidiaries, and the Stockholders’ Representative, on behalf of itself and each Stockholder, agree not to, and shall not permit any of their respective controlled Affiliates to, directly or indirectly bring any action or proceeding seeking specific performance against any of the Debt Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing, any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby.

Section 10.16 No Recourse. Except as otherwise expressly provided herein, this Agreement may only be enforced against, and any claims or causes of action (whether in tort, contract or otherwise) for breach of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Person shall have any liability for any obligations or liabilities of the parties to this Agreement for any claim or cause of action (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. All claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be subject to the limitations in Section 9.2 and Section 10.1 and may be made only against the entities that are expressly identified as parties hereto. No Person who is not a named party to this Agreement, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates), for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim or cause of action (whether in tort, contract or otherwise) based on, in respect of, or by reason of this Agreement or its negotiation, execution or performance; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

Section 10.17 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 10.18 Stockholders’ Representative.

(a) To the fullest extent permitted by Law, by virtue of the adoption of this Agreement by the Stockholders in accordance with Section 251 of the DGCL, the Stockholders’ Representative is hereby (i) delegated the exclusive power and authority with respect to the enforcement of the rights of the Equityholders under this Agreement and the Escrow Agreement and (ii) authorized, directed and appointed, as set forth in the Letters of Transmittal, to act as sole and exclusive agent, attorney-in-fact and representative of the Equityholders, with full power of substitution and re-substitution, with respect to all matters under this Agreement and the Escrow Agreement, including determining, giving and receiving notices and processes hereunder, receiving certain distributions of the Escrow Account or otherwise payable to the Equityholders pursuant to this Agreement for the benefit of the Equityholders, executing and delivering, on behalf of the Equityholders, any and all documents or certificates to be executed by the Equityholders, in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby, granting any waiver, consent or approval on behalf of the Equityholders under this Agreement or the Escrow Agreement, appointing one or more successor Stockholders’ Representatives, contesting and settling any and all claims in respect of this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby, resolving any other disputes hereunder, performing the duties expressly assigned to the Stockholders’ Representative hereunder, engaging and employing agents and Representatives and incurring such other costs, fees and expenses as the Stockholders’ Representative shall reasonably deem necessary or prudent in connection with the foregoing, taking any action or providing any waiver, or receiving any notice with respect to any claims in respect of this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby, and settling any claim or controversy arising with respect thereto. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Stockholders’ Representative consistent herewith, shall, to the fullest extent permitted by Law, be absolutely and irrevocably binding on each Equityholder as if such Equityholder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Equityholder’s individual capacity, and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same.

(b) The appointment of the Stockholders’ Representative as each Equityholder’s attorney-in-fact pursuant to Section 10.18(a) revokes any power of attorney heretofore granted that authorized any other Person to represent such Equityholder with regard to the matters described in Section 10.18(a). The appointment of the Stockholders’ Representative as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable. The obligations of each Equityholder pursuant to this Agreement (i) will not be terminated by operation of law, death, mental or physical incapacity, liquidation, dissolution, bankruptcy, insolvency or similar event with respect to such Equityholder or any proceeding in connection therewith, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust, or any other event, and (ii) shall survive the delivery of an assignment by any Equityholders of the whole or any fraction of its interest in any payment due to it under this Agreement.

(c) The Stockholders’ Representative hereby accepts the foregoing appointment and agrees to serve as Stockholders’ Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the Equityholders, in accordance with this Agreement, of costs, fees and expenses incurred by Stockholders’ Representative in its capacity as such.

(d) In the event that the costs, fees and expenses incurred by the Stockholders’ Representative, in its capacity as such, are in excess of the Stockholders’ Representative Expense Amount, the Stockholders’ Representative shall be entitled to be reimbursed by the Equityholders (including by offsetting such amount against any amounts owed to the Equityholders), and the Equityholders agree to so reimburse the Stockholders’ Representative, and make the Stockholders’ Representative whole for such shortfall. Upon written notice from the Stockholders’ Representative to the Equityholder as to the existence of a shortfall, including a reasonably detailed description as to such shortfall, each Equityholder shall promptly deliver to the Stockholders’ Representative full payment of his or her ratable share of the amount of such shortfall based upon the Distribution Schedule determined from the Final Purchase Price.

(e) For all purposes of this Agreement and the Escrow Agreement, Parent shall be entitled to rely conclusively on the instructions and decisions of the Stockholders’ Representative as to the settlement of any claims in respect of this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby or any other actions required or permitted to be taken by the Stockholders’ Representative hereunder or in connection with any of the transactions and other matters contemplated hereby or thereby.

(f) The Stockholders’ Representative shall not, in the absence of bad faith, willful misconduct or gross negligence, have any liability to the Equityholders whatsoever with respect to its actions, decisions and determinations under this Agreement, and shall be entitled to assume that all actions, decisions and determinations under this Agreement are fully authorized by each and every one of the Equityholders.

(g) The Stockholders’ Representative shall be entitled to rely upon any Order, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Stockholders’ Representative may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the Person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Stockholders’ Representative may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the Stockholders’ Representative on behalf of that party unless written notice to the contrary is delivered to the Stockholders’ Representative.

(h) The Stockholders’ Representative may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(i) Parent hereby agrees that the Stockholders’ Representative shall not, in its capacity as such, have any liability to Parent, Merger Sub or the Surviving Corporation whatsoever with respect to its actions, decisions or determinations under this Agreement.

(j) The rights, powers, benefits and obligations of the Stockholders’ Representative under this Agreement shall survive any termination of this Agreement.

Section 10.19 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise provided in this Agreement, including Section 6.16 (Financing) and Section 9.2 (Effect of Termination), each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the transactions contemplated by this Agreement (including legal, accounting and other professional fees). Without limiting the foregoing, Parent will pay and be solely responsible for all fees and expenses related to the Financing incurred in connection with the Closing.

Section 10.20 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, (i) the Company, on behalf of itself, the Company Subsidiaries and each of its controlled Affiliates and (ii) the Stockholders’ Representative, on behalf of itself and each Stockholder, hereby:

(a) agree that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing and/or any of the agreements (including the Debt Commitment Letter and any Definitive Debt Financing Agreements related to the Debt Financing) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to be the exclusive jurisdiction of such court;

(b) agree that any such proceeding shall be governed by, construed and enforced under the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable Definitive Debt Financing Agreement relating to the Debt Financing;

(c) without limiting the rights of Parent and/or Merger Sub under the Debt Commitment Letter and/or any right or remedy available to any person under the Definitive Debt Financing Agreements governing the Debt Financing, agree not to bring or support or permit any of its Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Commitment Letter, the Definitive Debt Financing Agreements related to the Debt Financing, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;

(d) agree that service of process upon the Company, the Company Subsidiaries or its controlled Affiliates in any such proceeding shall be effective if notice is given in accordance with Section 10.5;

(e) irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court;

(f) knowingly, intentionally and voluntarily waive, to the fullest extent permitted by applicable law, trial by jury in any proceeding brought against any Debt Financing Source in any way arising out of or relating to this Agreement, the Debt Commitment Letter, the Definitive Debt Financing Agreements related to the Debt Financing, the Debt Financing or any of the transactions contemplated hereby or thereby or the performances of any services thereunder;

(g) without limiting the rights of Parent and/or Merger Sub under the Debt Commitment Letter and/or any right or remedy available to any person under the Definitive Debt Financing Agreements governing the Debt Financing, agree that none of the Debt Financing Sources will have any liability to the Company or any of the Company Subsidiaries or any of their respective equityholders and controlled Affiliates (in each case, other than Parent and its subsidiaries) relating to or arising out of this Agreement, the Debt Commitment Letter, the Definitive Debt Financing Agreements related to the Debt Financing, the Debt Financing or any of the transactions contemplated hereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise;

(h) (A) waive any and all rights or claims against the Debt Financing Sources in connection with the Agreement, the Debt Commitment Letter, the Definitive Debt Financing Agreements related to the Debt Financing, the Debt Financing or any of the transactions contemplated hereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (B) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Debt Financing Source in connection with this Agreement, the Debt Commitment Letter, the Definitive Debt Financing Agreements related to the Debt Financing, the Debt Financing or any of the transactions contemplated hereby or the performance of any services thereunder;

(i) agree that no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement, the Debt Financing or the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; and

(j) agree that the Debt Financing Sources are express third party beneficiaries of, and may rely upon and enforce, any of the provisions of Section 9.2(e), Section 10.8(c), Section 10.15(d), Section 10.16 and this Section 10.20 and that such provisions and the definition of “Debt Financing Sources” (or any other provision of this Agreement to the extent such amendment, modification or waiver would modify the substance of such section or such definition) shall not be amended, modified or waived in any way adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source. This Section 10.20 will, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary. The provisions of this Section 10.20 will survive any termination of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ADMIRAL ACQUISITION LIMITED

By:	/s/ Robert A.E. Franklin
	Name:	Robert A.E. Franklin
	Title:	Director

AAL MERGER SUB, INC.

By:	/s/ Desiree DeStefano
	Name:	Desiree DeStefano
	Title:	Chief Financial Officer

ASP ACUREN HOLDINGS, INC.

By:	/s/ Michael Sand
	Name:	Michael Sand
	Title:	President

ASP ACUREN INVESTCO LP

By:	/s/ Michael Sand
	Name:	Michael Sand
	Title:	Vice President